  As filed with the Securities and Exchange Commission on March 17, 2000
                                                      Registration No. 333-96335
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                        AMENDMENT NO. 2 TO FORM S-1
                             REGISTRATION STATEMENT
                        Under THE SECURITIES ACT OF 1933

                                ----------------

                                 Exelixis, Inc.
             (Exact name of registrant as specified in its charter)

                                ----------------

          Delaware                     8731                   04-3257395
      (State or other           (Primary Standard          (I.R.S. Employer
      jurisdiction of       Industrial Classification    Identification No.)
      incorporation or             Code Number)
       organization)

                                ----------------

                             260 Littlefield Avenue
                         South San Francisco, CA 94080
                                 (650) 825-2200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------

                               GEORGE A. SCANGOS
                     President and Chief Executive Officer
                             260 Littlefield Avenue
                         South San Francisco, CA 94080
                                 (650) 825-2200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------

                                   Copies to:
   ROBERT L. JONES, ESQ. DEBORAH A.     ALISON S. RESSLER, ESQ. Sullivan &
  MARSHALL, ESQ. Cooley Godward LLP   Cromwell 1888 Century Park East Suite
 Five Palo Alto Square 3000 El Camino 2100 Los Angeles, CA 90067-1725 (310)
 Real Palo Alto, CA 94306-2155 (650)                 712-6600
               843-5000

                                ----------------

   Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement as the underwriters shall determine.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                ----------------

                      CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                         Proposed Maximum
Title of Securities to be Registered    Aggregate Offering
                                             Price(1)            Amount of Registration Fee(2)
----------------------------------------------------------------------------------------------
Common Stock, $.001 par value......        $110,000,000                     $29,040
----------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.

(2) $26,400 of this filing fee previously paid with the initial filing on February 7, 2000.

                                ----------------

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. These + +securities may not be sold until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell nor does it seek an offer to buy these securities in any        +
+jurisdiction where the offer or sale is not permitted.                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               Subject to Completion. Dated March 17, 2000.

                             9,100,000 Shares

                               [LOGO OF EXELIXIS]

                                  Common Stock

                                  -----------

  This is an initial public offering of shares of common stock of Exelixis,
Inc. All of the         shares of common stock are being sold by Exelixis.

  Prior to this offering, there has been no public market for our common stock. We have filed an application to qualify our common stock for quotation on the Nasdaq National Market under the symbol "EXEL." We expect the initial public offering price to be between $10.00 and $12.00 per share.

  See "Risk Factors" beginning on page 6 to read about factors you should consider before buying shares of our common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                 Per Share Total
                                                                 --------- -----
Initial public offering price...................................   $       $
Underwriting discount...........................................   $       $
Proceeds, before expenses, to Exelixis..........................   $       $

  To the extent that the underwriters sell more than 9,100,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,365,000 shares from Exelixis at the initial public offering price less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the shares against payment in New York,
New York on April   , 2000.

Goldman, Sachs & Co.

                  Credit Suisse First Boston

                                                                        SG Cowen

                                  -----------

                       Prospectus dated      , 2000.

                  [Description of inside front cover graphics:
                           Pictures of Model Systems
                                      and
                              an example of tumor
                          cell target identification]

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................    6
Use of Proceeds...........................................................   15
Dividend Policy...........................................................   15
Capitalization............................................................   16
Dilution..................................................................   17
Selected Financial Data...................................................   19
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   20

                                                                            Page
                                                                            ----
Business...................................................................  25
Management.................................................................  42
Certain Transactions.......................................................  56
Principal Stockholders.....................................................  58
Description of Capital Stock...............................................  60
Shares Eligible for Future Sale............................................  63
Validity of the Common Stock...............................................  65
Experts....................................................................  65
Where You Can Find More Information........................................  65
Index to Financial Statements.............................................. F-1
Underwriting............................................................... U-1

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding us, the sale of our common stock in this offering, our financial statements and notes to those financial statements that appear elsewhere in this prospectus.

                                  Our Business

Overview

   We believe that we are the leader in the fields of model system genetics and comparative genomics. These fields involve the systematic study of simple organisms, such as fruit flies, nematodes, mice, zebrafish and simple plants, to rapidly and efficiently determine gene function and establish its commercial utility in humans and other commercially important biological systems. Recent advances in the genomics field have resulted in significant opportunities to develop novel products for the life sciences industries, which include companies in the pharmaceutical, agrochemical, agricultural, consumer products and healthcare businesses. Now that the sequencing of the human genome and the genomes of many other species is substantially complete, the challenge facing these industries is no longer the identification of genes, but understanding their function and determining the consequences of regulating or modulating those genes.

   Our proprietary technologies provide a rapid, efficient and cost-effective way to move beyond DNA sequence data to understand the function of genes and the proteins that they encode. These technologies take advantage of the conservation of genes and gene function among diverse species. We exploit this conservation to perform genetic analyses quickly and systematically in a variety of simple model organisms. Through these analyses, we can characterize genes and related proteins whose modulation will lead to a desired outcome. We then utilize our expertise in comparative genomics to identify the corresponding genes in the commercially relevant organism, for example humans or plants. Our proprietary technologies consist of our expertise in genetics, genomics, bioinformatics, biology, assay development and chemistry as well as tools, reagents, databases, software and libraries of model organisms we have developed, such as a comprehensive library of fruit flies in which each fly has been bred to identify whether a particular gene in that organism is affected when another gene is manipulated or mated into that fly. We believe that our proprietary technologies will be commercially relevant to all industries whose products can be enhanced by an understanding of DNA or proteins, including the pharmaceutical, agrochemical, agricultural, diagnostic and biotechnology industries. We are conducting research in more than 12 different programs for these industries.

   We have established collaborations with Bayer, Pharmacia & Upjohn and Bristol-Myers Squibb, as well as with U.S. government agencies and academic centers worldwide. Committed funding from our commercial collaborations totals over $180 million. We intend to continue to establish strategic collaborations with leading companies in the life sciences industries. In addition, we invest our own funds in our own programs, and we have retained significant rights to the results of our research and to future applications of our technologies.

Our Technologies

   We conduct our work primarily utilizing model system genetics, and we interpret and apply the data through our expertise in comparative genomics. Model system genetics is a process that takes advantage of the short life cycle times, well-characterized biology, and ease of genetic manipulation in species like the fruit fly, D. melanogaster, and nematode worm, C. elegans. These attributes make it possible to scan the entire genome of these organisms for genes capable of leading to a desired outcome. For example, we can identify each gene in the model system that is capable of blocking the unregulated cell growth characteristic of cancer cells when targeted by a pharmaceutical, or each gene that will lead to the death of insect pests when targeted by an agrochemical. Comparative genomics involves the use of functional information from one biological system, such as a fruit fly or worm, across other biological systems, such as humans. We are a pioneer in the use of comparative genomics and use this approach to move from the genes of interest in our model systems directly to genes performing the same role or function in species for which products are to be developed, such as humans, plant pests, or plants. Together these technologies allow us to rapidly identify high quality product targets for our collaborative partners and for our internal programs focusing on areas such as cancer and animal health.

   We believe that we have assembled an outstanding team of leading researchers in the fields of comparative genomics and model system genetics. The application of our technology infrastructure and expertise has resulted in a substantial increase in the speed, quality and scope of our analyses. Experiments that take a year or more to complete in complex systems can be carried out in one to two weeks in our simple model systems. Due to the scalability of our processes, we can produce superior results in a cost-effective manner because we do not have to repeat many or all of the original experiments. We have developed multiple fungal, nematode, insect, plant and vertebrate genetic systems. In addition, we have established technologies for the development of our own compounds by acquiring the assets of MetaXen, LLC, a privately-held biotechnology company that focused on molecular genetics, by licensing unique combinatorial chemistry technology from Bristol-Myers Squibb and by expanding our biological expertise internally.

   To establish and protect our technologies as well as the output of our research programs, we rely on a combination of patents, copyrights and trade secrets. We have two issued U.S. patents relating to our model genetic systems and comparative genomics technologies and have submitted 49 U.S. and foreign patent applications. We have developed proprietary technologies for use in characterizing a network of pathways within a cell, and for identifying the optimal points in the network for therapeutic intervention. We have also identified many proprietary product targets.

Our Commercial Collaborations

   We have established collaborations with Bayer, Pharmacia & Upjohn and Bristol-Myers Squibb. Our relationship with Bayer is focused on the discovery and development of novel insecticides and nematicides for crop protection. The initial collaboration was signed in May 1998. In January 2000, this relationship was substantially expanded and the term was extended for eight additional years.

   Our five-year collaboration with Pharmacia & Upjohn was signed in February 1999. We are working exclusively with Pharmacia & Upjohn in the fields of Alzheimer's disease, Type II diabetes and associated complications of diabetes, obesity and other metabolism disorders. In October 1999, this collaboration was expanded to include mechanism of action, or physiological activity, research designed to identify the previously unidentified molecular targets of biologically-active compounds provided by Pharmacia & Upjohn.

   In September 1999, we entered into a three-year collaboration with Bristol-Myers Squibb to identify the mechanism of action of compounds delivered to us by Bristol-Myers Squibb. We also entered into a non-exclusive cross-license of research technology.

   We have received performance-based milestone payments from both our Bayer and Pharmacia & Upjohn collaborations, and we anticipate that we will receive substantial additional milestone payments in the future. We will receive royalty income from all of our collaborations should our research lead to marketed products.

Our Strategy

   Our strategy has four major components:

  . We will continue to develop our technology platform to enhance our leadership in comparative genomics and model system genetics by investing significantly in research and development programs, entering into partnerships and acquiring new technology.

  . We will maximize our product opportunities by applying technologies we have developed for one market to address several multi-billion dollar markets within the life sciences industries, comprised of companies within the pharmaceutical, agrochemical, agricultural, diagnostics and biotechnology industries. We will continue to establish collaborations with leading companies in each of these industries.

  . We have retained and plan to continue to retain significant rights to develop our own products and use targets, assays and other technologies developed in each of our collaborations in our own proprietary programs.

  . We will continue to invest our funds in discovering and developing our own proprietary products. These potential products will be available for licensing to our collaborative partners or retained by us for further development and commercialization.

Company Information

   Exelixis was incorporated in Delaware in 1994 as Exelixis Pharmaceuticals, Inc., and we changed our name to Exelixis, Inc. in February 2000. Our executive offices and laboratories are located at 260 Littlefield Avenue, South San Francisco, California 94080. Our telephone number is (650) 825-2200 and our internet address is www.exelixis.com.

   Exelixis and the Exelixis logo are two of our trademarks and service marks. Other trademarks, trade names and service marks referred to in this prospectus are the property of their respective owners.

                                  The Offering

Shares offered by Exelixis in this offering........  9,100,000 shares
Shares outstanding after the offering.............. 40,345,808 shares
Nasdaq National Market symbol...................... EXEL
Use of proceeds.................................... For research and development activities, capital
                                                    expenditures, financing
                                                    possible acquisitions and
                                                    investments in technology,
                                                    working capital and other
                                                    general corporate purposes.
                                                    See "Use of Proceeds."

                                ----------------

   The above information is based on the number of shares outstanding as of January 31, 2000 and excludes:

  . 3,469,711 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $0.50 per share;

  . 638,837 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.73 per share;

  . 568,181 of common stock issuable upon conversion of an outstanding promissory note (assuming an initial offering price of $11.00);

  . 4,688,886 shares of common stock available for issuance or future grant under our stock option plans; and

  . 300,000 shares of common stock available for issuance under our employee stock purchase plan.

   Except as otherwise noted, we have presented the information in this prospectus based on the following assumptions:

  .  the underwriters do not exercise their over-allotment option;

  . the outstanding shares of preferred stock convert into 22,877,656 post-split shares of common stock upon the closing of this offering;

  . the filing of our amended and restated certificate of incorporation immediately following the closing of this offering;

  . the closing of an aggregate $5 million equity investment by Dow
    Agrosciences LLC in a private placement of common stock made at a 25% premium to the initial public offering price concurrent with this offering in connection with a strategic collaboration; and

  . a 4-for-3 reverse common stock split to be completed prior to the closing of this offering.

                          Summary Financial Data

   The following tables summarize our financial data. The pro forma as adjusted column of the balance sheet data reflects the conversion of our preferred stock into common stock, the sale of 363,636 shares of our common stock to Dow Agrosciences in the private placement and the sale of 9,100,000 shares of our common stock in this offering at an assumed initial public offering price of $11.00 per share, after deducting the estimated underwriting discounts and offering expenses payable by us.

                                          Year Ended December 31,
                                 ----------------------------------------------
                                  1995     1996      1997      1998      1999
                                 -------  -------  --------  --------  --------
                                   (in thousands, except per share data)
Statement of Operations Data:
License revenues...............  $   --   $   --   $    --   $    139  $  1,046
Contract revenues..............      --       --        --      2,133     9,464
                                 -------  -------  --------  --------  --------
  Total revenues...............      --       --        --      2,272    10,510
                                 -------  -------  --------  --------  --------
Operating expenses:
 Research and development......    1,890    4,120     8,223    12,096    21,653
 General and administrative....    1,096    1,475     3,743     5,472     7,624
                                 -------  -------  --------  --------  --------
  Total operating expenses.....    2,986    5,595    11,966    17,568    29,277
                                 -------  -------  --------  --------  --------
Loss from operations...........   (2,986)  (5,595)  (11,966)  (15,296)  (18,767)
Interest income (expense), net.       33      284       470       (50)       46
                                 -------  -------  --------  --------  --------
Loss before equity in net loss
 of affiliated company.........   (2,953)  (5,311)  (11,496)  (15,346)  (18,721)
Equity in net loss of
 affiliated company............      --       --        --       (320)      --
                                 -------  -------  --------  --------  --------
Net loss.......................  $(2,953) $(5,311) $(11,496) $(15,666) $(18,721)
                                 =======  =======  ========  ========  ========
Basic and diluted net loss per
 share.........................  $ (2.60) $ (4.50) $  (8.76) $  (3.83) $  (3.47)
Shares used in computing basic
 and diluted net loss per
 share.........................    1,137    1,180     1,312     4,088     5,389
Pro forma basic and diluted net
 loss per share................                                        $  (0.67)
Shares used in computing pro
 forma basic and diluted net
 loss per share................                                          27,996

                                                            December 31, 1999
                                                           ---------------------
                                                                      Pro Forma
                                                            Actual   As Adjusted
                                                           --------  -----------
                                                              (in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments......... $  6,904   $102,697
Working capital...........................................     (672)    95,121
Total assets..............................................   18,901    114,694
Long-term obligations, less current portion...............   11,132     11,132
Mandatorily redeemable convertible preferred stock........   46,780        --
Deferred stock compensation...............................  (14,167)   (14,167)
Accumulated deficit.......................................  (54,727)   (54,727)
Total stockholders' (deficit) equity......................  (49,605)    92,968

                                  RISK FACTORS

   An investment in our common stock is risky. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before deciding whether to invest in our common stock. The occurrence of any of the following risks could harm our business, financial condition or results of operations. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. The risks and uncertainties described below are not exhaustive. Additional risks and uncertainties not presently known to us, or that we currently consider immaterial, may also harm our business.

We have a history of net losses. We expect to continue to incur net losses, and we may not achieve or maintain profitability.

   We have incurred net losses each year since our inception, including a net loss of approximately $18.7 million for the year ended December 31, 1999. As of that date, we had an accumulated deficit of approximately $54.7 million. We expect these losses to continue and anticipate negative cash flow for the foreseeable future. The size of these net losses will depend, in part, on the rate of growth, if any, in our license and contract revenues and on the level of our expenses. Our research and development expenditures and general and administrative costs have exceeded our revenues to date, and we expect to spend significant additional amounts to fund research and development in order to enhance our core technologies and undertake product development. As a result, we expect that our operating expenses will increase significantly in the near term and, consequently, we will need to generate significant additional revenues to achieve profitability. Even if we do increase our revenues and achieve profitability, we may not be able to sustain or increase profitability.

We are dependent on our collaborations with major companies. If we are unable to achieve milestones or develop products or are unable to renew or enter into new collaborations, our revenues may decrease and our activities may fail to lead to commercialized products.

   Substantially all of our revenues to date have been derived from collaborative research and development agreements. Revenues from research and development collaborations depend upon continuation of the collaborations, the achievement of milestones and royalties derived from future products developed from our research. If we are unable to successfully achieve milestones or our collaborators fail to develop successful products, we will not earn the revenues contemplated under such collaborative agreements. In addition, some of our collaborations are exclusive and preclude us from entering into additional collaborative arrangements with other parties in the area or field of exclusivity.

   We currently have collaborative research agreements with Bayer, Pharmacia & Upjohn and Bristol-Myers Squibb. Our current collaborative agreement with Bayer is scheduled to expire in 2008, after which it will automatically be extended for one-year terms unless terminated by either party upon 12-month written notice. Our agreement permits Bayer to terminate our collaborative activities prior to 2008 upon the occurrence of specified conditions, such as the failure to agree on key strategic issues after a period of years or the acquisition of Exelixis by certain specified third parties. Similarly, our collaborative agreement with Pharmacia & Upjohn allows either party to terminate our research collaboration at the conclusion of its third year in 2002, at the conclusion of its fifth year in 2004, or any subsequent year. The Pharmacia & Upjohn agreement may also be terminated in the event of a conflict over material third-party intellectual property rights. Our collaborative agreement with Bristol-Myers Squibb expires in September 2002, unless terminated earlier by Bristol-Myers Squibb in the event that we fail to deliver specified gene targets prior to the first anniversary of our agreement. In addition, both our agreements with Bayer and Pharmacia & Upjohn are subject to termination at an earlier date if certain specified individuals are no longer employed by us and we are unable to find replacements acceptable to Bayer or Pharmacia & Upjohn, as the case may be. In the case of Pharmacia & Upjohn, the right is triggered if either of two specified individuals directly involved in the research program cease to be employed by us. In the case of Bayer, the right is triggered if two of four specified individuals, including members of our senior management and individuals directly involved in the research program, are terminated by us within six months of each other.

   If these existing agreements are not renewed or if we are unable to enter into new collaborative agreements on commercially acceptable terms, our revenues and product development efforts may be adversely affected.

Conflicts with our collaborators could jeopardize the outcome of our collaborative agreements and our ability to commercialize products.

   We intend to conduct proprietary research programs in specific disease and agricultural product areas that are not covered by our collaborative agreements. Our pursuit of opportunities in agricultural and pharmaceutical markets could, however, result in conflicts with our collaborators in the event that any of our collaborators takes the position that our internal activities overlap with those areas that are exclusive to our collaborative agreements, and we should be precluded from such internal activities. Moreover, disagreements with our collaborators could develop over rights to our intellectual property. In addition, our collaborative agreements may have provisions that give rise to disputes regarding the rights and obligations of the parties. Any conflict with our collaborators could lead to the termination of our collaborative agreements, delay collaborative activities, reduce our ability to renew agreements or obtain future collaboration agreements or result in litigation or arbitration and would negatively impact our relationship with existing collaborators.

   We have limited or no control over the resources that our collaborators may choose to devote to our joint efforts. Our collaborators may breach or terminate their agreements with us or fail to perform their obligations thereunder. Further, our collaborators may elect not to develop products arising out of our collaborative arrangements or may fail to devote sufficient resources to the development, manufacture, market or sale of such products. Certain of our collaborators could also become our competitors in the future. If our collaborators develop competing products, preclude us from entering into collaborations with their competitors, fail to obtain necessary regulatory approvals, terminate their agreements with us prematurely or fail to devote sufficient resources to the development and commercialization of our products, our product development efforts could be delayed and may fail to lead to commercialized products.

We are deploying unproven technologies, and we may not be able to develop commercially successful products.

   You must evaluate us in light of the uncertainties and complexities affecting a biotechnology company. Our technologies are still in the early stages of development. Our research and operations thus far have allowed us to identify a number of product targets for use by our collaborators and our own internal development programs. We are not certain, however, of the commercial value of any of our current or future targets, and we may not be successful in expanding the scope of our research into new fields of pharmaceutical or pesticide research, or other agricultural applications such as trait enhancement. Significant research and development, financial resources and personnel will be required to capitalize on our technology, develop commercially viable products and obtain regulatory approval for such products.

We have no experience in developing, manufacturing and marketing products and may be unable to commercialize proprietary products.

   Initially, we will rely on our collaborators to develop and commercialize products based on our research and development efforts. We have no experience in using the targets that we identify to develop our own proprietary products. In order for us to commercialize products, we would need to significantly enhance our capabilities with respect to product development, and establish manufacturing and marketing capabilities, either directly or through outsourcing or licensing arrangements. We may not be able to enter into such outsourcing or licensing agreements on commercially reasonable terms, or at all.

Since our technologies have many potential applications and we have limited resources, our focus on a particular area may result in our failure to capitalize on more profitable areas.

   We have limited financial and managerial resources. This requires us to focus on product candidates in specific industries and forego opportunities with regard to other products and industries. For example, depending on our ability to allocate resources, a decision to concentrate on a particular agricultural program may mean that we will not have resources available to apply the same technology to a pharmaceutical project. While our technologies may permit us to work in both areas, resource commitments may require trade-offs resulting in delays in the development of certain programs or research areas, which may place us at a competitive disadvantage. Our decisions impacting resource allocation may not lead to the development of viable commercial products and may divert resources from more profitable market opportunities.

Our competitors may develop products and technologies that make ours obsolete.

   The biotechnology industry is highly fragmented and is characterized by rapid technological change. In particular, the area of gene research is a rapidly evolving field. We face, and will continue to face, intense competition from large biotechnology and pharmaceutical companies, as well as academic research institutions, clinical reference laboratories and government agencies that are pursuing research activities similar to ours. Some of our competitors have entered into collaborations with leading companies within our target markets, including some of our existing collaborators. Our future success will depend on our ability to maintain a competitive position with respect to technological advances.

   Any products that are developed through our technologies will compete in highly competitive markets. Further, our competitors may be more effective at using their technologies to develop commercial products. Many of the organizations competing with us have greater capital resources, larger research and development staffs and facilities, more experience in obtaining regulatory approvals, and more extensive product manufacturing and marketing capabilities. As a result, our competitors may be able to more easily develop technologies and products that would render our technologies and products, and those of our collaborators, obsolete and noncompetitive.

If we are unable to adequately protect our intellectual property, third parties may be able to use our technology, which could adversely affect our ability to compete in the market.

   Our success will depend in part on our ability to obtain patents and maintain adequate protection of the intellectual property related to our technologies and products. The patent positions of biotechnology companies, including our patent position, are generally uncertain and involve complex legal and factual questions. We will be able to protect our intellectual property rights from unauthorized use by third parties only to the extent that our technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the U.S., and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. We will apply for patents covering our technologies and products as and when we deem appropriate. However, these applications may be challenged or may fail to result in issued patents. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around our patents. In addition, our patents may be challenged, invalidated or fail to provide us with any competitive advantages.

   We rely on trade secret protection for our confidential and proprietary information. We have taken security measures to protect our proprietary information and trade secrets, but these measures may not provide adequate protection. While we seek to protect our proprietary information by entering into confidentiality agreements with employees, collaborators and consultants, we cannot assure you that our proprietary information will not be disclosed, or that we can meaningfully protect our trade secrets. In addition, our competitors may independently develop substantially equivalent proprietary information or may otherwise gain access to our trade secrets.

Litigation or third party claims of intellectual property infringement could require us to spend substantial time and money and adversely affect our ability to develop and commercialize products.

   Our commercial success depends in part on our ability to avoid infringing patents and proprietary rights of third parties, and not breaching any licenses that we have entered into with regard to our technologies. Other parties have filed, and in the future are likely to file, patent applications covering genes and gene fragments, techniques and methodologies relating to model systems, and products and technologies that we have developed or intend to develop. If patents covering technologies required by our operations are issued to others, we may have to rely on licenses from third parties, which may not be available on commercially reasonable terms, or at all.

   Third parties may accuse us of employing their proprietary technology without authorization. In addition, third parties may obtain patents that relate to our technologies and claim that use of such technologies infringes these patents. Regardless of their merit, such claims could require us to incur substantial costs, including the diversion of management and technical personnel, in defending ourselves against any such claims or enforcing our patents. In the event that a successful claim of infringement is brought against us, we may be required to pay damages and obtain one or more licenses from third parties. We may not be able to obtain these licenses at a reasonable cost, or at all. Defense of any lawsuit or failure to obtain any of these licenses could adversely affect our ability to develop and commercialize products.

The loss of key personnel or the inability to attract and retain additional personnel could impair our ability to expand our operations.

   We are highly dependent on the principal members of our management and scientific staff, the loss of whose services might adversely impact the achievement of our objectives and the continuation of existing collaborations. In addition, recruiting and retaining qualified scientific personnel to perform future research and development work will be critical to our success. We do not currently have sufficient executive management and technical personnel to fully execute our business plan. There is currently a shortage of skilled executives and employees with technical expertise, and this shortage is likely to continue. As a result, competition for skilled personnel is intense and turnover rates are high. Although we believe we will be successful in attracting and retaining qualified personnel, competition for experienced scientists from numerous companies, academic and other research institutions may limit our ability to do so.

   Our business operations will require additional expertise in specific industries and areas applicable to products identified and developed through our technologies. These activities will require the addition of new personnel, including management and technical personnel and the development of additional expertise by existing employees. The inability to attract such personnel or to develop this expertise could prevent us from expanding our operations in a timely manner or at all.

Our collaborations with outside scientists may be subject to restriction and change.

   We work with scientific advisors and collaborators at academic and other institutions who assist us in our research and development efforts. These scientists are not our employees and may have other commitments that would limit their availability to us. Although our scientific advisors and collaborators generally agree not to do competing work, if a conflict of interest between their work for us and their work for another entity arises, we may lose their services. In addition, although our scientific advisors and collaborators sign agreements not to disclose our confidential information, it is possible that valuable proprietary knowledge may become publicly known through them.

Our potential therapeutic products are subject to a lengthy and uncertain regulatory process that may not result in the necessary regulatory approvals, which could adversely affect our ability to commercialize products.

   The Food and Drug Administration, or FDA, must approve any drug or biologic product before it can be marketed in the U.S. Any products resulting from our research and development efforts must also be approved by the regulatory agencies of foreign governments before the product can be sold outside the U.S. Before a new drug application or biologics license application can be filed with the FDA, the product candidate must undergo extensive clinical trials, which can take many years and may require substantial expenditures. The regulatory process also requires preclinical testing. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. In addition, delays or rejections may be encountered based upon changes in regulatory policy for product approval during the period of product development and regulatory agency review. The clinical development and regulatory approval process is expensive and time consuming. Any failure to obtain regulatory approval could delay or prevent us from commercializing products.

   Our efforts to date have been primarily limited to identifying targets. Significant research and development efforts will be necessary before any products resulting from such targets can be commercialized. If regulatory approval is granted to any of our products, this approval may impose limitations on the uses for which a product may be marketed. Further, once regulatory approval is obtained, a marketed product and its manufacturer are subject to continual review, and discovery of previously unknown problems with a product or manufacturer may result in restrictions and sanctions with respect to the product, manufacturer and relevant manufacturing facility, including withdrawal of the product from the market.

Social issues may limit the public acceptance of genetically engineered products, which could reduce demand for our products.

   Although our technology is not dependent on genetic engineering, genetic engineering plays a prominent role in our approach to product development. For example, research efforts focusing on plant traits may involve either selective breeding or modification of existing genes in the plant under study. Public attitudes may be influenced by claims that genetically engineered products are unsafe for consumption or pose a danger to the environment. Such claims may prevent our genetically engineered products from gaining public acceptance. The commercial success of our future products will depend, in part, on public acceptance of the use of genetically engineered products including drugs and plant and animal products.

   The subject of genetically modified organisms has received negative publicity, which has aroused public debate. For example, certain countries in Europe are considering regulations that may ban products or require express labeling of products that contain genetic modifications or are "genetically modified." Adverse publicity has resulted in greater regulation internationally and trade restrictions on imports of genetically altered products. If similar action is taken in the U.S., genetic research and genetically engineered products could be subject to greater domestic regulation, including stricter labeling requirements. To date, our business has not been hampered by these activities. However, such publicity in the future may prevent any products resulting from our research from gaining market acceptance and reduce demand for our products.

Laws and regulations may reduce our ability to sell genetically engineered products that we or our collaborators develop in the future.

   We or our collaborators may develop genetically engineered agricultural and animal products. The field testing, production and marketing of genetically engineered products are subject to regulation by federal, state, local and foreign governments. Regulatory agencies administering existing or future regulations or legislation may prevent us from producing and marketing genetically engineered products in a timely manner or under technically or commercially feasible conditions. In addition, regulatory action or private litigation could result in expenses, delays or other impediments to our product development programs and the commercialization of products.

   The FDA has released a policy statement stating that it will apply the same regulatory standards to foods developed through genetic engineering as it applies to foods developed through traditional plant breeding. Genetically engineered food products will be subject to premarket review, however, if these products raise safety questions or are deemed to be food additives. Our products may be subject to lengthy FDA reviews and unfavorable FDA determinations if they raise questions regarding safety or our products are deemed to be food additives.

   The FDA has also announced that it will not require genetically engineered agricultural products to be labeled as such, provided that these products are as safe and have the same nutritional characteristics as conventionally developed products. The FDA may reconsider or change its policies, and local or state authorities may enact labeling requirements, either of which could have a material adverse effect on our ability or the ability of our collaborators to develop and market products resulting from our efforts.

Difficulties we may encounter managing our growth may divert resources and limit our ability to successfully expand our operations.

   We have experienced a period of rapid and substantial growth that has placed, and our anticipated growth in the future will continue to place, a strain on our administrative and operational infrastructure. The number of our employees increased from 102 at December 31, 1998 to 168 at December 31, 1999. Our revenues increased from $2.3 million in 1998 to $10.5 million in 1999. As our operations expand, we expect that we will need to manage additional relationships with various collaborative partners, suppliers and other third parties. Our ability to manage our operations and growth effectively requires us to continue to improve our operational, financial and management controls, reporting systems and procedures. We may not be able to successfully implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls.


We will need additional capital in the future, which may not be available to us.

   Our future capital requirements will be substantial, and will depend on many factors including:

  .  payments received under collaborative agreements;

  . the progress and scope of our collaborative and independent research and development projects;

  . our need to develop manufacturing and marketing capabilities to commercialize products; and

  .  the filing, prosecution and enforcement of patent claims.

   We anticipate that the net proceeds of this offering and interest earned thereon will enable us to maintain our currently planned operations for at least the next two years. Changes to our current operating plan may require us to consume available capital resources significantly sooner than we expect. We may be unable to raise sufficient additional capital when we need it, on favorable terms, or at all. If our capital resources are insufficient to meet future capital requirements, we will have to raise additional funds. The sale of equity or convertible debt securities in the future may be dilutive to our stockholders, and debt financing arrangements may require us to pledge certain assets and enter into covenants that would restrict our ability to incur further indebtedness. If we are unable to obtain adequate funds on reasonable terms, we may be required to curtail operations significantly or to obtain funds by entering into financing, supply or collaboration agreements on unattractive terms.

We use hazardous chemicals and radioactive and biological materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

   Our research and development processes involve the controlled use of hazardous materials, including chemicals, radioactive and biological materials. Our operations produce hazardous waste products. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of hazardous materials. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our insurance coverage and our total assets. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development and production efforts.

   In addition, our collaborators may use hazardous materials in connection with our collaborative efforts. To our knowledge, their work is performed in accordance with applicable biosafety regulations. In the event of a lawsuit or investigation, however, we could be held responsible for any injury caused to persons or property by exposure to, or release of, these hazardous materials use by these parties. Further, we may be required to indemnify our collaborators against all damages and other liabilities arising out of our development activities or products produced in connection with these collaborations.

If product liability lawsuits are successfully brought against us, we could face substantial liabilities that exceed our resources.

   We may be held liable if any product we or our collaborators develop causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing or sale. Although we intend to obtain general liability and product liability insurance, this insurance may be prohibitively expensive, or may not fully cover our potential liabilities. Inability to obtain sufficient insurance coverage at an acceptable cost or to otherwise protect ourselves against potential product liability claims could prevent or inhibit the commercialization of products developed by us or our collaborators.

Healthcare reform and restrictions on reimbursements may limit our returns on pharmaceutical products that we or our collaborators may develop.

   If we are successful in validating targets, products that we or our collaborators develop based on those targets will include pharmaceutical products. Our ability and that of our collaborators to commercialize such pharmaceutical products may depend, in part, on the extent to which reimbursement for the cost of these products will be available from government health administration authorities, private health insurers and other organizations. In the U.S., third-party payors are increasingly challenging the price of medical products and services. The trend towards managed health care in the U.S., legislative healthcare reforms and the growth of organizations such as health maintenance organizations that may control or significantly influence the purchase of healthcare products and services, may result in lower prices for any products we or our collaborators may develop. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and adequate third-party coverage may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in research and product development.

Our facilities are located near known earthquake fault zones, and the occurrence of an earthquake or other catastrophic disaster could cause damage to our facilities and equipment, which could require us to cease or curtail operation.

   Given our location, our facilities are vulnerable to damage from earthquakes. We are also vulnerable to damage from other types of disasters, including fire, floods, power loss, communications failures and similar events. If any disaster were to occur, our ability to operate our business at our facilities would be seriously, or potentially completely, impaired. In addition, the unique nature of our research activities could cause significant delays in our programs and make it difficult for us to recover from a disaster. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions. Accordingly, an earthquake or other disaster could materially and adversely harm our ability to conduct business.

We expect that our quarterly results of operations will fluctuate, and this fluctuation could cause our stock price to decline, causing investor losses.

   Our quarterly operating results have fluctuated in the past and are likely to fluctuate in the future. A number of factors, many of which we cannot control, could subject our operating results and stock price to volatility, including:

  .  recognition of upfront licensing or other fees;

  .  payments of non-refundable upfront or licensing fees to third parties;

  .  acceptance of our technologies and platforms;

  . the success rate of our discovery efforts leading to milestones and royalties;

  .  the introduction of new technologies or products by our competitors;

  . the timing and willingness of collaborators to commercialize our products;

  .  our ability to enter into new collaborative relationships;

  .  the termination or non-renewal of existing collaborations; and

  . general and industry-specific economic conditions that may affect our collaborators' research and development expenditures.

   A large portion of our expenses, including expenses for facilities, equipment and personnel, are relatively fixed in the short term. In addition, we expect operating expenses to increase significantly during 2000. Accordingly, if our revenues decline or do not grow as anticipated due to the expiration of existing contracts, our failure to obtain new contracts, our inability to meet milestones or other factors, we may not be able to correspondingly reduce our operating expenses. Failure to achieve anticipated levels of revenues could therefore significantly harm our operating results for a particular fiscal period.

   Due to the possibility of fluctuations in our revenues and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. As a result, in some future quarters, our operating results may not meet the expectations of stock market analysts and investors, which could result in a decline in the price of our stock.

Our stock price may be extremely volatile, and you may not be able to resell your shares at or above the initial offering price.

   Prior to this offering, there has been no public market for shares of our common stock. An active trading market may not develop or be sustained following completion of this offering. The initial public offering price for the shares will be determined by negotiations between us and representatives of the underwriters. This price may bear no relationship to the price at which our common stock will trade upon completion of this offering. The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly biotechnology and genomics companies, have been highly volatile.

   In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert management's attention and resources, which could have a material and adverse effect on our business.

Future sales of our common stock may depress our stock price.

   The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market after the closing of this offering, or even the perception that such sales could occur. There will be 38,600,097 shares of common stock outstanding immediately after this offering and the private placement to Dow Agrosciences, or 39,965,097 shares if the representatives of the underwriters exercise their over-allotment option in full. Of these shares, the following will be available for sale in the public market as follows:

  . 633,384 shares will be eligible for sale upon completion of this offering;

  . 4,856 shares will be eligible for sale 90 days from the completion of this offering;

  . 28,498,221 shares will be eligible for sale upon the expiration of lock-up agreements, beginning 180 days after the date of this prospectus;

  . 363,636 shares will be eligible for sale by Dow Agrosciences upon the expiration of a lock-up agreement in April 2002; and

  . 1,594,481 shares will be eligible for sale upon the exercise of vested options 180 days after the date of this prospectus.

Some of our existing stockholders can exert control over us, and may not make decisions that are in the best interests of all stockholders.

   After this offering, our officers, directors and principal stockholders (stockholders holding more than 5% of our common stock) will together control approximately 38% of our outstanding common stock. As a result, these stockholders, acting together, would be able to exert significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of our company, even when a change may be in the best interests of our stockholders. In addition, the interests of these stockholders may not always coincide with our interests as a company or the interests of other stockholders. Accordingly, these stockholders could cause us to enter into transactions or agreements that you would not approve.

As a new investor, you will experience immediate and substantial dilution.

   Investors purchasing shares of our common stock in this offering will pay more for their shares than the amount paid by existing stockholders who acquired shares prior to this offering. Accordingly, if you purchase common stock in this offering, you will incur immediate dilution in pro forma net tangible book value of approximately $8.59 per share. If the holders of outstanding options or warrants exercise those options or warrants, you will incur further dilution. See "Dilution."

                                USE OF PROCEEDS

   We will receive net proceeds from the sale of the 9,100,000 shares of common stock in the public offering of approximately $91,793,000 ($105,756,950 if the underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $11.00 per share and after deducting the estimated underwriting discounts and our estimated offering expenses. In addition, we will receive $5 million of additional proceeds if the private placement to Dow Agrosciences is consummated.

   We intend to use the net proceeds of this offering for research and development activities, working capital and other general corporate purposes and capital expenditures. The amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our product development and commercialization efforts, the amount of proceeds actually raised in this offering, the amount of cash generated by our operations, competition, and sales and marketing activities. We may also use a portion of the proceeds for the acquisition of, or investment in, companies, technologies or assets that complement our business. However, we have no present understandings, commitments or agreements to enter into any potential acquisitions or investments. The balance of the proceeds, as well as existing cash, will be used for general corporate purposes. Until the funds are used as described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing securities.

   The principal purposes of this offering are to increase our capitalization and financial flexibility, to provide a public market for our common stock and to facilitate access to public equity markets. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this offering. Accordingly, our management will have broad discretion to allocate the net proceeds from this offering.

                                DIVIDEND POLICY

   We have never declared or paid cash dividends on our capital stock. We currently intend to retain earnings, if any, to support the development of our business and do not anticipate paying cash dividends for the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 1999:

  . on an actual basis;

  . on a pro forma basis to reflect the automatic conversion of all of our preferred stock into an aggregate of 22,877,656 shares of common stock, which will occur upon the closing of this offering; and

  . on a pro forma as adjusted basis to reflect our receipt of the net proceeds from the sale of 9,100,000 shares of common stock in this offering, at an assumed initial public offering price of $11.00 per share, after deducting the estimated underwriting discounts and offering expenses payable by us in this offering and assuming no exercise of the underwriters' over-allotment option, and the sale of 363,636 shares of common stock to Dow Agrosciences in the private placement.

                                                       December 31, 1999
                                                  ----------------------------
                                                                        Pro
                                                                      Forma As
                                                   Actual   Pro Forma Adjusted
                                                  --------  --------- --------
                                                  (in thousands, except share
                                                    and per share amounts)

Long-term obligations, less current portion...... $ 11,132   $11,132  $ 11,132
                                                  --------   -------  --------
Mandatorily redeemable convertible preferred
 stock, $0.001 par value; 35,000,000 shares
 authorized; 30,503,571 shares issued and
 outstanding, actual; none issued pro forma and
 pro forma as adjusted...........................   46,780       --        --
                                                  --------   -------  --------
Stockholders' (deficit) equity:
 Common stock, $0.001 par value; 50,000,000
  shares authorized, 6,258,805 shares issued and
  outstanding, actual; 50,000,000 shares
  authorized, 29,136,461 shares issued and
  outstanding, pro forma; and 100,000,000 shares
  authorized, 38,600,097 shares issued and
  outstanding pro forma as adjusted..............        6        29        39
 Additional paid-in capital......................   19,523    66,280   162,063
 Notes receivable from stockholders..............     (240)     (240)     (240)
 Deferred stock compensation.....................  (14,167)  (14,167)  (14,167)
 Accumulated deficit.............................  (54,727)  (54,727)  (54,727)
                                                  --------   -------  --------
    Total stockholders' (deficit) equity.........  (49,605)   (2,825)   92,968
                                                  --------   -------  --------
    Total capitalization......................... $  8,307   $ 8,307  $104,100
                                                  ========   =======  ========

   The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of January 31, 2000 and excludes:

  . 3,469,711 shares of common stock underlying options outstanding at a weighted average exercise price of $0.50 per share;

  . 638,837 shares of common stock underlying warrants outstanding at a weighted average exercise price of $1.73 per share;

  . 568,181 shares of common stock issuable upon conversion of an outstanding promissory note (assuming an initial offering price of $11.00);

  . 4,688,886 shares of common stock available for issuance or future grant under our stock option plans; and

  . 300,000 shares of common stock available for issuance under our employee stock purchase plan.

   See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included in this prospectus.

                                    DILUTION

   If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering.

   Our pro forma net tangible book value (deficit) at December 31, 1999 was $(2.8) million, or $(0.10) per share of common stock, after giving effect to the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 22,877,656 shares of common stock, which will occur upon the closing of this offering. After giving effect to the sale of the 9,100,000 shares of common stock in this offering, at an assumed initial public offering price of $11.00 per share, assuming that the underwriters' over-allotment option is not exercised, and after deducting the estimated underwriting discounts, commissions and estimated offering expenses, and the sale of the 363,636 shares of common stock to Dow Agrosciences in the private placement, our pro forma as adjusted net tangible book value at December 31, 1999 would be $93 million, or $2.41 per share.

   Pro forma net tangible book value per share before the offering represents total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding at December 31, 1999. The offering will result in an immediate increase in the pro forma as adjusted net tangible book value of $2.51 per share to existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $8.59 per share to new investors, or approximately 78% of the assumed initial public offering price of $11.00 per share. Dilution is determined by subtracting pro forma as adjusted net tangible book value per share after the offering from the assumed initial public offering price of $11.00 per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share..................          $11.00
  Pro forma net tangible book value (deficit) per share at
   December 31, 1999.............................................  $(0.10)
  Increase per share attributable to this offering...............    2.51
                                                                   ------
Pro forma as adjusted net tangible book value per share after the
 public offering and the private placement.......................            2.41
                                                                           ------
Dilution per share to new investors..............................          $ 8.59
                                                                           ======

   The following table summarizes the total consideration paid to us and the average price paid per share by existing stockholders and new investors purchasing common stock in this offering. This information is presented on a pro forma as adjusted basis at December 31, 1999, after giving effect to the sale of the 9,100,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share, before deducting estimated underwriting discounts, commissions and estimated offering expenses and the 363,636 shares of common stock to Dow Agrosciences in the private placement.

                                                             Total       Average
                                      Shares Purchased   Consideration    Price
                                     ------------------ ----------------   Per
                                       Number   Percent  Amount  Percent  Share
                                     ---------- ------- -------- ------- -------
                                                   (in thousands)
Existing stockholders............... 29,136,461   75.5% $ 47,440   31.3% $ 1.63
New investors.......................  9,463,636   24.5   104,100   68.7   11.00
                                     ----------  -----  --------  -----
  Total............................. 38,600,097  100.0% $151,540  100.0%
                                     ==========  =====  ========  =====

   These tables assume no exercise of the underwriters' over-allotment option, no conversion of a convertible promissory note in favor of Pharmacia & Upjohn and no exercise of stock options and warrants outstanding at December 31, 1999. Pharmacia & Upjohn made us an interest-free loan of

$7.5 million that is evidenced by a promissory note. This promissory note must be converted into shares of our common stock during the two-year period following this offering at a price per share equal to 120% of the initial public offering price, the time of such conversion to be determined by Pharmacia & Upjohn. At January 31, 2000, there were 3,469,711 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $0.50 per share and 638,837 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.73 per share. If any of these options or warrants are exercised, there will be further dilution to new public investors.

                          SELECTED FINANCIAL DATA

   This section presents our historical financial data. You should read carefully the financial statements and the notes thereto included in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   The statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 have been derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 have been derived from our audited financial statements that are not included in this prospectus. Historical results are not necessarily indicative of future results. See the Notes to Financial Statements for an explanation of the method used to determine the number of shares used in computing basic and diluted and pro forma basic and diluted net loss per share.

                                         Year Ended December 31,
                                ----------------------------------------------
                                 1995     1996      1997      1998      1999
                                -------  -------  --------  --------  --------
                                  (in thousands, except per share data)
Statement of Operations Data:
License revenues..............  $   --   $   --   $    --   $    139  $  1,046
Contract revenues.............      --       --        --      2,133     9,464
                                -------  -------  --------  --------  --------
 Total revenues...............      --       --        --      2,272    10,510
                                -------  -------  --------  --------  --------
Operating expenses:
 Research and development.....    1,890    4,120     8,223    12,096    21,653
 General and administrative...    1,096    1,475     3,743     5,472     7,624
                                -------  -------  --------  --------  --------
 Total operating expenses.....    2,986    5,595    11,966    17,568    29,277
                                -------  -------  --------  --------  --------
Loss from operations..........   (2,986)  (5,595)  (11,966)  (15,296)  (18,767)
Interest income (expense),
 net..........................       33      284       470       (50)       46
                                -------  -------  --------  --------  --------
Loss before equity in net loss
 of affiliated company........   (2,953)  (5,311)  (11,496)  (15,346)  (18,721)
Equity in net loss of
 affiliated company...........      --       --        --       (320)      --
                                -------  -------  --------  --------  --------
Net loss......................  $(2,953) $(5,311) $(11,496) $(15,666) $(18,721)
                                =======  =======  ========  ========  ========
Basic and diluted net loss per
 share........................  $ (2.60) $ (4.50) $  (8.76) $  (3.83) $  (3.47)
Shares used in computing basic
 and diluted net loss per
 share........................    1,137    1,180     1,312     4,088     5,389
Pro forma basic and diluted
 net loss per share...........                                        $  (0.67)
Shares used in computing pro
 forma basic and diluted net
 loss per share...............                                          27,996

                                               December 31,
                                ----------------------------------------------
                                 1995     1996      1997      1998      1999
                                -------  -------  --------  --------  --------
                                              (in thousands)
Balance Sheet Data:
Cash, cash equivalents and
 short-term investments.......  $   345  $ 8,086  $  9,715  $  2,058  $  6,904
Working capital...............      (57)   6,686     7,619       182      (672)
Total assets..................    1,224    9,747    15,349     8,981    18,901
Long-term obligations, less
 current portion..............      592    1,104     1,759     2,556    11,132
Mandatorily redeemable
 convertible preferred stock..    3,730   16,030    31,780    38,138    46,780
Deferred stock compensation...      (47)     (59)     (102)   (1,803)  (14,167)
Accumulated deficit...........   (2,953)  (8,844)  (20,340)  (36,006)  (54,727)
Total stockholders' (deficit)
 equity.......................      166   (8,853)  (20,364)  (35,065)  (49,605)

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis contains forward-looking statements that are based upon current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in our forward-looking statements as a result of many factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. You should read the following discussion and analysis in conjunction with the "Selected Financial Data" and the financial statements and notes thereto included in this prospectus.

Overview

   Exelixis was founded in November 1994 and began operations in January 1995. Since that time, we have made significant investments in developing our capabilities in comparative genomics and model system genetics. Our proprietary technologies provide a rapid, efficient and cost-effective way to move beyond DNA sequence data to understand the function of genes and the proteins that they encode. We believe that our technologies are commercially applicable to all industries whose products can be enhanced by an understanding of DNA or proteins. To date, we have recognized revenues from research collaborations with large pharmaceutical and agrochemical companies. Our current collaborations are with Bayer, Pharmacia & Upjohn and Bristol-Myers Squibb. These agreements provide for committed funding of over $180 million through January 2008, of which $7.5 million in equity, $7.5 million in the form of a convertible promissary note and approximately $12.6 million in revenues have been recorded as of December 31, 1999. Additional revenues from these collaborations are anticipated from the attainment of research milestones and royalties from sales of our future products.

   We have invested heavily in building our two core technologies, model system genetics and comparative genomics. These core technologies have enabled us to establish collaborations that contributed to revenue growth from zero in 1997 to $10.5 million in 1999. Our total headcount increased from 78 employees at December 31, 1997 to 168 employees at December 31, 1999, of which 77% were engaged in research and development activities.

   Since inception we have funded our operations primarily through private placements of preferred stock, revenues received from collaborative arrangements, equipment lease financings and other loan facilities.

   Our sources of potential revenue for the next several years are likely to include upfront license and other fees, funded research payments under existing and possible future collaborative arrangements, milestone payments and royalties from our collaborators based on revenues received from any products commercialized under those agreements.

   We have incurred operating losses in each of the last three years with net losses of approximately $11.5 million in 1997, $15.7 million in 1998 and $18.7 million in 1999. As of December 31, 1999, we had an accumulated deficit of approximately $54.7 million. Our losses have resulted principally from costs associated with research and development activities, investment in core technologies and general and administrative functions. As a result of planned expenditures for future research and development activities, we expect to incur additional operating losses for the forseeable future.

 Artemis Pharmaceuticals

   In June 1998, we purchased a minority interest in Artemis Pharmaceuticals GmbH, a genetics company located in Cologne, Germany. We also entered into certain non-exclusive license agreements providing Artemis with access to our technologies. In September 1998, we entered into a five-year cooperation agreement with Artemis under which we agreed to share technology and business opportunities as they arise. While either party may terminate this agreement at any time, we believe that it provides us a significant opportunity to access complementary genetic research. We have no financial obligation or current intention to fund Artemis. We account for our investment in Artemis under the equity method of accounting.

 MetaXen Asset Acquisition

   In July 1999, we acquired substantially all the assets of MetaXen, LLC, a biotechnology company focused on molecular genetics. In addition to paying cash consideration of $0.9 million, we assumed a note payable relating to certain acquired assets with a principal balance of $1.1 million. We also assumed responsibility for a facility sub-lease relating to the office and laboratory space occupied by MetaXen. See Note 5 of Notes to Financial Statements.

   At the time of the acquisition, MetaXen had an existing research collaboration with Eli Lilly & Company. This agreement provided for sponsored research payments to be made to MetaXen. The scope of work under the agreement was completed by us in October 1999. Accordingly, we received and recognized revenues of approximately $0.2 million in fulfillment of that arrangement.

Revenue Recognition

   License, research commitment and other non-refundable payments received in connection with research collaboration agreements are deferred and recognized on a straight-line basis over the relevant periods specified in the agreements, generally the research term. We recognize contract research revenues as services are performed in accordance with the terms of the agreements. Any amounts received in advance of performance are recorded as deferred revenue.


Results of Operations

Comparison of Fiscal Years Ended December 31, 1997, 1998 and 1999

 Total Revenues

   Total revenues were $2.3 million for the year ended December 31, 1998, compared to $10.5 million in 1999. License and contract revenues earned in 1998 were related to our collaboration with Bayer. During 1999, revenues of $5.6 million and $4.3 million were earned under our collaborations with Pharmacia & Upjohn and Bayer, respectively.

 Research and Development Expenses

   Research and development expenses consist primarily of salaries and other personnel-related expenses, facility costs, supplies and depreciation of facilities and laboratory equipment. Research and development expenses were $8.2 million for the year ended December 31, 1997, compared to $12.1 million in 1998 and $21.7 million in 1999. The increases were due primarily to increased staffing and other personnel-related costs, including non-cash stock compensation expense, incurred to support new collaborative arrangements and our internal self-funded research efforts, including the acquisition of MetaXen. We expect to continue to devote substantial resources to research and development, and we expect that research and development expenses will continue to increase in absolute dollar amounts in the future.

 General and Administrative Expenses

   General and administrative expenses consist primarily of personnel costs to support our activities, facility costs and professional expenses, such as legal fees. General and administrative expenses were $3.7 million for the year ended December 31, 1997, compared to $5.5 million in 1998 and $7.6 million in 1999. The increase in general and administrative expenses in 1999 compared to 1998 related primarily to increased legal expenses, non-cash stock compensation expense and rent for facilities and lease expenses for equipment. The increase in general and administrative expense in 1998 compared to 1997 related primarily to California sales tax, salaries and legal expenses. We expect that our general and administrative expenses will increase in absolute dollar amounts in the future as we expand our business development, legal and accounting staff, add infrastructure and incur additional costs related to being a public company, including directors' and officers' insurance, investor relations programs and increased professional fees.

 Deferred Stock Compensation

   Deferred stock compensation for options granted to employees is the difference between the deemed value for financial reporting purposes of our common stock on the date such options were granted and their exercise price. Deferred stock compensation for options granted to consultants has been determined in accordance with Statement of Financial Accounting Standards No. 123 as the fair value of the equity instruments issued. Deferred stock compensation for options granted to consultants is periodically remeasured as the underlying options vest in accordance with Emerging Issues Task Force No. 96-18.

   In connection with the grant of stock options to employees and consultants, we recorded deferred stock compensation of approximately $0.1 million in the year ended December 31, 1997, compared to $2.4 million in 1998 and $15.9 million in 1999. These amounts were recorded as a component of stockholders' (deficit) equity and are being amortized as charges to operations over the vesting periods of the options. We recorded amortization of deferred stock compensation of approximately $25,000 for the year ended December 31, 1997, compared to $0.7 million in 1998 and $3.5 million in 1999. For options granted through December 31, 1999, we expect to record additional amortization expense for deferred compensation as follows: $7.6 million in 2000, $3.9 million in 2001, $2.0 million in 2002 and $0.6 million in 2003. We will also record an additional $6.3 million of deferred stock compensation related to options for 829,311 shares of common stock granted during January 2000. See Note 9 of Notes to Financial Statements.

 Interest Income (Expense), Net

   Interest income represents income earned on our cash, cash equivalents and short-term investments. Net interest income was $0.5 million in 1997 and $46,000 in 1999, and consisted of amounts earned on cash, cash equivalents and short-term investments, substantially offset by interest expense incurred on notes payable and capital lease obligations. Net interest expense of $50,000 in 1998 resulted primarily from reduced interest income incurred on investments.

 Equity in Net Loss of Affiliated Company

   During the year ended December 31, 1998, we recorded a loss of $0.3 million representing our share of the loss recorded by Artemis using the equity method of accounting. As this loss reduced our investment in and receivables from Artemis to zero, no subsequent loss amounts have been recorded in the statements of operations.

 Income Taxes

   We have incurred net operating losses since inception and, consequently, have not recorded any federal or state income taxes.

   As of December 31, 1999, we had federal net operating loss carryforwards of approximately $33.9 million. We also had federal research and development credit carryforwards of approximately $2.1 million. If not utilized, the net operating loss and credit carryforwards expire at various dates beginning in 2005. Under the Internal Revenue Code of 1986, as amended, and similar state provisions, certain substantial changes in our ownership could result in an annual limitation on the amount of net operating loss and credit carryforwards that can be utilized in future years to offset future taxable income. Annual limitations may result in the expiration of net operating loss and credit carry forwards before they are used. See Note 10 of Notes to Financial Statements.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily through private placements of preferred stock totaling $46.8 million, loans, equipment lease financings and other loan facilities of $10.9 million and revenues from collaborators of $12.8 million. As of December 31, 1999, we had $6.9 million in cash, cash equivalents and short-term investments and $0.1 million available for future borrowings under an equipment financing line of credit.

   Our operating activities used cash of $10.8 million for the year ended December 31, 1997, compared to $12.7 million in 1998 and $7.3 million in 1999. Cash used in operating activities related primarily to funding net operating losses, partially offset by an increase in deferred revenue from collaborators and non-cash charges related to depreciation and amortization of deferred stock compensation.

   Investing activities used cash of $6.0 million for the year ended December 31, 1997, compared to $0.5 million in 1998 and $6.5 million in 1999. Investing activities consist primarily of purchases of property, equipment and short-term investments. We expect to continue to make significant investments in research and development and our administrative infrastructure, including the purchase of property and equipment to support our expanding operations.

   Financing activities provided cash of $16.4 million for the year ended December 31, 1997, compared to $7.6 million in 1998 and $17.1 million in 1999. These amounts consist primarily of proceeds from sales of preferred stock, net of issuance costs, and amounts received under various financing arrangements.

   We believe that the net proceeds from this offering and the private placement, together with our current cash and cash equivalents, short-term investments and funding to be received from collaborators will be sufficient to satisfy our anticipated cash needs for at least the next two years. However, it is possible that we will seek additional financing within this timeframe. We may raise additional funds through public or private financing, collaborative relationships or other arrangements. We cannot assure you that additional funding, if sought, will be available or, even if available, on terms favorable to us. Further, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Our failure to raise capital when needed may harm our business and operating results.

Disclosure About Market Risk

   Market risk represents the risk of loss that may impact our financial position, operating results or cash flows due to changes in U.S. interest rates. This exposure is directly related to our normal operating activities. Our cash, cash equivalents and short-term investments are invested with high quality issuers and are generally of a short-term nature. Interest rates payable on our notes and lease obligations are generally fixed. As a result, we do not believe that near-term changes in interest rates will have a material effect on our future results of operations.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities," which will be effective for our 2001 fiscal year. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. SFAS 133 is not anticipated to have a significant impact on our operating results or financial condition when adopted, since we currently do not engage in hedging activities.

                                    BUSINESS

Overview

   We believe that we are the leader in the fields of model system genetics and comparative genomics. These fields involve the systematic study of simple organisms, such as fruit flies, nematodes, mice, zebrafish and simple plants, to rapidly and efficiently determine gene function and establish its commercial utility in humans and other commercially important biological systems. Recent advances in the genomics field have resulted in significant opportunities to develop novel products for the life sciences industries, which include companies in the pharmaceutical, agrochemical, agricultural, consumer products and healthcare businesses. Now that the sequencing of the human genome and the genomes of many other species is substantially complete, the challenge facing these industries is no longer the identification of genes, but understanding their function and determining the consequences of regulating or modulating those genes.

   Our proprietary technologies take advantage of the evolutionary conservation of genes and gene function among diverse species. We believe that our proprietary technologies will be commercially relevant to all industries whose products can be enhanced by an understanding of DNA or proteins, including the pharmaceutical, agrochemical, agricultural, diagnostic and biotechnology industries. We are conducting research in more than 12 different programs for these industries.

   We have established collaborations with Bayer, Pharmacia & Upjohn and Bristol-Myers Squibb, as well as with U.S. government agencies and academic centers worldwide. Committed funding from our commercial collaborations totals over $180 million. We intend to continue to establish strategic collaborations with leading companies in the life sciences industries. In addition, we invest our own funds in our own programs, and we have retained significant rights to the results of our research and to future applications of our technologies.

Background

 The Genetic Cascade: DNA->RNA->Protein->Signal Transduction

   The physical characteristics of all living things, or organisms, are determined by genetic information inherited from the preceding generation. This genetic information resides in the deoxyribonucleic acid, or DNA, found in the cells of all organisms. DNA is composed of four different chemical subunits called nucleotide bases that are strung together in a precise sequence. Encoded within this DNA sequence are distinct sets of instructions, or genes, that collectively serve as a blueprint for the functions of an organism. The DNA in a cell is divided into several segments called chromosomes. The complete set of chromosomes of an organism contains all of its genetic information, and is commonly referred to as the "genome" of that organism. The human genome is comprised of 23 pairs of chromosomes and over three billion nucleotide bases encoding in excess of 100,000 genes. Variations in DNA sequences between individuals contribute to the observable variation in physical traits, such as height, weight and eye color, predisposition towards disease and response to therapy.

   The genetic cascade is the mechanism by which instructions encoded in each gene are carried out in the cell. In this process, the genetic information encoded in the DNA is copied into an intermediate molecular form referred to as messenger ribonucleic acid or mRNA. The information in mRNA is then translated by specialized cellular machinery into a specific protein. Proteins are made of 20 different building blocks called amino acids. Individual proteins vary in composition and order of their amino acids. The number and order of these amino acids are determined by the DNA sequence of the corresponding gene. It is estimated that while there are more than 100,000 human genes, an individual cell expresses no more than 10,000 different proteins at any one time. Thus, cells may be differentiated from one another by the identity and relative abundance of proteins found within the cells.

   Basic cellular function is largely mediated by the action of proteins. This process generally involves interactions between proteins as well as other molecules within a cell. This is a dynamic process that responds to changes in both the internal and external cellular environments. Proteins have various roles in the cell such as structural building blocks, enzymes that catalyze reactions or receptors that sense the environment. Subsets of approximately 50 to 100 of these proteins act as functionally interconnected networks for the transmission of signals in and between cells. This process is known as signal transduction.

   Alterations in signal transduction processes underlie many human diseases. Therefore, understanding these processes and the best points for intervention is key to the development of novel therapeutics. The ability to intervene in signal transduction is also important for agricultural purposes such as the development of novel pesticides or the enhancement of desirable traits in plants or animals. The challenge facing biological researchers is to understand the role of specific genes in signal transduction processes and to identify those genes whose modulation will result in a desired outcome.

 Genomics Phase I: Genome Sequence

   Recognition of the central role of DNA in disease coupled with advances in enabling technologies gave rise to the emergence of the field of genomics, or the study of human and other genomes. This led to an international effort known as the Human Genome Project, or the HGP. The first phase of the HGP has been focused primarily on determining the complete human DNA sequence and common variations in DNA sequences among individuals. The HGP also encompasses efforts dedicated to exploring the genomes of other organisms, including a number of bacterial, yeast, invertebrate and vertebrate species. This research has generated significant amounts of data, and the first working draft of the human genome sequence is expected later this year. The importance of the HGP effort has also attracted substantial private investment in related research, with several billion dollars already having been spent on these endeavors. To date, researchers have principally used large-scale processing tools to identify the sequences of small portions of the DNA, often without knowledge of the relevance of what they have discovered. They have identified the pieces of the human genetic puzzle without understanding the interrelationships between the different pieces. The majority of the human DNA sequence is now readily available in computerized databases, and has become an important commodity of biological research.

 Genomics Phase II: Gene Function

   The vast amounts of gene sequence data now available have created a critical mismatch between data generation and knowledge generation. As a result, genomics has recently moved into a second phase in which the elucidation of function has become the primary challenge for biologists. Function means the discovery of a gene's role in a cell based upon its assignment to, or relationship with, a particular signaling network and the predicted consequence of modulating its activity. Gene function cannot be directly inferred from DNA sequence, nor can it be derived from attributes such as sequence variation, similarities to other genes of known function or expression of encoded proteins. Rather, it requires the integration of these observations with a detailed understanding of how proteins interact with each other to form signaling networks. Thus, assignment of function with respect to a disease state or condition is a complex process requiring the application of new tools that are knowledge-based rather than process-oriented.

 Rational Selection of Molecular Targets

   The life sciences industries consist of pharmaceutical, agrochemical, agricultural, diagnostic and biotechnology companies. Many of the principal products of these industries were developed without knowledge of the specific protein or network affected, while others were developed against specific proteins whose impact on a signal transduction network was uncertain. As a result, product development in these industries is costly, time consuming and inefficient and is characterized by high failure rates. Life sciences companies have turned to genomics technologies, primarily for DNA sequence information, to help address these problems with respect to the selection of molecular targets. Despite significant investment in genomics, there has not been appreciable improvement in the efficiency in selecting molecular targets. It is now clear that the rational selection of molecular targets requires knowledge about genes and their encoded proteins as well as their interaction with other components of signal transduction networks. Since the complete human sequence as well as the sequence of other commercially important genomes will soon be widely available, the competitive advantage for life sciences companies will become the capability to rapidly and accurately translate sequence information into knowledge about function.

The Exelixis Solution

   We believe that we have developed a faster and more efficient method to understand gene function and to select superior commercial product targets for the life sciences industries. Our technologies are scalable, cost-effective and enable us to industrialize the process of determining gene function by utilizing comparative genomics and model system genetics.

   Comparative Genomics. We are a pioneer in the use of comparative genomics, an approach that applies functional information from one biological system across all other biological systems. Comparison of genomic sequence and gene function data from a variety of organisms has affirmed the basic principles of Charles Darwin's evolutionary theory that life has emerged from a common ancestor. This common origin is reflected not only in the high degree of conservation of genes between organisms but also in the role of genes in signaling networks. In many cases, the same proteins interacting in the same manner are involved in analogous processes in different species. The use of comparative genomics is analogous to comparative linguistics, where a language such as Latin can be used as a basis for understanding any of the Romance languages. Comparative genomics enables tests to be performed quickly in organisms with simple genomes such as the fruit fly or algae to predict and guide the analysis of gene function in organisms with complex genomes such as humans and crops.

   Model System Genetics. We are also a leading model systems genetics company. Model system genetics serves as the experimental engine for the application of comparative genomics. We conduct systematic genetic experimentation of simple and well-understood organisms, such as worms, flies, yeasts and simple plant models, to identify the relationships among genes and signaling networks. Model systems have key advantages that result in speed and efficiency due to a number of characteristics. These include short life cycles that allow experiments to be completed significantly quicker than with more complicated organisms; genomes that can be easily manipulated to develop variants that, for example, mimic biochemical processes underlying disease; well-characterized biology that allows easy detection of changes through physical traits; and low cost of maintenance.

   Our systematic research capabilities allow us to rapidly define gene function and select targets for the development of new products for the life sciences industries. Our unique approach provides a shortcut to understanding complex biological signaling networks. We have developed proprietary research tools, such as libraries of modified organisms, specialized reagents, databases and software, to facilitate this research. We believe that our systematic use and application of these proprietary technologies and tools provides us with a unique ability to quickly and cost-effectively address key drug and agricultural product development questions.

Our Comparative Genomics and Model System Genetics Technologies

   We conduct our work primarily utilizing model system genetics, and we interpret and apply the data through our expertise in comparative genomics. We also have significant expertise in human genetic analysis. Our primary model systems are the fruit fly, D. melanogaster, and the nematode worm, C. elegans. Scientists have used these organisms as discovery tools for several decades. Empirical evidence has provided us accurate benchmarks for applying biological and biochemical discoveries to more developed organisms, such as humans. We have adapted these systems from the academic community and have industrialized them by developing a suite of proprietary tools and reagents that allows us to perform systematic genetic analyses at a larger scale and substantially faster than otherwise is currently available. Among other proprietary tools, we have exclusively licensed the U.S. patent covering P-elements, which are genetic elements essential for performing modern fruit fly genetics because they allow for direct genetic manipulation. Additionally, we have adapted and developed a number of other model systems, including fungal, insect, plant and vertebrate species. Each of these model systems has unique advantages that can be applied in different ways. Our expertise allows us to leverage knowledge across species and to select the best model systems for a particular commercial application.

   Our technologies enable us to quickly analyze the consequences of gene modulation on a desired outcome. Specifically, we can generate information that results in a rational selection of targets for our life sciences company partners as well as our own proprietary programs. We believe that the rapid identification of superior targets will lead to shorter product development times and higher success rates for our partners and ourselves.

   Our genetic tools include proprietary libraries of existing and engineered model organisms as well as technologies for the conditional expression, removal or addition of an existing or novel gene(s) from an organism's genome. Our complete set of genomic tools provides us with the ability to rapidly characterize the genome of a model system. We have state-of-the-art expertise in data storage management and representation capabilities for externally and internally generated genomic and genetic data and analysis. We use computer-aided approaches for analyzing DNA sequence, protein structure and function as well as building and maintaining information management systems supporting our high throughput research process.

   We have developed a proprietary process to quickly determine the genes and proteins with which chemical compounds such as pharmaceuticals or agrochemicals interact to produce their effect. Understanding physiological activity, or the mechanism of action, of a compound can be of significant value to pharmaceutical and agrochemical companies for several reasons. For example, many companies have a number of compounds that have commercially useful activities, but are too complex to manufacture cost-effectively. Compounds extracted from plants or marine organisms are examples of this class of compounds. By identifying the gene or protein with which a compound interacts, compounds can be designed that have the same activity, but which overcome the manufacturing or other limitations of the original compound. In addition, companies may have compounds that have commercially useful activities, but also have undesirable side effects due to their interaction with more than one gene or protein. By understanding the genes or proteins with which a compound interacts, new compounds can be designed that have the desired activity, but do not have the undesirable side effect.

   We apply our technologies to select and validate targets that we believe will lead to new pharmaceuticals and agrochemicals. We also use our technologies to identify the molecular targets of existing pharmaceutical and agrochemical compounds. These two approaches, the forward target-to-compound approach and the reverse compound-to-target approach, address major bottlenecks in the application of genomics to research and development processes.

   Our research involves a four-step process described below:

     [Graphic Description: Illustration of four-step target indentification process.]

 Step I: Definition of the Desired Outcome

   The first step in selecting a target is to identify the ideal properties of a product for pharmaceutical or agricultural use. For example, an ideal cancer drug would selectively kill cancer cells and spare normal cells. Most tumors arise as a consequence of one or more common acquired changes or mutations in their genomic DNA sequence. These mutations alter gene function and lead to a disruption of specific signaling networks that contribute to unregulated cell growth. An ideal therapeutic target would be one located in another part of the signaling network regulating cell growth that, when affected by a drug, would either restore normal cell function or selectively kill the cell. Similar approaches can be applied to many other major human diseases and to the development of products for agricultural use or trait development.

 Step II: Selection of a Model System

   We use our experience and expertise to select the model organism(s) most appropriate for a particular commercial application. The mechanisms for many human diseases and agricultural

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products have been characterized at least partially at the molecular level.
When at least one molecular mechanism is defined and a therapeutic rationale is established, the appropriate model system may be selected. The most important criteria for selection are the degree of genetic conservation between the targeted signal transduction network in a model system and technical considerations for studying that network. The fruit fly and nematode are ideal genetic model systems for fundamental questions of signal transduction, because the complete genomic sequences for these organisms are available, the presence or absence of a particular pathway can be easily established by use of computer-aided biology, and we can modify these organisms using an extensive array of proprietary tools. In cases where underlying mechanisms have not been established, such as physical trait enhancement in animals or plants, model systems are selected on the basis of physiological similarity and ease of technical manipulation. Understanding the evolutionary relationship between the targeted organism and the prospective model system is most important to selecting the proper model system for a particular commercial application. If an appropriate model system does not already exist, we can rapidly develop a new model system.

   One of our insecticide projects provides an example of how we utilize our existing genetic systems in combination with new model systems that we develop. We have utilized fruit flies to define many of the genes that are good targets for compounds designed to kill moth and beetle agricultural pests. Most of the targets identified in fruit flies have direct counterparts in the target species and can be used directly for the development of novel pesticides. However, to develop compounds that could specifically kill moths and not other insects, we have taken advantage of the fact that while the gut of most organisms, including humans, is extremely acidic, the gut of moths is extremely basic. To specifically target the moth gut and to identify moth-specific targets, our researchers developed a moth genetic system in which we are performing genetic experiments directly in the moth. These experiments will enhance the programs carried out in fruit flies by identifying genes and proteins that are unique in the moth gut and therefore could lead to compounds that are selectively lethal for moths.

 Step III: Genetic Assays

   Target-to-Compound: Target Identification. We develop proprietary genetic assays that measure the ability of a particular gene or protein to modulate the signal transduction network of interest, leading to the definition of the constituents of such networks as well as candidate targets. The initial step is to mimic at the molecular level a specific disease in the selected model system. This step involves modifying the DNA sequence of a gene or genes in the model system that are known to be involved in the disease. The modified DNA sequence leads to altered proteins, which in turn result in a physiological, behavioral or structural alteration in the organism that can be observed as a physical trait.

   Our altered organisms are systematically mated with a comprehensive collection of organisms of the same species carrying mutations in each gene. Analysis of the offspring of these matings is used to identify the small number of genes among the many thousands in the genome whose modulation affects the targeted signaling network. These genes and their encoded proteins are potential targets. The populations of well-characterized genetically modified organisms we have produced are one of our key strategic assets and the strategy for their production is one of our core technologies. We have libraries of these organisms that have been modified in a controlled fashion, so that comprehensive pairwise breeding allows us to test the effect on the disease of increasing or decreasing the output of each gene in the model organism. The availability of this asset significantly enhances the efficiency of research directed at candidate target identification. Our ability to rapidly and selectively move from an alteration in a gene directly to the identification of targets that can reverse the effects of that alteration is an extremely powerful, rapid, direct route to new pharmaceuticals and agricultural products.

   Compound-to-Target: Mechanism of Action. The molecular targets and mechanism of action for many promising or marketed pharmaceutical and agrochemical compounds are unknown. Determination of the target as well as the mechanism of action for such compounds provides starting points for the

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

development of new compounds that may retain the desired biological effect without the limitations previously identified in the original compound, such as high manufacturing costs or undesirable side effects. Alternatively, such information may provide a new commercial opportunity to develop a small molecule directed at a validated signaling network. Application of our technology and tools not only permits us to identify key targets and functions for existing compounds provided by our partners, but also serves as the basis for us to rapidly and more effectively develop our own unique compounds.

   The first step in this process requires the identification of compounds based on the availability of efficacy data and absence of information regarding the target(s) of the compound. The second step is to establish whether or not this pharmaceutical or agricultural compound induces an alteration in the appearance or observable behavior of the appropriate model organism. If such a biologically relevant effect is observed, a genetic assay designed to identify genes and encoded proteins that confer sensitivity or resistance to the applied compounds is established. This information can be readily assembled into a biochemical signaling network, establishing the mechanism of action for the compound.

 Step IV: Target Validation and Product Development

   Once the set of genes that interact with a signaling network of interest has been identified in the model system, the corresponding genes from the commercially relevant species can be identified using the tools of comparative genomics. These tools include computer-aided analysis, protein biochemistry, protein expression and gene transfer technologies, as well as the experimental and computational tools of structural biology, such as mass spectroscopy-based protein sequencing and x-ray crystallography. The result of these model genetic programs is a more focused and relevant collection of targets with a high degree of biological data supporting their function in a signal transduction network. This provides a superior basis for target selection in product development.

   Our current capabilities provide a foundation for building a significant drug discovery program that will enable us to develop our own proprietary drugs and agrochemicals. Through our acquisition of the assets of MetaXen and our licensing of Bristol-Myers Squibb's chemical synthesis platform, we are now able to develop assays to identify compounds that modulate target activity, design and develop compounds that perform well under assay conditions and apply structure-based medicinal chemistry approaches toward compound optimization.

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

   We use our model systems to identify genes whose modulation will lead to a desired therapeutic effect. Our model organisms that carry mutations common to human tumor cells are mated with large numbers of other organisms of the same species carrying mutations in each gene in order to identify those genes which are capable of specifically killing the tumor-like cells. Drugs can then be identified that modulate the same gene or protein and therefore lead to the desired therapeutic effect.

                 [DIAGRAM OF IDENTIFYING GENE IN MODEL SYSTEM]

The Exelixis Strategy

   Our goal is to leverage our position as a leader in developing and applying comparative genomics and model system genetics to discover and develop new pharmaceutical, agrochemical, agricultural, diagnostic and biotechnology products. There are four principal elements to our business strategy:

 Enhance Our Leadership in Comparative Genomics and Model System Genetics

   We will continue to develop our proprietary technologies and infrastructure in support of our existing comparative genomics and model systems genetics platform. In addition, we will develop additional model systems in order to broaden the range of pharmaceutical and agricultural product opportunities that we can address using our core capabilities. We will continue to in-license and acquire technologies that complement our core capabilities and protect our technologies with patents and trade secrets. We will continue to recruit and collaborate with leaders in the field of model system genetics.

 Maximize Opportunities in Multiple Markets

   We believe that our model system genetics capabilities will enable us to develop products that address opportunities in the pharmaceutical, agrochemical, agricultural, diagnostic and biotechnology industries. We intend to address these opportunities through the establishment of collaborations with leading companies in their respective fields and through the development of our own proprietary products. We intend to enter into collaborations in order to fund the development of our core technologies and our own products, as well as provide us with the opportunity to receive significant future payments if our collaborators successfully market products that result from our collaborative work.

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

 Retain Significant Rights in Each Collaboration

   We have retained and plan to continue to retain significant technology rights to use targets and assays and other technologies developed in each of our collaborations for use in our proprietary research programs. These rights will enable us to use the genetic information that we develop within each individual collaboration to pursue additional opportunities that are outside of the scope of that particular collaboration.

 Establish Internal Programs to Capture Greater Value From Our Core
 Technologies

   We have invested and plan to continue to invest our own funds in discovering and developing our own proprietary products. These potential products will be available for licensing to our collaborative partners or to be retained by us for further development and commercialization.

Current Status of Our Programs

   Our comparative genomics and model system genetics technology platform can be applied to address opportunities in any market whose products can be enhanced by an understanding of DNA or proteins, including pharmaceutical, agrochemical, diagnostic, biotechnology, animal health, pesticides, crop improvement, livestock improvement and industrial enzymes. We have focused our initial research efforts to address attractive pharmaceutical and agrochemical markets. We will use our proprietary comparative genomics and model system genetics platform to analyze signal transduction networks to identify genes that can be used to develop treatments for a broad range of important diseases and to develop more productive crops and livestock.

   We currently have active research programs in the following areas:

 Human Pharmaceutical Research Programs

  . Alzheimer's disease. Alzheimer's disease is a progressive neurological disease that results in the loss of cognitive functions, including memory. In collaboration with Pharmacia & Upjohn, we are applying our genetics technologies to understand the causes of Alzheimer's disease and to determine how to stop or reverse the progression of the disease. As a result of genetic screens performed to date, we have identified a target that may reduce the formation of structural abnormalities that are associated with Alzheimer's disease, and we have received a milestone payment for delivering this target to Pharmacia & Upjohn. We have also identified additional targets that are currently being evaluated for commercial application. Under the terms of our agreement with Pharmacia & Upjohn, we remain free to conduct research on our own behalf or in collaboration with third parties in other areas of central nervous system and cognitive disorders, such as Parkinson's disease, depression and schizophrenia.

  . Angiogenesis and anti-angiogenesis. Angiogenesis is the formation of blood vessels. Products that promote angiogenesis could be used to treat coronary heart disease and vascular complications of diabetes. The ability to prevent the formation of new blood vessels could be used to kill cancer cells by depriving them of nutrients.

  . Cancer. Cancer is a leading cause of death in developed countries. Cancer is caused by a number of genetic defects in cells resulting in unregulated cell growth. We are applying our genetics technologies to identify targets that will enable us to selectively kill cells in a broad range of solid tumors without damaging normal cells by using the cancer's genetic defects as a means of targeting treatment. As a result of genetic screens performed to date, we have identified several targets that may be used to develop new anti-cancer pharmaceutical products that have fewer side effects than current cancer treatments.

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

  . Metabolic syndrome. Metabolic syndrome is a condition that underlies many human diseases, including coronary artery disease and diabetes. This condition results in the inability of individuals to maintain essential elements of blood chemistry, such as cholesterol and blood sugar, within desirable ranges. In our collaboration with Pharmacia & Upjohn, we have identified several targets that may be useful in developing products to optimize the levels of both cholesterol and fat in the bloodstream. We have also identified several targets that may be useful in developing products to control Type II diabetes. Under the terms of our agreement with Pharmacia & Upjohn, we remain free to conduct research on our own behalf or in collaboration with third parties in other areas of cardiovascular disease, including hypertension and control of heart rate, rhythm and contraction.

  . Inflammation. Our inflammation program focuses on the innate immune system. The innate immune system is involved in diseases of inflammation, such as asthma and arthritis. We are applying our technologies to identify targets that control inflammation.

 Agricultural Research Programs

  . Animal Health. Livestock producers experience significant losses due to disease, and incur significant costs to control insects, parasites and other pests. Companion animals also represent a significant opportunity for products that control pests such as fleas, ticks and heartworms. During the course of conducting research in the area of insecticides and nematicides in our collaboration with Bayer, we have identified and will continue to identify targets that may be used to develop animal health products. Under the terms of our agreement with Bayer, we remain free to pursue animal health opportunities on our own behalf or in collaboration with third parties.

  . Fungicides. Farmers experience significant crop losses due to fungal disease, which can destroy specific parts of the plant that are necessary for normal growth. The current market for fungicides is approximately $6 billion per year. We are developing fungal model systems, which we intend to use to identify targets that will lead to the development of new, more effective fungicides.

  . Herbicides. Farmers experience significant reductions in crop yields due to weeds, which compete with crops for nutrients. The current market for herbicides is approximately $15 billion per year. We are developing plant model systems, which we intend to use to identify targets that will lead to the development of new, more effective herbicides.

  . Insecticides. Farmers experience significant crop losses due to damage from insects. The current market for insecticides is approximately $9 billion per year. In collaboration with Bayer, we are applying our genetics technologies to identify targets that may be used to develop new, more effective insecticides. As a result of genetic screens performed to date, we have identified several targets that may be useful in developing new insecticides, and we have received milestone payments for delivering these targets to Bayer. We are currently developing assays that Bayer will use to develop the active component of new insecticides. Under the terms of our agreement with Bayer, we remain free to conduct research on our own behalf or in collaboration with third parties in pesticides other than insecticides or nematicides, as well as in the development of pest-resistant crops.

  . Nematicides. Farmers experience significant crop losses due to damage from nematodes, which are small worms that infest plants. Currently, there are no products that effectively and safely control nematicides. In collaboration with Bayer, we are applying our genetics technologies to identify targets that may be used to develop new, more effective nematicides. We are in the process of taking the genetic tools we have developed for C. elegans, and applying these tools to various nematodes.

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  . Plant and Livestock Traits. Farmers and livestock producers rely on seed companies and animal genetics companies to develop products that will enable them to produce their crops or livestock at a competitive cost. The U.S. market for planting seed is approximately $7 billion. The market for meat and dairy products is in excess of $235 billion per year. We are in the process of developing plant model systems, and we intend to use these model systems to identify targets that may be used to develop crops with superior yield and improved nutritional profiles. We also intend to apply our comparative genomics and mouse model systems to develop more rapidly growing livestock and cattle that produce milk with an improved nutritional profile.

   The following table summarizes the current status of the research projects described above:

          [DIAGRAM OF SUMMARY OF CURRENT STATUS OF RESEARCH PROJECTS]

 Mechanism of Action Programs

   We are performing mechanism of action studies for Bayer, Pharmacia & Upjohn and Bristol-Myers Squibb. Each of our partners has provided us a number of compounds that have interesting biological activity but whose molecular target is unknown. We utilize our model systems to identify the targets for the compounds and provide those targets to our partners. The first step in this process is referred to as a "feasibility study." We use such studies to establish whether or not our model systems can be used to determine the mechanism of action for a particular compound. Our experience to date indicates that more than 50% of compounds selected by our partners and provided to us in a blinded fashion are suitable for further study. Once feasibility has been established, we work towards the identification of the target for the compound as well as other components of its associated signaling pathway. The targets are identified through the analysis of organisms that are either resistant or hypersensitive to the compound. Following identification, the targets are confirmed using biochemical assays. Targets and other components of the signaling pathways are candidates for further compound development.

   Mechanism of action projects are very efficient: a small research team can typically identify the gene targets of a number of compounds within a few months. We intend to establish multiple mechanism of action collaborations with pharmaceutical and agrochemical companies. Since our partners are confident that modulating these targets leads to desirable biological activity, we believe that our partners will actively pursue many of the targets without further validation. Additionally, since

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

many of the compounds with which we identify the targets can be used as chemical lead structures, we believe that this approach can save two years or more in time to market as compared to more traditional approaches. We are also capitalizing on this technology to develop our own proprietary compounds.

   The following table summarizes the current status of our mechanism of action programs described above:

                      [TABLE: MECHANISM OF ACTION STATUS]

Corporate Collaborations

   It is part of our strategy to establish collaborations with leading companies in the pharmaceutical and agrochemical industries. Through these collaborations, we obtain license fees and research funding, together with the opportunity to receive milestone payments and royalties resulting from research results and subsequent product development. To date we have structured our agreements to retain significant rights in technology developed in each program for use elsewhere in our business.

   Each of Bayer and Pharmacia & Upjohn accounted for more than 10% of our revenues in 1999, and the loss of either of them as a customer would have a material adverse effect on our business, financial condition and results of operations.

 Bayer Corporation

   In December 1999, we established GenOptera LLC, a Delaware limited liability company, with Bayer Corporation to develop insecticides and nematicides for crop protection. As part of the formation of this joint venture, Bayer agreed to pay us, through GenOptera, license fees and research commitment fees of $20 million and to provide eight years of research funding at a minimum level of $10 million per year (for a total of $100 million of committed fees and research support). One-half, or $10 million, of these license and research commitment fees were received in January 2000, with the remaining amounts to be received in January 2001. Bayer owns 60% of GenOptera and Exelixis owns the remaining 40%. The formation of this joint venture is an outgrowth of, and replaces, the contractual collaboration we first established with Bayer AG (the corporate parent of Bayer Corporation) in May 1998. The funding committed as part of the formation of

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GenOptera is in addition to the research support that has already been provided under the original agreement. Bayer will pay GenOptera milestones and royalties on products developed by it resulting from the GenOptera research, and we will pay GenOptera royalties on certain uses of technology arising from such research.

   GenOptera has been organized to conduct its research in close conjunction with the other research conducted at Exelixis. Pursuant to a services agreement, Exelixis employees will conduct the GenOptera research, and the operations of the joint venture will be located in Exelixis research facilities. We have agreed that during the term of GenOptera research support, we will not conduct other research directed towards the specified field of research except through the joint venture.

   GenOptera will identify and validate molecular targets within its field of research. GenOptera will also conduct assay development based on those targets to the extent determined by the management committee of the joint venture. Bayer will have the first right to screen compounds in assays developed by GenOptera for insecticidal and nematicidal use.

   The parties have agreed on a detailed allocation of rights with respect to the use of targets identified by GenOptera, and the use of assays developed against those targets by GenOptera. The allocation of rights takes into consideration many different factors, but is designed generally to:

  . provide Bayer exclusive rights for the discovery and commercialization of compounds in the specified field of research;

  . permit Bayer to market any resulting products for most nonpharmaceutical uses; and

  . permit Exelixis to use the technology generated by Exelixis or GenOptera in the course of the joint venture's research for other purposes, although this work is subject to restrictions designed to protect Bayer's interests arising from the joint venture.

We retain exclusive rights to use the technology resulting from the joint venture's work for pharmaceutical purposes, subject to rights in favor of Bayer to collaborate with us in such projects.

   Either Bayer or Exelixis may terminate the GenOptera research efforts after eight years. In addition, Bayer may terminate the joint venture or buy out our interest in the joint venture under specified conditions, including, by way of example, failure to agree on key strategic issues after a period of years, the acquisition of Exelixis by another company or the loss of key personnel that we are unable to replace with individuals acceptable to Bayer.

 Pharmacia & Upjohn AB

   In February 1999, we established a five-year collaboration with Pharmacia & Upjohn to identify targets in the fields of Alzheimer's disease, Type II diabetes and associated complications of metabolic syndrome, a condition which comprises much of diabetes, obesity and portions of cardiovascular disease. In October 1999, this collaboration was expanded to include mechanism of action work designed to identify biological targets of agents already identified by Pharmacia & Upjohn as having activity in these fields. Under this agreement, Pharmacia & Upjohn paid us a license fee and provides ongoing research support. Pharmacia & Upjohn will also pay us milestones based on target selection and royalties in the event that products result from the targets that we identify.

   Under this agreement, Pharmacia & Upjohn has the exclusive right to pursue, within the field of Alzheimer's disease and metabolic syndrome, a specified number of targets that we identify. Although Pharmacia & Upjohn is obligated to use these targets only for research related to Alzheimer's disease and metabolic syndrome, it may develop and commercialize any resulting products for any use. Pharmacia & Upjohn has the right to substitute targets if newly identified ones

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

appear more promising than those previously designated by Pharmacia & Upjohn, but there are numerical limitations on the total number of targets that can be reserved by Pharmacia & Upjohn at any single time. We retain the exclusive right, subject to certain rights of first negotiation of Pharmacia & Upjohn, to use all targets identified in the course of the research performed for Pharmacia & Upjohn that are not subsequently selected by Pharmacia & Upjohn. In addition, we retain rights for specified uses of those targets that are selected by Pharmacia & Upjohn for further research.

   Either party may terminate the research at the end of the third year of the collaboration, the fifth year or any subsequent year. Pharmacia & Upjohn may terminate the research at any time with advance written notice in the event of our failure to find an acceptable replacement for a particular key employee or in the event of conflicting material third-party intellectual property rights.

   In conjunction with the establishment of our research collaboration, Pharmacia & Upjohn purchased 2,500,000 shares of our Series D preferred stock for a purchase price of $7.5 million, and also made us an interest-free loan of $7.5 million. The loan is evidenced by a promissory note which must be converted into shares of our common stock during the two-year period following this offering at a price per share equal to 120% of the initial public offering price, the time of such conversion prior to March 2002 to be determined by Pharmacia & Upjohn.

 Bristol-Myers Squibb

   In September 1999, we entered into a three-year research collaboration with Bristol-Myers Squibb to identify the mechanism of action of compounds delivered to us by Bristol-Myers. The identity and function of these compounds, including their field of activity, are not known to us prior to their delivery to us.

   Under this agreement, the parties agreed to a non-exclusive cross-license of research technology. We granted Bristol-Myers the right to use our proprietary technology covering C. elegans and D. melanogaster genetics, and in exchange Bristol-Myers transferred to us combinatorial chemistry hardware and software, together with related intellectual property rights, which had been developed by Bristol-Myers. The technology received from Bristol-Myers under this agreement will expedite the development of our compound discovery capabilities.

   Under the agreement, Bristol-Myers pays us a technology access fee and research support payments, as well as additional milestones and royalties based on achievements in the research and commercialization of products.

 Dow Agrosciences

   In March 2000, we signed a non-binding letter of intent with Dow Agrosciences LLC in connection with a proposed research collaboration. In connection with this collaboration, Dow Agrosciences will make a $5 million equity investment in a private placement of our common stock concurrent with this offering at a 25% premium to the initial public offering price. The letter of intent provides for a three-year research collaboration in a specified field of agriculture and the payment of milestones and royalties.

Relationship with Artemis

   In June 1998, we purchased a minority interest in Artemis Pharmaceuticals GmbH, a genetics company located in Cologne, Germany, focusing on the development of vertebrate model genetic systems such as mice and zebrafish. We established this relationship with Artemis in order to expand our access to other model systems technology beyond our existing systems. The individual founders of Artemis include Professor Christianne Nusslein-Volhard, Ph.D., a geneticist and 1995 Nobel Laureate in

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


medicine and physiology, Professor Klaus Rajewsky, Ph.D., professor and director of the Institute of Genetics at the University of Cologne, and Peter Stadler, Ph.D., the former head of pharma-biotechnology for Bayer AG's European operations. As of December 31, 1999, we own 24% of the outstanding equity of Artemis and, pursuant to a shareholders' agreement, we have appointed three of the five members of the Artemis shareholders' governing board. We have agreed in principle with Artemis, and Artemis has solicited shareholder consent, to amend the shareholders' agreement to increase the size of the Artemis shareholders' governing board to six members, of which we will have the right to appoint three members.

   In September 1998, we also entered into a five-year cooperation agreement with Artemis under which we agreed to share technology and business opportunities as they arise. While either party may terminate this agreement at any time, we believe that it provides a significant opportunity to access complementary genetic research. In addition to developing zebrafish and mouse model system technology, Artemis is studying cartilage biology, angiogenesis and cardiovascular biology. We and Artemis have developed an integrated research approach in the field of angiogenesis and are jointly marketing this capability.

Academic and Government Collaborations

   In order to enhance our research and technology access, we have established key relationships with government agencies and major academic centers in the U.S. and Europe. Our government collaborators include a number of U.S. Department of Agriculture campuses, and we maintain over ten academic collaborations with investigators at such institutions as Stanford University, Columbia University, University of Cologne, The Rockefeller Institute and the University of North Carolina. The purpose of these government and academic collaborations is to continuously improve our core technology and to facilitate the establishment of new discovery programs.

   We will continue to establish strategic collaborations with government agencies and academic centers. We will seek to retain significant rights to develop and market products arising from our strategic alliances. In addition, we will continue to invest our own funds in certain specific areas and product opportunities with the aim of maintaining, enhancing and extending our core technology, as well as increasing our opportunities to generate greater revenue from such activities.

Competition

   We are aware of other companies, including Paradigm Genetics, Inc., DeltaGen, Inc., Devgen N.V. and Lexicon Genetics Incorporated, that have or are developing capabilities in the use of model systems to define gene function. In addition, many genomics companies are expanding their capabilities, using a variety of techniques, to determine gene function. The pharmaceutical industry more broadly has invested heavily in obtaining access to genomics data and identifying biological targets.

   We are aware that companies focused specifically on other model systems such as mice and yeast have alternative methods for identifying product targets. In addition, pharmaceutical, biotechnology and genomics companies and academic institutions are conducting work in this field. In the future, we expect the field to become more competitive with companies and academic institutions seeking to develop competing technologies.

   Any products that we may develop or discover through application of our technologies will compete in highly competitive markets. Many of our potential competitors in these markets have substantially greater financial, technical and personnel resources than we do, and we cannot assure you that they will not succeed in developing technologies and products that may render our technologies and products and those of our collaborators obsolete or noncompetitive. In addition,

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

many of our competitors have significantly greater experience than we do in their respective fields.

Proprietary Rights

   To establish and protect our proprietary technologies and targets, we rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality provisions in our contracts. We believe that we have developed proprietary technology for use in target identification, biochemical pathway identification and assay design and that we have identified proprietary targets. Our patent strategy is designed to provide us with freedom to operate and facilitate commercialization of our current and future products. Our patent portfolio includes two issued U.S. patents relating to our proprietary model genetic systems and comparative genomics technologies and exclusively licensed U.S. patent rights and technology related to our model system technologies from the Carnegie Institution of Washington and Yale University. We have an additional 49 pending U.S. and foreign patent applications related to our technologies and specialized screens, and the application of these technologies to diverse industries including agriculture, pharmaceuticals, diagnostics, chemicals and small molecule therapeutics.

   We also rely in part on trade secret protection of our intellectual property. We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. Our employees and consultants also sign agreements requiring that they assign to us their interests in patents and other intellectual property arising from their work for us. All employees sign an agreement not to engage in any conflicting employment or activity during their employment with us, and not to disclose or misuse our confidential information. However, it is possible that these agreements may be breached or invalidated and if so, there may not be an adequate corrective remedy available. Accordingly, we cannot assure you that employees, consultants or third parties will not breach the confidentiality provisions in our contracts or infringe or misappropriate our patents, trade secrets and other proprietary rights, and the measures we are taking to protect our proprietary rights may not be adequate.

   In the future, third parties may file claims asserting that our technologies or products infringe on their intellectual property. We cannot predict whether third parties will assert such claims against us or against the licensors of technology licensed to us, or whether those claims will harm our business. If we are forced to defend ourself against such claims, whether they are with or without merit and whether they are resolved in favor of or against us or our licensors, we may face costly litigation and diversion of management's attention and resources. As a result of such disputes, we may have to develop costly non-infringing technology, or enter into licensing agreements. These agreements, if necessary, may be unavailable on terms acceptable to us, or at all, which could seriously harm our business or financial condition.

Legal Proceedings

   We are not a party to any material legal proceedings.

Employees

   As of December 31, 1999, we had 168 full-time employees, 76 of whom hold Ph.D. and/or M.D. degrees and 130 of whom were engaged in full-time research activities. We plan to expand our corporate development programs and hire additional staff as corporate collaborations are established and we expand our internal development programs. Our success will depend upon our ability to attract and retain employees. We face competition in this regard from other companies in both the biotechnology and high technology industries as well as research and academic institutions. None of our employees are represented by a labor union, and we consider our employee relations to be good.

Facilities

   We currently lease an aggregate of 70,000 square feet of office and laboratory facilities in South San Francisco, California in two buildings. The first building lease, for 33,000 square feet, expires on July 31, 2005. The second building lease, for 37,000 square feet, expires concurrent with our move to new facilities described below.

   We are party to a lease arrangement for two new office and laboratory facilities totaling a maximum of 120,000 square feet. The first building lease, for 70,000 square feet, expires 17 years from the rent commencement date. Under this lease, we have two five-year options to extend the term prior to expiration. We exercised an option to obtain an additional 50,000 square feet in a building to be constructed across the street. Construction is required to begin following an agreement on the terms of a lease for this second building. We will move into the first building beginning in the second half of 2000 and believe that the new facilities, including the space in the building to be constructed, will be sufficient for a minimum of three years. Depending on our growth, we believe we may require additional space thereafter and will seek additional facilities.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth information as of February 28, 2000 regarding our current executive officers and directors.

                Name                 Age                Position
                ----                 ---                --------
 George A. Scangos, Ph.D............ 51  President, Chief Executive Officer and
                                         Director
 Geoffrey Duyk, M.D., Ph.D.......... 40  Chief Scientific Officer and Director
 Lloyd M. Kunimoto.................. 46  Senior Vice President of Business
                                         Development
 Michael Morrissey.................. 39  Vice President, Discovery Research
 Michael Rusnak..................... 43  Vice President, Pharmaceutical
                                         Business Development
 Glen Y. Sato....................... 40  Chief Financial Officer, Vice
                                         President of Legal Affairs and
                                         Secretary
 Stelios Papadopoulos, Ph.D. (1)(2). 51  Chairman of the Board of Directors
 Charles Cohen, Ph.D. (1)........... 49  Director
 Jurgen Drews, M.D.................. 67  Director
 Jason S. Fisherman, M.D. (2)....... 44  Director
 Jean-Francois Formela, M.D. (2).... 43  Director
 Edmund Olivier de Vezin (1)........ 62  Director
 Peter Stadler, Ph.D................ 54  Director
 Lance Willsey, M.D................. 38  Director

--------
(1)  Member of the compensation committee.
(2)  Member of the audit committee.

   George A. Scangos, Ph.D., has served as our President and Chief Executive Officer since October 1996 and as a Director since October 1996. From September 1993 to October 1996, Dr. Scangos served as President of Biotechnology at Bayer Corporation, a pharmaceutical company, and was responsible for research, business and process development, manufacturing, engineering and quality assurance. Dr. Scangos holds a B.A. in Biology from Cornell University and a Ph.D. in Microbiology from the University of Massachusetts. He was a Post-Doctoral Fellow at Yale University and a faculty member at the Johns Hopkins University. He currently holds an appointment as Adjunct Professor of Biology at Johns Hopkins University.

   Geoffrey Duyk, M.D., Ph.D., has served as our Chief Scientific Officer since April 1997 and as a Director since April 1998. From 1994 to 1997, Dr. Duyk served at Millennium Pharmaceuticals, Inc., a genomics company, mostly recently as Vice President of Genomics. From 1992 to 1994, Dr. Duyk was an Assistant Professor in the Department of Genetics at Harvard Medical School and an Assistant Investigator of the Howard Hughes Medical Institute. While at Harvard Medical School, Dr. Duyk was a co-principal investigator in the NIH-funded Cooperative Human Linkage Center. Dr. Duyk holds a Ph.D. and M.D. from Case Western Reserve University and completed his residency and post-doctoral training at University of California, San Francisco.

   Lloyd M. Kunimoto has served as our Senior Vice President of Business Development since August 1999. From 1997 to 1999, Mr. Kunimoto served as Vice President of Commercial Development for the Nutrition and Consumer Products sector of Monsanto Company, a life sciences company. While at Monsanto, Mr. Kunimoto was responsible for directing Monsanto's genetic engineering program in the area of food ingredients. From 1996 to 1997, Mr. Kunimoto served as President and Chief Executive Officer of Calgene, Inc., an agricultural biotechnology company. Mr. Kunimoto holds a B.S. in Mathematics from Stanford University.

   Michael M. Morrissey, Ph.D. has served as our Vice President of Discovery Research since February 2000. Previously with Berlex Biosciences since 1991, Dr. Morrissey held positions of increasing responsibility, including Vice President of Discovery Research, Director of Pharmaceutical Discovery and Unit Head of Medicinal Chemistry. Dr. Morrissey received his Ph.D. in Chemistry from Harvard University and his B.S. Honors in Chemistry from the University of Wisconsin.

   Michael Rusnak, has served as our Vice President of Pharma Business Development since February 2000. Mr. Rusnak was Vice President of Business Development for CombiChem, Inc. from March 1999 until the company was acquired by DuPont Pharmaceuticals in November of 1999. From January 1996 to November 1999, Mr. Rusnak was employed by Lexicon Genetics Incorporated in The Woodlands, Texas as Vice President of Marketing and Business Development. Previous to Lexicon, he served as Director of Marketing for Aprogenex, Inc. He received his B.S. in Microbiology from St. Bonaventure University and his M.S. in Clinical Science from San Francisco State University.

   Glen Y. Sato has served as our Chief Financial Officer, Vice President of Legal Affairs and Secretary since November 1999. From April 1999 to November 1999, Mr. Sato served as Vice President, Legal and General Counsel for Protein Design Labs, Inc., a biotechnology company, where he previously served as the Associate General Counsel and Director of Corporate Planning from July 1993 to April 1999. Mr. Sato holds a B.A. from Wesleyan University and a J.D. and M.B.A. from the University of California, Los Angeles.

   Stelios Papadopoulos, Ph.D., has been a Director since December 1994 and Chairman of the Board since January 1998. Dr. Papadopoulos has been an investment banker at SG Cowen since February, 2000. Prior to this, Dr. Papadopoulos was an investment banker at PaineWebber from April 1987 to February 2000, and Chairman of PaineWebber Development Corp., a PaineWebber subsidiary, from June 1998 to February 2000. Dr. Papadopoulos is a member of the Board of Directors of Diacrin, Inc. and several private companies. Dr. Papadopoulos holds a Ph.D. in Biophysics and an M.B.A. in Finance, both from New York University.

   Charles Cohen, Ph.D., has been a Director since November 1995. Dr. Cohen co-founded Creative BioMolecules, Inc., a biotechnology company, in 1982 and is its Chief Scientific Officer. Dr. Cohen serves on the board of directors of Creative BioMolecules, Inc. and several private companies. Dr. Cohen holds a B.A. from State University of New York at Buffalo and a Ph.D. in Basic Medical Sciences from New York University School of Medicine.

   Jurgen Drews, M.D., has been a Director since July 1998. Dr. Drews has been Chairman of the Board of International Biomedicine Management Partners, Inc. since October 1997. From 1996 to 1997, Dr. Drews served as President of Global Research for Hoffmann-La Roche Inc. and also served as a member of the Corporate Executive Committee of the Roche Group. From 1991 to 1995, Dr. Drews served as President of International Research and Development and as a member of the Corporate Executive Committee for Roche. Dr. Drews is also a director of Protein Design Labs, Inc., Human Genome Sciences, Inc. and MorphoSys GmbH. Dr. Drews holds an M.D. in Internal Medicine and Molecular Biology from the University of Heidelberg.

   Jason S. Fisherman, M.D., has been a Director since March 1996. Dr. Fisherman has been a partner of Advent International Corporation since 1994. From 1991 to 1994, Dr. Fisherman served as Senior Director of Medical Research at Enzon, where he managed clinical programs in oncology, genetic diseases and blood substitutes. Dr. Fisherman is a director of Mediconsult.com, Inc., ILEX

Oncology, Inc. and several private companies. Dr. Fisherman holds a B.A. in Molecular Biophysics and Biochemistry from Yale University, an M.D. from the University of Pennsylvania and an M.B.A. from the Wharton Graduate School of Business.

   Jean-Francois Formela, M.D., has been a Director since September 1995. Dr. Formela was a partner of Atlas Venture from 1993 to 1995, and has been a general partner of Atlas since 1995. From 1989 to 1993, Dr. Formela served at Schering-Plough, most recently as Senior Director, Medical Marketing and Scientific Affairs, where he had biotechnology licensing and marketing responsibilities. Dr. Formela serves on the board of directors of BioChem Pharma, Inc. and several private companies. Dr. Formela holds an M.D. from Paris University School of Medicine and an M.B.A. from Columbia Business School.

   Edmund Olivier de Vezin has been a Director since July 1997. Mr. Olivier has been a General Partner of Oxford BioScience Partners and general partner of Fairfield/Steuben Venture Partners since 1993. From 1983 to 1993, Mr. Olivier served as Vice President of Technology and Planning at Diamond Shamrock. Mr. Olivier is a Life Fellow and a Member of the National Council of the Salk Institute and a former Chairman of the Biotechnology Venture Investors Group. Mr. Olivier holds a B.S. in Chemical Engineering from Rice University and an M.B.A. from Harvard University Graduate School of Business.

   Peter Stadler, Ph.D., has been a Director since April 1998. Dr. Stadler has been President and Chief Executive Officer of Artemis Pharmaceuticals, GmbH since June 1998. From 1987 to 1997, Dr. Stadler was head of pharma-biotechnology at Bayer AG. From 1986 to 1987, Dr. Stadler served as a visiting scientist at the University of Munster, Germany and the Massachusetts Institute of Technology in the area of biotechnology. Dr. Stadler holds a Ph.D. in Organic Chemistry and Biochemistry from the University of Hamburg.

   Lance Willsey, M.D., has been a Director since April 1997. Dr. Willsey has been a Founding Partner of DCF Capital, a hedge fund focused on investing in the life sciences, since July 1998. From July 1997 to July 1998, Dr. Willsey served on the Staff Department of Urologic Oncology at the Dana Farber Cancer Institute at Harvard University School of Medicine. From July 1996 to July 1997, Dr. Willsey served on the Staff Department of Urology at Massachusetts General Hospital at Harvard University School of Medicine, where he was a urology resident from July 1992 to July 1996. Dr. Willsey holds a B.S. in Physiology from Michigan State University and an M.S. in Biology and an M.D. from Wayne State University.

Scientific Advisory Board

   The following individuals are members of our Scientific Advisory Board:

                 Name                                   Current Position
                 ----                                   ----------------
 Spyridon Artavanis-Tsakonas, Ph.D... Director of Developmental Biology and Cancer at the
                                      Massachusetts General Hospital Cancer Center
 Richard ffrench-Constant, Ph.D...... Chair of Insect Molecular Biology, Department of
                                      Biology and Biochemistry at the University of Bath
 Corey S. Goodman, Ph.D.............. Evan Rauch Professor of Neuroscience and Director of
                                      the Wills Neuroscience Institute at the University
                                      of California, Berkeley
 Ronald Plasterk, Ph.D............... Director of the Hubrecht Laboratory for
                                      Developmental Biology (Utrecht, the Netherlands)
 Marc Tessier-Lavigne, Ph.D.......... Professor of Anatomy and of Biochemistry and
                                      Biophysics, and Director of the Center for Brain
                                      Development, University of California, San
                                      Francisco, and Investigator of the Howard Hughes
                                      Medical Institute
 James H. Thomas, Ph.D............... Associate Professor in the Department of Genetics
                                      and member of the Programs in Molecular and Cellular
                                      Biology and in Neuroscience and Behavior, University
                                      of Washington, Seattle
                                      Director of the Max-Planck Institute (Tubingen,
 Christianne Nusslein-Volhard, Ph.D.. Germany)
 Klaus Rajewsky, Ph.D................ Professor and Director of the Institute of Genetics
                                      at the University of Kohn

Board Composition

   We currently have ten directors. Subject to approval, in accordance with the terms of our certificate of incorporation and bylaws, upon the closing of this offering we will have ten directors and the terms of office of the board of directors will be divided into three classes. As a result, a portion of our board of directors will be elected each year. The division of the three classes and their respective election dates are as follows:

  . the class I directors will be Drs. Cohen, Drews and Duyk, and their term will expire at the annual meeting of stockholders to be held in 2000;

  . the class II directors will be Drs. Fisherman and Formela and Mr. Olivier, and their term will expire at the annual meeting of stockholders to be held in 2001; and

  . the class III directors will be Drs. Papadopoulos, Scangos, Stadler and Willsey, and their term will expire at the annual meeting of stockholders to be held in 2002.

   At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of Exelixis.

   The holders of our preferred stock currently have rights to appoint directors pursuant to the Fourth Amended and Restated Securityholders' Agreement that we entered into in February 1999 with our Series A, Series B, Series C and Series D preferred stockholders. In accordance with these appointment rights:

  . Dr. Formela was appointed by Atlas Venture Fund II, L.P. and Atlas
    Venture Europe Fund B.V.;
  . Dr. Fisherman was appointed by our Series A and Series B preferred stockholders;
  . Drs. Papadopoulos, Drews and Willsey and Mr. Olivier were appointed by our Series A, Series B, Series C and Series D preferred stockholders voting together as a single class; and
  . Dr. Scangos serves as a director by virtue of his position as our Chief
    Executive Officer.

Upon the closing of this offering, our preferred stock will be converted to common stock and these appointment rights will cease to exist.

Board Committees

   Audit Committee. Our audit committee reviews our internal accounting procedures and consults with, and reviews the services provided by, our independent accountants. Current members of our audit committee are Drs. Fisherman, Formela and Papadopoulos.

   Compensation Committee. Our compensation committee reviews and recommends to the board of directors the compensation and benefits of all our officers and establishes and reviews general policies relating to compensation and benefits of our employees. The compensation committee also administers the issuance of stock options and other awards under our stock plans. Current members of the compensation committee are Mr. Olivier and Drs. Cohen and Papadopoulos.

Compensation Committee Interlocks and Insider Participation

   None of the members of our compensation committee has at any time been an officer or employee of Exelixis. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

   Drs. Formela, Papadopoulus and Scangos serve as members of the Shareholders' Committee of Artemis, the governing board of Artemis responsible for compensation decisions. Dr. Stadler, a member of our board, is Chief Executive Officer of Artemis.

Director Compensation

   Directors currently receive no cash compensation from us for their services as members of the board or for attendance at committee meetings.

   In January 2000, we adopted the 2000 Non-Employee Directors' Stock Option Plan to provide for the automatic grant of options to purchase shares of common stock to our directors who are not employees of Exelixis or of any affiliate of Exelixis. Any non-employee director elected after the closing of this offering will receive an initial option to purchase 25,000 shares of common stock. Starting at the annual stockholder meeting in 2000, all non-employee directors will receive an annual option to purchase 5,000 shares of common stock. See "-- Employee Benefit Plans--2000 Non-Employee Directors' Stock Option Plan" for a more detailed explanation of the terms of these stock options.

Executive Compensation

   The following table sets forth information concerning the compensation that we paid during 1999 to our Chief Executive Officer and each of the four other most highly compensated executive officers who earned more than $100,000 during 1999. These individuals are referred to as the "named executive officers."

                           Summary Compensation Table

                                                                  Long-Term
                                                 Annual          Compensation
                                              Compensation          Awards
                                            -----------------    ------------
                                                                  Securities
                                                                  Underlying
        Name and Principal Position          Salary   Bonus        Options
        ---------------------------         -------- --------    ------------
George A. Scangos, Ph.D.................... $400,000 $250,000(1)   600,000
  President and Chief Executive Officer
Geoffrey Duyk, M.D., Ph.D..................  290,000  162,000(2)   375,000
  Chief Scientific Officer
Lloyd M. Kunimoto (3)......................   87,500   71,875      262,500
  Senior Vice President of Business
   Development
Glen Y. Sato (4)...........................   30,962      --       243,750
  Chief Financial Officer, Vice
  President of Legal Affairs and Secretary
Lynne Zydowsky, Ph.D.(5)...................  162,500   48,000(6)    90,000

--------
(1) Includes a 1998 bonus of $50,000 that was paid in 1999.
(2) Includes a 1998 bonus of $87,000 that was paid in 1999.
(3) Mr. Kunimoto joined Exelixis in August 1999. Mr. Kunimoto's annual salary is $210,000.
(4) Mr. Sato joined Exelixis in November 1999. Mr. Sato's annual salary is $210,000.
(5) Dr. Zydowsky left her position as our Vice President, Pharmaceutical Business Development in January 2000.
(6) Includes a 1998 bonus of $20,000 that was paid in 1999.

                       Option Grants in Fiscal Year 1999

   The following table sets forth each grant of stock options during the fiscal year ended December 31, 1999, to each of the named executive officers.

   The exercise price of each option is equal to the estimated fair market value of our common stock as determined by the board of directors on the date of grant. In determining the estimated fair market value of our common stock on the date of grant our board of directors considered many factors, including:

  . the fact that our options involved illiquid securities in a nonpublic company;

  . prices of preferred stock issued by Exelixis to outside investors in arm's-length transactions;

  . the rights, preferences and privileges of our preferred stock over our common stock;

  .  our stage of development and business strategy; and

  . the likelihood that our common stock would become liquid through an initial public offering, a sale of Exelixis or another event.

   The exercise price may be paid in cash, promissory notes, shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

   The potential realizable value of our options is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by:

  . multiplying the number of shares of common stock subject to a given option by the assumed initial public offering price of $11.00 per share;

  . assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

  .  subtracting from that result the aggregate option exercise price.

   Percentages shown under "Percent of Total Options Granted to Employees in 1999" are based on an aggregate of 2,892,202 (post-split) options granted to our employees, consultants and directors under our stock option plans during 1999.

                                          Individual Grants                 Potential Realizable
                          -------------------------------------------------   Value at Assumed
                           Number of                                        Annual Rates of Stock
                          Securities  Percent of Total                       Price Appreciation
                          Underlying  Options Granted  Exercise                for Option Term
                            Options   to Employees in  Price per Expiration ---------------------
          Name            Granted (#)     1999 (%)     Share ($)    Date        5%        10%
          ----            ----------- ---------------- --------- ---------- ---------- ----------
George A. Scangos, Ph.D.    375,000        12.97         0.27     08/04/09   6,297,979  9,625,284
                            225,000         7.78         1.33     12/16/09   3,540,287  5,536,671
Geoffrey Duyk, M.D.,
 Ph.D...................    225,000         7.78         0.27     08/04/09   3,778,787  5,775,171
                            150,000         5.19         1.33     12/16/09   2,360,192  3,691,114
Lloyd M. Kunimoto.......    225,000         7.78         0.27     08/01/09   3,778,787  5,775,171
                             37,500         1.33         1.33     12/16/09     590,048    922,778
Glen Y. Sato............    243,750         8.43         0.40     11/07/09   4,061,832  6,224,492
Lynne Zydowsky, Ph.D....     60,000         2.07         0.27     06/03/09   1,007,677  1,540,045
                             30,000         1.04         0.40     10/31/09     499,938    766,123

                       Option Values at December 31, 1999

   The following table sets forth the number and value of securities underlying unexercised options that are held by each of the named executive officers as of December 31, 1999.

   Amounts shown under the column "Value of Unexercised In-the-Money Options at December 31, 1999" are based on the assumed initial public offering price of $11.00, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares.

                                                       Number of
                                                 Securities Underlying     Value of Unexercised
                                                Unexercised Options at    In-the-Money Options at
                                                 December 31, 1999(1)      December 31, 1999(1)
                                               ------------------------- -------------------------
                            Shares
                           Acquired    Value
                          on Exercise Realized Exercisable/ Exercisable/ Exercisable/ Exercisable/
          Name                (#)       ($)       Vested      Unvested      Vested      Unvested
          ----            ----------- -------- ------------ ------------ ------------ ------------
George A. Scangos, Ph.D.       --         --     196,094      666,406     2,104,089    6,912,036
Geoffrey Duyk, M.D.,
 Ph.D...................       --         --     123,047      420,703     1,320,294    4,355,143
Lloyd M. Kunimoto.......       --         --         --       262,500           --     2,776,875
Glen Y. Sato............    62,500     58,125        --       181,250           --     1,921,250
Lynne Zydowsky, Ph.D....    42,263     30,743        --        96,487           --     1,031,770

--------
(1) All options are exercisable upon grant but are subject to a right of repurchase by Exelixis until vested.

Employee Benefit Plans

 2000 Equity Incentive Plan

   We adopted our 2000 Equity Incentive Plan in January 2000 to replace the 1997 Equity Incentive Plan.

   Administration. The plan is administered by our board of directors, or a committee appointed by the board, which determines recipients and types of stock awards to be issued, including number of shares under the stock award and the exercisability of the stock award, and also has the power to construe, interpret and amend the incentive plan.

   Share Reserve. We have reserved a total of 3,000,000 shares of our common stock for issuance under the incentive plan. On the last day of each of our fiscal years for ten years, starting in 2000, the share reserve will automatically be increased by a number of shares equal to the greater of:

  .  5% of our outstanding shares on a fully-diluted basis; or

  . that number of shares subject to stock awards granted under the incentive plan during the prior 12-month period.

The automatic increase is subject to reduction by the board, and share reserve increases for incentive stock options may not exceed an aggregate of 30,000,000 shares over the term of the plan. If the recipient of a stock award does not purchase the shares subject to his or her stock award before the stock award expires or otherwise terminates, the shares that are not purchased will again become available for issuance under the incentive plan. Likewise, if the recipient of a stock award terminates his or her service to us, any unvested shares that we repurchase will again become available for issuance under the incentive plan for all awards other than incentive stock options.

   Eligibility. The board may grant incentive stock options that qualify under
Section 422 of the Internal Revenue Code to our employees and to the employees of our affiliates. The board also may grant nonstatutory stock options, stock bonuses and restricted stock purchase awards to our employees, directors and consultants as well as to the employees, directors and consultants of our affiliates.

   Under certain conditions the board may grant an incentive stock option to a person who owns or is deemed to own stock possessing more than 10% of our total combined voting power or the total combined voting power of an affiliate of ours. In such a case, the exercise price of any such options must be at least 110% of the fair market value of the stock on the grant date, and the option term must be five years or less.

   Option Terms. The board may grant incentive stock options with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date, but it has the discretion to set a lower exercise price for nonstatutory stock options. If the value of our shares declines thereafter, the board may offer optionholders the opportunity to replace their outstanding higher-priced options with new lower-priced options.

   The maximum option term is ten years. Subject to this limitation, the board may provide for exercise periods of any length with respect to individual option grants. An option generally terminates three months after the optionholder's service to us or one of our affiliates terminates. If this termination is due to the optionholder's disability, the exercise period generally is extended to 12 months. If termination is due to the optionholder's death or if the optionholder dies within three months of the date on which his or her service terminates, the exercise period generally is extended to 18 months following the optionholder's death.

   The board may provide for the transferability of nonstatutory stock options but not incentive stock options. However, the optionholder may designate a beneficiary to exercise either type of option in the event of the optionholder's death. If the optionholder does not designate a beneficiary, the optionholder's option rights will pass by his or her will or by the laws of descent and distribution.

   Terms of Other Stock Awards. The board determines the purchase price of other stock awards. The board may award stock bonuses in consideration of past services without a purchase payment. Shares that we sell or award under our incentive plan may, but need not, be restricted and subject to a repurchase option in our favor in accordance with a vesting schedule that the board determines. The board, however, may accelerate the vesting of the restricted stock.

   Other Provisions. Transactions that do not involve our receipt of consideration, including a merger, consolidation, reorganization, stock dividend and stock split, may trigger a change in the class and number of shares subject to the incentive plan and to outstanding awards. In that event, the board will appropriately adjust the incentive plan as to the class and the maximum number of shares subject to the incentive plan and the cap on the number of shares available for incentive stock options. It will also adjust outstanding awards as to the class, number and price of shares subject to such awards.

   Effect of a Merger on Stock Awards. If we dissolve or liquidate, then our outstanding stock awards will terminate immediately prior to such event. However, we treat outstanding stock awards differently in the following change in control situations:

  . a sale, lease or other disposition of all or substantially all of our assets;

  .  a merger or consolidation in which we are not the surviving corporation;

  . a reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property; and

  . an acquisition of the beneficial ownership of our securities representing at least 50% of the combined voting power entitled to vote in the election of our directors.

In these situations, any surviving entity may either assume or replace all outstanding awards under the incentive plan. Otherwise, the vesting and exercisability of outstanding awards will accelerate.

   If a participant's service is either involuntarily terminated without cause or voluntarily terminated for good reason within the period of time beginning one month before and ending 13 months after a change in control, then the vesting of an award (and, if applicable, the exercisability of the award) will accelerate by one year.

   Stock Awards Granted. As of the date of this prospectus, we have issued no options under the incentive plan, and all 3,000,000 shares remained available for future grants. As of the date of this prospectus, the board had not granted any stock bonuses or restricted stock under the incentive plan.

   Plan Termination. The incentive plan will terminate in 2010 unless the board terminates it sooner.

1997 Equity Incentive Plan and 1994 Employee, Director and Consultant Stock
Plan

   Our 1997 Equity Incentive Plan was adopted in September 1997 and terminated for purposes of new option grants in January 2000. Our 1994 Employee, Director and Consultant Stock Plan was adopted in January 1995 and terminated for purposes of new option grants in September 1997. Each of the plans remains in effect as to outstanding stock options granted under that plan.

   Each of the 1997 plan and the 1994 plan provided for the grant of incentive stock options to employees and nonstatutory stock options to employees, directors and consultants of Exelixis and its affiliates. The plans also provided for the outright sale of stock to employees, directors and consultants. Each of these plans is administered by the board of directors, or a committee appointed by the board, which determined recipients and types of stock awards to be issued, including the number of shares under the stock award and the exercisability of the stock award, and also has the power to construe, interpret and amend the plan.

   Prior Option Grants. As of December 31, 1999, under the 1997 Equity Incentive Plan and 1994 Employee, Director and Consultant Stock Plan, options to purchase 4,504,027 shares of common stock were outstanding under these plans, 375,000 of which were granted subject to stockholder approval of an increase in the available share reserve, and options to purchase 2,353,889 shares of common stock had been exercised.

   Effect of a Merger on Options. If we dissolve or liquidate or have a change of control transaction, options outstanding under the 1997 plan and the 1994 plan will be treated in the same manner as options outstanding under the 2000 Equity Incentive Plan.

 2000 Non-Employee Directors' Stock Option Plan

   We adopted the 2000 Non-Employee Directors' Stock Option Plan in January 2000. The directors' plan provides for the automatic grant of options to purchase shares of our common stock to our non-employee directors.

   Administration. The board of directors administers the directors' plan unless it delegates administration to a committee. The board has the authority to construe, interpret and amend the directors' plan but the directors' plan specifies the essential terms of the options, including recipients, grant dates, the number of shares in each option and price per share.

   Share Reserve. We have reserved a total of 500,000 shares of our common stock for issuance under the directors' plan. On the last day of each of our fiscal years for ten years, starting in 2000, the share reserve will automatically be increased by a number of shares equal to the greater of:

  .  0.75% of our outstanding shares on a fully-diluted basis; or

  . that number of shares subject to options granted under the directors' plan during the prior 12-month period.

The automatic increase is subject to reduction by the board. If an optionholder does not purchase the shares subject to his or her option before the option expires or otherwise terminates, the shares that are not purchased will again become available for issuance under the directors' plan. Likewise, if an optionholder terminates his or her service to us, any unvested shares that we repurchase will again become available for issuance under the directors' plan

   Eligibility. We will automatically issue options to our non-employee directors under the directors' plan as follows:

  . Each person who is an non-employee director on the effective date of the closing of this offering or who is first elected or appointed thereafter as a non-employee director will automatically receive an initial grant for 25,000 shares. The initial grant is exercisable immediately but will vest at the rate of 25% of the shares on the first anniversary of the grant date and monthly thereafter over the next three years.

  . In addition, on the day after each of our annual meetings of the stockholders each non-employee director will automatically receive an annual grant for 5,000 shares. This annual grant is exercisable immediately but will vest monthly over the following year. If the non-employee director is appointed to the board after the annual meeting, the annual grant will be pro rated.

   As long as the optionholder continues to serve with us or with an affiliate of ours, whether in the capacity of a director, an employee or a consultant, the option will continue to vest and be exercisable during its term. When the optionholder's service terminates, we will have the right to repurchase any unvested shares at the original exercise price, without interest.

   Option Terms. Options have an exercise price equal to 100% of the fair market value of our common stock on the grant date. The option term is ten years but terminates three months after the optionholder's service terminates. If this termination is due to the optionholder's disability, the post-termination exercise period is extended to 12 months. If termination is due to the optionholder's death or if the optionholder dies within three months of the date on which his or her service terminates, the post-termination exercise period is extended to 18 months following death.

   The optionholder may transfer the option by gift to immediate family members or for estate-planning purposes. The optionholder may also designate a beneficiary to exercise the option in the event of the optionholder's death. If the optionholder does not designate a beneficiary, the option exercise rights will pass by the optionholder's will or by the laws of descent and distribution.

   Other Provisions. Transactions that do not involve our receipt of consideration, including a merger, consolidation, reorganization, stock dividend and stock split, may trigger a change in the class and number of shares subject to the directors' plan and to outstanding options. In that event, the board will appropriately adjust the directors' plan as to the class and the maximum number of shares subject to the directors' plan and the automatic option grants. It will also adjust outstanding options as to the class, number and price of shares subject to such options.

   Effect of a Merger on Options. If we dissolve or liquidate, outstanding options will terminate immediately prior to such event. However, we treat outstanding options differently in the following situations:

  . a sale, lease or other disposition of all or substantially all of our assets;

  .  a merger or consolidation in which we are not the surviving corporation;

  . a reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property; and

  . an acquisition of the beneficial ownership of our securities representing at least 50% of the combined voting power entitled to vote in the election of our directors.

In these situations, any surviving entity will either assume or replace all outstanding options under the directors' plan. Otherwise, the vesting of the options will accelerate.

   Options Issued. The directors' plan will not be effective until the effective date of the closing of this offering. Therefore, we have not issued any options under the directors' plan.

   Plan Termination. The directors' plan will terminate in 2010 unless the board terminates it sooner.

 2000 Employee Stock Purchase Plan

   Our board adopted the 2000 Employee Stock Purchase Plan in January 2000.

   Administration. The board administers the purchase plan unless it delegates administration to a committee. The board has the authority to construe, interpret and amend the purchase plan as well as to determine the terms of rights granted under the purchase plan.

   Share Reserve. We authorized the issuance of 300,000 shares of our common stock pursuant to purchase rights granted to eligible employees under the purchase plan. On the last day of each of our fiscal years for ten years, starting in 2000, the share reserve will automatically be increased by a number of shares equal to the greater of:

  .  0.75% of our outstanding shares on a fully-diluted basis; or

  . that number of shares subject to stock awards granted under the incentive plan during the prior 12-month period.

The automatic increase is subject to reduction by the board, and the share reserve may not increase by more than an aggregate of 1.5 million shares over the ten-year period.

   Eligibility. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. The purchase plan provides a means by which eligible employees may purchase our common stock through payroll deductions. We implement the purchase plan by offering purchase rights to eligible employees. Generally, all of our full-time employees who have been employed for at least ten days may participate in offerings under the purchase plan. However, no employee may participate in the purchase plan if immediately after we grant the employee a purchase right, such employee would have voting power over 5% or more of our outstanding capital stock.

   Offerings. The board has the authority to set the terms of an offering. It may specify offerings of up to 27 months where common stock is purchased for accounts of participating employees at a price per share equal to the lower of:

  . 85% of the fair market value of a share on the first day of the offering; or

  .  85% of the fair market value of a share on the purchase date.

   The first offering will begin on the effective date of the closing of this offering. The fair market value of the shares will be the initial public offering price. Thereafter, the fair market value will be the closing sales price (rounded up where necessary to the nearest whole cent) for our shares (or the closing bid, if no sales were reported) as quoted on the Nasdaq National Market on the last trading day prior to the relevant determination date, as reported in The Wall Street Journal.

   The board may provide that employees who become eligible to participate after an offering period begins may nevertheless enroll in the offering. These employees will purchase our stock at the lower of:

  . 85% of the fair market value of a share on the day they began participating in the purchase plan; or

  .  85% of the fair market value of a share on the purchase date.

   The board has determined that participating employees may authorize payroll deductions of up to 15% of their compensation for the purchase of stock under the purchase plan. These employees may end their participation in the offering at any time up to ten days before a purchase date. Their participation ends automatically on termination of their employment.

   Other Provisions. A participant's right to purchase our stock under our purchase plan, plus any other purchase plans established by us or by our affiliates, is limited. An employee may not accrue the right to purchase stock at a rate of more than $25,000 of the fair market value of our stock for each calendar year in which the purchase right is outstanding. We determine the fair market value of our stock, for the purpose of this limitation, as of the first day of the offering.

   Upon a change in control, the board may provide that the successor corporation will either assume or replace outstanding purchase rights. Alternatively, the board may shorten the ongoing offering period and provide that our stock will be purchased for the participants immediately before the change in control.

   Shares Issued. As of the date of this prospectus, no shares of common stock had been issued under the purchase plan.

   Plan Termination. The purchase plan will terminated in 2010. Prior to that time, the board may terminate the purchase plan at any time after the end of an offering.

 401(k) Plan

   All of our employees generally are eligible to participate in our 401(k) Retirement Plan. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lesser of 20% of their annual compensation or the statutorily prescribed annual limit allowable under Internal Revenue Service Regulations and to have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits us, but does not require us, to make additional matching contributions on behalf of all participants in the 401(k) Plan. We have not made any contributions to the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401(k) of the Code so that contributions to the 401(k) Plan by employees or by Exelixis, and the investment earnings thereon, will not be taxable to employees until withdrawn from the 401(k) Plan, and our contributions, if any, will be deductible by us when made.

Limitations of Liability and Indemnification Matters

   In connection with the consummation of this offering, we will adopt and file an amended and restated certificate of incorporation and restated bylaws. As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  .  any breach of duty of loyalty to us or our stockholders;

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . unlawful payment of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

   Our amended and restated bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the amended and restated bylaws would permit indemnification.

   We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us, arising out of such person's services as a director or executive officer with respect to Exelixis, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Change in Control Arrangements and Employment Agreements

   At the time of commencement of employment, our employees generally sign offer letters specifying basic terms and conditions of employment. In general, our employees are not subject to written employment agreements. Each officer and employee has entered into a standard form agreement with respect to confidential information and invention assignment that provides that the employee will not disclose any confidential information of Exelixis received during the course of employment and that, with some exceptions, the employee will assign to Exelixis any and all inventions conceived or developed during the course of employment.

   In September 1996, we entered into an agreement with George Scangos in connection with his appointment as President and Chief Executive Officer of Exelixis. The agreement provides that Dr. Scangos' term of employment will be renewed automatically each year unless either party provides written notice of its intention not to renew. In the event that Dr. Scangos' employment is terminated without cause, he may receive up to six months base salary and bonus, together with all benefits. The agreement also provides that in the event of a merger or sale of more than 50% of Exelixis' assets, Dr. Scangos' unvested stock options shall automatically accelerate and vest in full.

   In April 1997, we entered into an agreement with Geoffrey Duyk in connection with his appointment as Chief Scientific Officer and Senior Vice President of Research and Development. The agreement provides that Dr. Duyk's term of employment will be renewed automatically each year unless either party provides written notice of its intention not to renew. In the event that Dr. Duyk's employment is terminated without cause, he may receive up to six months base salary and any declared but unpaid bonus as of the date of termination, together with all benefits. The agreement also provides that in the event of a change of control, Dr. Duyk's unvested stock options shall automatically accelerate and vest in full.

   In October 1999, we entered into an agreement with Glen Sato in connection with his appointment as Chief Financial Officer and Vice President of Legal Affairs. The agreement provides that in the event that Mr. Sato's employment is terminated without cause, he will receive six months base salary and benefits.

                              CERTAIN TRANSACTIONS

   Stock option grants to our executive officers and directors are described in this prospectus under the headings "Management--Director Compensation," and "Management--Executive Compensation."

   The following executive officers, directors and holders of more than five percent of our voting securities purchased securities in the amounts as of the dates shown below since January 1, 1997.

                                                             Shares of Preferred
                                                                  Stock (1)
                                                    Common   -------------------
                                                    Stock    Series C  Series D
                                                  ---------- --------- ---------
Directors and Executive Officers
George A. Scangos................................  1,125,000        --        --
Geoffrey Duyk....................................    675,000        --        --
Glen Y. Sato.....................................     62,499        --        --
Stelios Papadopoulos.............................         --    37,500        --
Lance Willsey....................................         --    37,500        --

5% Stockholders
Atlas Venture Fund II, L.P. (2)..................         --   200,022   101,064
Atlas Venture Europe Fund B.V. (2)...............         --    99,978    50,532
Pharmacia & Upjohn AB............................         --        -- 1,875,000
Oxford Bioscience Partners, L.P. (3).............         --   126,225    63,602
Oxford Bioscience Partners (Bermuda) L.P.(3).....         --    35,025    17,648
Advent Partners L.P.(4)..........................         --     5,048     2,884
Advent Performance Materials, L.P.(4)............         --    22,651    12,944
Adwest L.P.(4)...................................         --    12,944     7,396
Rovent II L.P.(4)................................         --    90,606    51,774
Hambrecht & Quist Healthcare Investors...........         --   112,500
Hambrecht & Quist Life Science Investors.........         --    75,000
PaineWebber Capital, Inc. (5)....................         --   112,500    35,346
Price per share.................................. $ 0.001 to $    2.67 $    4.00
                                                  $     1.33
Date(s) of purchase..............................    4/97 to      4/97   8/98 to
                                                       12/99                2/99

--------

(1) The Series A, Series B, Series C and Series D preferred stock will all convert into shares of common stock on a 1-for-0.75 basis upon the closing of this offering.

(2) Jean-Francois Formela, one of our directors, is a general partner of Atlas Venture.

(3) Edmund Olivier, one of our directors, is a partner of Oxford Bioscience Partners.

(4) Jason S. Fisherman, one of our directors, is a partner of Advent International Corporation.

(5) Stelios Papadopoulos, one of our directors, is an investment banker at PaineWebber Incorporated.

   Fourth Amended and Restated Securityholders' Agreement. In February 1999, Exelixis and the Series A, Series B, Series C and Series D preferred stockholders entered into the fourth amended and restated securityholders' agreement. The agreement provides that in the event of an underwritten public offering such as this offering, Exelixis will use its best efforts to cause the underwriters to reserve up to 10% of the shares included in the public offering for purchase by individuals who hold Series C preferred stock and do not hold shares of any other class of our capital stock. If these Series C stockholders are able to participate in such public offering, they may purchase shares of our common stock in the public offering pro rata to their holdings of Series C preferred stock. This provision derives from agreements entered into in April 1997 in connection with the issuance of the Series C preferred stock.

   Executive Employment Agreements. We have entered into employment agreements with George Scangos, President and Chief Executive Officer, Geoffrey Duyk, Chief Scientific Officer and Senior Vice President of Research and Development, and Glen Sato, Chief Financial Officer and Vice President of Legal Affairs. See "Management--Change in Control Arrangements and Employment Agreements."

   Indemnification Agreements. We intend to enter into indemnification agreements with our directors and certain officers for the indemnification of and advancement of expenses to these persons to the fullest extent permitted by law. We also intend to execute these agreements with our future directors and officers. See "Management--Limitations of Liability and Indemnification Matters."

   Indebtedness of Management. In January 1998, we entered into a loan agreement with George Scangos, President, Chief Executive Officer and a director, in the amount of $150,000. The loan has an interest rate of 6.13% and matures on January 19, 2003. Pursuant to the terms of the loan agreement, the loan may be forgiven under certain circumstances.

   In January 1998, we entered into a loan agreement with Geoffrey Duyk, Chief Scientific Officer, Senior Vice President of Research and Development, and a director, in the amount of $90,000. The loan has an interest rate of 6.13% and matures on January 16, 2003. Pursuant to the terms of the loan agreement, the loan may be forgiven under certain circumstances.

   In March 1999, we entered into a loan agreement with Lynne Zydowsky, former Vice President, Pharmaceutical Business Development, in the amount of $150,000. The loan has an interest rate of 5.5% and matures on the earlier of 181 days after the closing of our initial public offering or upon the financing of a new business venture by Dr. Zydowsky.

   Artemis. In 1998, we purchased a minority interest in Artemis Pharmaceuticals GmbH, a genetics company located in Cologne, Germany, focusing on the study of vertebrate model genetic systems such as mice and zebrafish. As of December 31, 1999, we own 24% of the outstanding equity of Artemis, and, pursuant to a shareholders' agreement, we have appointed three of the five members of the Artemis shareholders' governing board. In January 2000, we agreed in principal with Artemis to amend the shareholders' agreement to increase the size of the Artemis shareholders' governing board to six members, of which we will have the right to appoint three members.

   In September 1998, we entered into a five-year cooperation agreement with Artemis under which we agreed to share technology and business opportunities as they arise. While either party may terminate this agreement at any time, we believe that it provides a significant opportunity to access complementary genetic research. In addition to developing zebrafish and mouse model system technology, Artemis is studying cartilage biology, angiogenesis and cardiovascular biology. We and Artemis have developed an integrated research approach in the field of angiogenesis and are jointly marketing this capability.

   We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth summary information regarding the beneficial ownership of our outstanding common stock as of December 31, 1999 (assuming the reverse stock split and conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering and as adjusted to reflect the sale of the shares offered by this prospectus and in the private placement) by:

  . each of the named executive officers;

  . each of our directors;

  . each person or group who is known by us to beneficially own more than 5% of our common stock; and

  . all of our current directors and executive officers as a group.

   Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of December 31, 1999 as of that date are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Applicable percentage ownership in the following table is based on 29,136,461 shares of common stock outstanding as of December 31, 1999, after giving effect to the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering, and 38,600,097 shares of common stock outstanding immediately following the completion of this offering and the private placement. Unless otherwise indicated, the address of each individual listed in the table is in care of Exelixis, Inc., 260 Littlefield Avenue, South San Francisco, California 94080.

                               Beneficial Ownership as of December 31, 1999
                          ------------------------------------------------------
                                              Shares Issuable
                                                Pursuant to
                                                Options and                          Percentage
                                                 Warrants       Shares Exelixis  Beneficially Owned
                                                Exercisable     May Repurchase   ----------------------
  Name and Address of      Number of Shares  within 60 days of within 60 days of  Before        After
   Beneficially Owned     Beneficially Owned December 31, 1999 December 31, 1999 Offering     Offering
  -------------------     ------------------ ----------------- ----------------- ---------    ---------
Directors and Executive
 Officers
George A. Scangos,
 Ph.D...................       1,125,000           862,500           808,592             6.6%         5
Geoffrey Duyk, M.D.,
 Ph.D...................         675,000           543,750           673,826             4.1          3.1
Lloyd M. Kunimoto.......             --            262,500           262,500           *            *
Glen Y. Sato............          62,499           181,251           243,750           *            *
Lynne Zydowsky, Ph.D. ..         109,762            96,487            98,139           *            *
Stelios Papadopoulos,
 Ph.D(1)................       1,760,345           128,571               --              6.5          4.9
Charles Cohen, Ph.D(2)..         212,142           120,000               --              1.1        *
Jurgen Drews, M.D(3)....       1,250,000               --                --              4.3          3.2
Jason S. Fisherman,
 M.D(4).................       1,730,997               --                --              5.9          4.9
Jean-Francois Formela,
 M.D(5).................       4,023,736               --                --             13.8         10.4
Edmund Olivier de
 Vezin(6)...............       2,153,924               --                --              7.4          5.6
Lance Willsey, M.D......          37,500               --                --            *            *
Peter Stadler, Ph.D.....             --            225,000            93,750           *            *
5% Stockholders                                                          --
Atlas Venture(5)........       4,023,736               --                --             13.8         10.4
Oxford Bioscience
 Partners(6)............       2,153,924               --                --              7.4          5.6
Pharmacia & Upjohn
 AB(7)..................       1,875,000               --                --              6.4          4.9
Advent International
 Group(4) ..............       1,730,997               --                --              5.9          4.5
Hambrecht & Quist
 Capital Management,
 Inc.(8)................       1,687,500               --                --              5.8          4.4
PaineWebber
 Incorporated(1)........       1,540,703               --                --              5.3          4.0
All directors and
 executive officers as a
 group (13 persons)(9)..      13,140,905         2,420,059         2,180,557            49.4%        38  %

-------
 * Represents beneficial ownership of less than 1 percent.

(1) Includes 1,219,275 shares held by PaineWebber Capital, Inc. and 321,428 shares held by PW Partners 1993, L.P. Dr. Papadopoulos is an investment banker at PaineWebber Incorporated and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares. PaineWebber Incorporated is located at 1285 Avenue of the Americas, New York, NY 10019.

(2) Includes 107,142 shares held by Creative BioMolecules, Inc. Dr. Cohen is a director of Creative BioMolecules, Inc. and disclaims beneficial ownership of these shares. Creative BioMolecules, Inc. is located at 101 Huntington Avenue, Suite 2400, Boston, MA 02199.

(3) Includes 1,250,000 shares held by FEI Biomedicine Private Equity Holding Inc., an investment company managed by International Biomedicine Management Partners Inc. ("IBMP"). Dr. Drews is the Chairman of the Board of IBMP and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares. IBMP is located at House of Commerce, Aeschenplatz 7, Basel, Switzerland.

(4) Includes 1,192,380 shares held by Rovent II L.P., 298,095 shares held by Advent Performance Materials, L.P., 170,341 shares held by Adwest L.P., 66,432 shares held by Advent Partners L.P. and 3,750 shares held by Advent International Investors II, L.P. Advent International Corporation, the venture capital firm that is the manager of the funds affiliated with Advent International Group, exercises sole voting and investment power with respect to all shares held by these funds. Dr. Fisherman is a partner of Advent International Corporation and disclaims beneficial ownership of these shares except for 17,053 shares that are indirectly beneficially owned by Dr. Fisherman. Advent International Corporation is located at 75 State Street, Boston, MA 02109.

(5) Consists of 2,682,763 shares held by Atlas Venture Fund II, L.P. and 1,340,973 shares held by Atlas Venture Europe Fund B.V. Atlas Venture Fund II, L.P. and Atlas Venture Europe Fund B.V are part of the Atlas Venture, a group of funds under common control. Dr. Formela is a general partner of Atlas Venture. No general partner of Altas Venture is deemed to have voting and investment power with respect to such shares and Dr. Formela disclaims beneficial ownership of these shares. Atlas Venture is located at 222 Berkeley Street, Suite 1950, Boston, MA 02116.

(6) Consists of 1,473,102 shares held by Oxford Bioscience Partners, L.P., 408,678 shares held by Oxford Bioscience Partners (Bermuda) L.P., 182,144 shares held by Oxford Bioscience Partners (Adjunct) L.P. and 90,000 shares held by Oxford Bioscience Management Partners. Mr. Olivier is a general partner of Oxford Bioscience Partners and disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest in these shares. Oxford Bioscience Partners is located at 650 Town Center Drive, Suite 810, Costa Mesa, CA 92626.
(7) Pharmacia & Upjohn is entitled to additional shares of common stock by virtue of an interest free loan of $7.5 million made to Exelixis in 1999 that is evidenced by a convertible promissory note. The promissory note must be converted into shares of our common stock during the two-year period following this offering at a price per share equal to 120% of the initial public offering price, the time of such conversion prior to March 2002 to be determined by Pharmacia & Upjohn.

(8) Consists of 937,500 shares held by Hambrecht & Quist Healthcare Investors and 750,000 held by Hambrecht & Quist Life Science Investors, closed-end registered investment companies for which Hambrecht & Quist Capital Management, Inc. ("HQCM") is the investment adviser. HQCM is wholly owned by Chase H&Q Group, which is owned by the Chase Manhattan Bank. HQCM is located at 50 Rowes Wharf, Boston, MA 02110.

(9) Total number of shares includes 10,806,502 shares of common stock held by entities affiliated with directors and executive officers. See footnotes 1 through 6 above.

                          DESCRIPTION OF CAPITAL STOCK

   Upon completion of this offering and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of 100,000,000 million shares of common stock, $0.001 par value, and 10,000,000 million shares of preferred stock, $0.001 par value.

Common Stock

   As of December 31, 1999, there were 29,136,461 shares of common stock outstanding that were held of record by approximately 202 stockholders after giving effect to the reverse stock split and the conversion of our preferred stock into common stock at a 1-to-0.75 ratio. There will be 38,600,097 shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options) after giving effect to the sale of the shares of common stock offered by this prospectus and in the private placement.

   The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of Exelixis, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

   According to our amended and restated certificate of incorporation, our board of directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock, in one or more series. Our board shall determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could diminish voting power of holders of common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of Exelixis, which could depress the market price of our common stock. We have no present plan to issue any shares of preferred stock.

Warrants

   As of December 31, 1999, warrants to purchase 141,160 shares of Series A preferred stock were outstanding at an exercise price of $0.93 per share. These warrants were immediately exercisable upon issuance and expire upon the later of July 20, 2005 or five years after completion of this offering. The warrants contain provisions for the adjustment of the exercise price and the aggregate number of shares that may be issued upon the exercise of the warrant if a stock dividend, stock split, reorganization, reclassification or consolidation occurs. Upon the closing of this offering, the warrants to purchase Series A preferred stock will become exercisable for common stock at the rate of one share of common stock for each share of preferred stock underlying the warrants.

   As of December 31, 1999, warrants to purchase 267,857 shares of Series B preferred stock were outstanding at an exercise price of $1.13 per share. The warrants expire upon the later of

January 24, 2006 or five years after completion of this offering. The warrants contain provisions for the adjustment of the exercise price and the aggregate number of shares that may be issued upon the exercise of the warrants if a stock dividend, stock split, reorganization, reclassification or consolidation occurs. Upon the closing of this offering, the warrants to purchase Series B preferred stock will become exercisable for common stock at the rate of one share of common stock for each share of preferred stock underlying the warrants.

   As of December 31, 1999, warrants to purchase a total of 245,892 shares of common stock were outstanding. During 1995, we issued warrants to purchase 69,642 shares of our common stock at an exercise price of $0.93 per share to two stockholders. During January 2000, one warrant to purchase 16,071 shares was exercised. These warrants expire in January 2005. In September 1997, we issued warrants to purchase 63,750 shares of our common stock at an exercise price of $2.67 per share as part of an equipment lease financing arrangement. These warrants expire upon the earlier of September 25, 2007 or five years after completion of this offering. In May 1999, we issued warrants to purchase 112,500 shares of our common stock at an exercise price of $4.00 per share in connection with a building lease. These warrants expire five years after completion of this offering. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares that may be issued upon the exercise of the warrants if a stock dividend, stock split, reorganization, reclassification or consolidation occurs.

Registration Rights of Stockholders

   Upon completion of this offering, holders of an aggregate of 22,877,656 shares of common stock and holders of warrants to purchase an aggregate of 409,017 shares of common stock will be entitled to rights to register these shares under the Securities Act. These rights are provided under the Fourth Amended and Restated Securityholders' Agreement, dated January 28, 1999, under the Fourth Amended and Restated Registration Rights Agreement, dated February 26, 1999, and under agreements with similar registration rights. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of others, the holders of these shares are entitled to notice of the registration and are entitled to include, at our expense, their shares of common stock in the registration and any related underwriting, provided, among other conditions, that the underwriters may limit the number of shares to be included in the registration and in some cases, including this offering, exclude these shares entirely. In addition, the holders of these shares may require us, at our expense and on not more than two occasions at any time beginning six months from the date of the closing of the offerings, to file a registration statement under the Securities Act with respect to their shares of common stock, and we will be required to use our best efforts to effect the registration. Further, the holders may require us at our expense to register their shares on Form S-3 when this form becomes available.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

   In general, Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

  . prior to that date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and by employee stock plans in which shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to that date, the business combination is approved by our board of directors and is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

   Section 203 defines "business combination" to include:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

  . subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

   In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

   Our amended and restated certificate of incorporation requires that upon completion of the public offerings, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Additionally, our certificate of incorporation:

  . substantially limits the use of cumulative voting in the election of directors;

  . provides that the authorized number of directors may be changed only by resolution of our board of directors; and

  . authorizes our board of directors to issue blank check preferred stock to increase the amount of outstanding shares.

   Our amended and restated bylaws provide that candidates for director may be nominated only by our board of directors or by a stockholder who gives written notice to us no later than 60 days prior nor earlier than 90 days prior to the first anniversary of the last annual meeting of stockholders. Our board of directors currently consists of ten members, who will be divided into three classes. As a result, a portion of our board of directors will be elected each year. Our board of directors may appoint new directors to fill vacancies or newly created directorships. Our bylaws also limit who may call a special meeting of stockholders.

   Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services.

National Market Listing

   We have applied for listing of our common stock on the Nasdaq National Market under the symbol "EXEL."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could reduce prevailing market prices. As described below, no shares currently outstanding will be available for sale immediately after this offering because of contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.

   Upon completion of this offering and the private placement, we will have outstanding 38,600,097 shares of common stock. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors or 10% stockholders. The remaining 29,500,097 shares outstanding are "restricted securities" within the meaning of Rule 144. These restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of these shares for sale, could adversely affect the market price of our common stock.

   All of our directors and officers and some of our stockholders and option holders have entered into lock-up agreements in connection with this offering generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Goldman, Sachs & Co.

   Taking into account these lock-up agreements, and assuming Goldman, Sachs & Co. does not release stockholders from their agreements, the following shares will be eligible for sale in the public market at the following times:

  . 633,384 shares will be eligible for sale upon completion of this offering;

  . 4,856 shares will be eligible for sale 90 days from completion of this offering;

  . 28,498,221 shares will be eligible for sale upon the expiration of lock-up agreements, beginning 180 days after the date of this prospectus; and

  . 363,636 shares will be eligible for sale by Dow Agrosciences upon the expiration of a lock-up agreement in April 2002; and

  . 1,594,481 shares will be eligible for sale upon the exercise of vested options 180 days after the date of this prospectus.

   In general, under Rule 144 as currently in effect, after expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . one percent of the number of shares of common stock then outstanding, which will equal approximately 386,000 shares immediately after this offering; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

   Sales under Rule 144 must comply with the requirements with respect to manner of sale, notice and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701, as currently in effect, permits our employees, officers and directors or consultants who purchased shares under a written compensatory plan or contract to resell these shares in reliance upon Rule 144 but without compliance with specific restrictions. Commencing 90 days after the date of this offering, Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and permits non-affiliates to sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

   Registration Rights. Upon completion of this offering, the holders of 22,877,656 shares of our common stock and holders of warrants to purchase an aggregate of 409,017 shares of our common stock, or their transferees, will be entitled to rights with respect to the registration of their shares under the Securities Act. Registration of their shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of this registration.

   In addition, we intend to file, immediately after the effectiveness of this offering, a registration statement on Form S-8 under the Securities Act covering all shares of common stock reserved for issuance under our stock option plans. Shares registered under this registration statement would be available for sale in the open market in the future, providing there is compliance with Rule 144 restrictions, in the case of affiliates, and the contractual restrictions described above.

                          VALIDITY OF THE COMMON STOCK

   The validity of the common stock offered hereby will be passed upon by our counsel, Cooley Godward LLP, Palo Alto, California and for the underwriters by Sullivan & Cromwell, Los Angeles, California.

                                    EXPERTS

   The consolidated financial statements of Exelixis, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of MetaXen, LLC as of December 31, 1997 and 1998 and for each of the two years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to Exelixis, Inc. and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits and schedules. Statements made in this prospectus concerning the content of any document referred to in this prospectus are not necessarily complete. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved.

   You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain copies of all or any part of our registration statement from the Securities and Exchange Commission upon payment of prescribed fees. You may also inspect reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission without charge at the website maintained by the Securities and Exchange Commission at www.sec.gov. Information contained on our website does not constitute part of this prospectus.

   Upon completion of the offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC.

   We intend to furnish our stockholders with annual reports containing financial statements audited by our independent public accountants and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information. Our telephone number is
(650) 825-2200.

                                 EXELIXIS, INC.

                       INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
                                 EXELIXIS, INC.

Report of Independent Accountants..........................................  F-2
Balance Sheets.............................................................  F-3
Statements of Operations...................................................  F-4
Statements of Stockholders' Deficit........................................  F-5
Statements of Cash Flows...................................................  F-6
Notes to Financial Statements..............................................  F-7

                                  METAXEN, LLC

Report of Independent Accountants.......................................... F-23
Balance Sheets............................................................. F-24
Statements of Operations................................................... F-25
Statements of Members' Equity (Deficit).................................... F-26
Statements of Cash Flows................................................... F-27
Notes to Financial Statements.............................................. F-28

                                 EXELIXIS, INC.

Unaudited Pro Forma Combined Financial Statement........................... F-36
Unaudited Pro Forma Combined Statement of Operations....................... F-37
Notes to Unaudited Pro Forma Combined Financial Statement.................. F-38

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Exelixis, Inc.

   The stock split described in Note 1 to the financial statements has not been completed at March 16, 2000. When it has been completed, we will be in a position to furnish the following report:

   "In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Exelixis, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

San Jose, California

January 31, 2000, except as to the

 sixth paragraph of Note 1 which

 is as of April   , 2000

                                 EXELIXIS, INC.

                              BALANCE SHEETS

              (in thousands, except share and per share data)

                                                                    Pro Forma
                                                                  Stockholders'
                                                December 31,         Equity
                                              ------------------  December 31,
                                                1998      1999        1999
                                              --------  --------  -------------
                                                                   (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents.................. $  2,058  $  5,400
  Short-term investments.....................      --      1,504
  Other receivables..........................      150       185
  Other current assets.......................      423       943
                                              --------  --------
    Total current assets.....................    2,631     8,032
Property and equipment, net..................    5,744     9,498
Related party receivables....................      458       619
Other assets.................................      148       752
                                              --------  --------
    Total assets............................. $  8,981  $ 18,901
                                              ========  ========
LIABILITIES, MANDATORILY REDEEMABLE
CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses...... $    584  $  3,648
  Current portion of capital lease
   obligations...............................      924       735
  Current portion of notes payable...........      504     1,554
  Deferred revenue...........................      437     2,767
                                              --------  --------
    Total current liabilities................    2,449     8,704
Capital lease obligations....................      973       229
Notes payable................................    1,583     3,299
Convertible promissory note..................      --      7,500
Other long-term liability....................      --        104
Deferred revenue.............................      903     1,890
                                              --------  --------
    Total liabilities........................    5,908    21,726
                                              --------  --------
Commitments (Note 11)

Mandatorily redeemable convertible preferred
 stock,
  $0.001 par value; 35,000,000 shares
  authorized; issued and outstanding:
  27,623,110 shares in 1998, 30,503,571
  shares in 1999 and none pro forma
  (aggregate liquidation preference $46,780)
  ...........................................   38,138    46,780    $    --
                                              --------  --------    --------
Stockholders' deficit:
  Common stock, $0.001 par value; 50,000,000
   shares authorized; issued and outstanding:
   4,001,505 shares in 1998, 6,258,805 shares
   in 1999 and 29,136,461 pro forma..........        4         6          29
  Class B common stock, $0.001 par value;
   526,819 shares authorized; shares issued
   and outstanding: 526,819 shares in 1998,
   none in 1999 and pro forma................        1       --          --
  Additional paid-in-capital.................    2,979    19,523      66,280
  Notes receivable from stockholders.........     (240)     (240)       (240)
  Deferred stock compensation................   (1,803)  (14,167)    (14,167)
  Accumulated deficit........................  (36,006)  (54,727)    (54,727)
                                              --------  --------    --------
    Total stockholders' deficit..............  (35,065)  (49,605)   $ (2,825)
                                              --------  --------    ========
    Total liabilities, mandatorily redeemable
     convertible preferred stock and
     stockholders' deficit................... $  8,981  $ 18,901
                                              ========  ========

The accompanying notes are an integral part of these financial statements.

                                 EXELIXIS, INC.

                         STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                    Year Ended December 31,
                                                   ----------------------------
                                                     1997      1998      1999
                                                   --------  --------  --------
Revenues:
  License........................................  $    --   $    139  $  1,046
  Contract.......................................       --      2,133     9,464
                                                   --------  --------  --------
    Total revenues...............................       --      2,272    10,510
                                                   --------  --------  --------

Operating expenses:
  Research and development (including stock
   compensation expense of $25, $557 and $2,241
   in 1997, 1998 and 1999, respectively) ........     8,223    12,096    21,653
  General and administrative (including stock
   compensation expense of $0, $168 and $1,281 in
   1997, 1998 and 1999, respectively) ...........     3,743     5,472     7,624
                                                   --------  --------  --------
    Total operating expenses.....................    11,966    17,568    29,277
                                                   --------  --------  --------
Loss from operations.............................   (11,966)  (15,296)  (18,767)
Interest income..................................       689       266       571
Interest expense.................................      (219)     (316)     (525)
                                                   --------  --------  --------
Loss before equity in net loss of affiliated
 company.........................................   (11,496)  (15,346)  (18,721)
Equity in net loss of affiliated company.........       --       (320)      --
                                                   --------  --------  --------
Net loss.........................................  $(11,496) $(15,666) $(18,721)
                                                   ========  ========  ========
Net loss per share, basic and diluted............  $  (8.76) $  (3.83) $  (3.47)
Shares used in computing net loss per share,
 basic and diluted...............................     1,312     4,088    (5,389)
Pro forma net loss per share, basic and diluted..       --        --   $  (0.67)
Shares used in computing pro forma net loss per
 share...........................................       --        --     27,996

The accompanying notes are an integral part of these financial statements.

                                EXELIXIS, INC.

                   STATEMENTS OF STOCKHOLDERS' DEFICIT
                       (in thousands, except share data)

                                        Class B Common                  Notes
                         Common Stock        Stock        Additional  Receivable    Deferred                   Total
                       ---------------- ----------------   Paid-in       from        Stock     Accumulated Stockholders'
                        Shares   Amount  Shares   Amount   Capital   Stockholders Compensation   Deficit      Deficit
                       --------- ------ --------  ------  ---------- ------------ ------------ ----------- -------------
Balance at January 1,
1997.................. 1,239,912 $   1   526,819  $   1    $    147     $  --      $     (59)   $  (8,844)   $  (8,754)
Exercise of stock
options...............   246,695   --        --     --            7        --            --           --             7
Deferred stock
compensation..........       --    --        --     --           68        --            (68)         --           --
Amortization of
deferred stock
compensation..........       --    --        --     --          --         --             25          --            25
Net loss..............       --    --        --     --          --         --            --       (11,496)     (11,496)
                       --------- -----  --------  -----    --------     ------     ---------    ---------    ---------
Balance at
December 31, 1997..... 1,486,607     1   526,819      1         222        --           (102)     (20,340)     (20,218)
Exercise of stock
options............... 2,514,898     3       --     --          331        --            --           --           334
Issuance of notes to
stockholders for the
exercise of stock
options...............       --    --        --     --          --        (240)          --           --          (240)
Deferred stock
compensation..........       --    --        --     --        2,426        --         (2,426)         --           --
Amortization of
deferred stock
compensation..........       --    --        --     --          --         --            725          --           725
Net loss..............       --    --        --     --          --         --            --       (15,666)     (15,666)
                       --------- -----  --------  -----    --------     ------     ---------    ---------    ---------
Balance at
December 31, 1998..... 4,001,505     4   526,819      1       2,979       (240)       (1,803)     (36,006)     (35,065)
Exercise of stock
options............... 1,057,300     1       --     --          267        --            --           --           268
Issuance of stock
purchase warrants.....       --    --        --     --          391        --            --           --           391
Deferred stock
compensation..........       --    --        --     --       15,886        --        (15,886)         --           --
Amortization of
deferred stock
compensation..........       --    --        --     --          --         --          3,522          --         3,522
Conversion of Class B
common stock into
common stock.......... 1,200,000     1  (526,819)    (1)        --         --            --           --           --
Net loss..............       --    --        --     --          --         --            --       (18,721)     (18,721)
                       --------- -----  --------  -----    --------     ------     ---------    ---------    ---------
Balance at December
31, 1999.............. 6,258,805 $   6       --   $ --     $ 19,523     $ (240)    $ (14,167)   $ (54,727)   $ (49,605)
                       ========= =====  ========  =====    ========     ======     =========    =========    =========

  The accompanying notes are an integral part of these financial statements.

                                 EXELIXIS, INC.

                         STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                    Year Ended December 31,
                                                   ----------------------------
                                                     1997      1998      1999
                                                   --------  --------  --------
Cash flows from operating activities:
  Net loss.......................................  $(11,496) $(15,666) $(18,721)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Depreciation and amortization................       731     1,529     2,166
    Loss on disposal of property and equipment...        19       --        --
    Amortization of deferred stock compensation..        25       725     3,522
  Changes in assets and liabilities:
    Other receivables............................       (52)      (98)      (35)
    Other current assets.........................        40      (397)     (497)
    Other assets.................................      (103)       (6)      (81)
    Related party receivables....................      (635)      177      (161)
    Accounts payable and accrued expenses........       706      (334)    3,064
    Deferred revenue.............................       --      1,340     3,317
    Other long-term liabilities..................       --        --        104
                                                   --------  --------  --------
      Net cash used in operating activities......   (10,765)  (12,730)   (7,322)
                                                   --------  --------  --------
Cash flows used in investing activities:
  Acquisition, net...............................       --        --       (870)
  Purchases of property and equipment............    (3,973)   (2,494)   (4,100)
  Proceeds from short-term investments...........       --      1,997       --
  Purchase of short-term investments.............    (1,997)      --     (1,504)
                                                   --------  --------  --------
      Net cash used in investing activities......    (5,970)     (497)   (6,474)
                                                   --------  --------  --------
Cash flows from financing activities:
  Proceeds from sale of mandatorily redeemable
   convertible preferred stock...................    15,703     6,333     8,642
  Proceeds from exercise of stock options........         7        94       268
  Proceeds from capital lease financing..........     1,838       179       --
  Principal payments on capital lease
   obligations...................................      (461)     (899)     (933)
  Proceeds from issuance of notes payable........       --      2,315    10,066
  Principal payments on note payable.............      (720)     (455)     (905)
                                                   --------  --------  --------
      Net cash provided by financing activities..    16,367     7,567    17,138
                                                   --------  --------  --------
Net increase (decrease) in cash and cash
 equivalents.....................................      (368)   (5,660)    3,342
Cash and cash equivalents, at beginning of year..     8,086     7,718     2,058
                                                   --------  --------  --------
Cash and cash equivalents, at end of year........  $  7,718  $  2,058  $  5,400
                                                   ========  ========  ========
Supplemental cash flow disclosure:
  Property and equipment acquired under capital
   leases........................................  $  1,169  $    --   $    --
  Cash paid for interest.........................       219       316       525

The accompanying notes are an integral part of these financial statements.

                                 EXELIXIS, INC.

                       NOTES TO FINANCIAL STATEMENTS

Note 1 The Company and a Summary of Significant Accounting Policies

 The Company

   Exelixis, Inc. ("Exelixis" or the "Company"), formerly Exelixis Pharmaceuticals, Inc., is a model system genetics and comparative genomics company that uses model systems to identify critical genes in disease pathways and to determine functional relationships of genes and functionality of potential targets for the pharmaceutical and agriculture industries. The Company operates in one business segment in the U.S. and exited the development stage during the year ended December 31, 1998.

 Equity in Affiliated Companies

   The Company reports its minority ownership interests in GenOptera LLC and Artemis Pharmaceuticals, GmbH using the equity method of accounting.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Initial Public Offering

   In January 2000, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission to sell shares of its common stock to the public. If the initial public offering is completed under the terms presently anticipated, all outstanding shares of mandatorily redeemable convertible preferred stock will automatically convert into 22,877,656 shares of common stock. Unaudited pro forma stockholders' equity adjusted for the assumed conversion of the preferred stock is set forth on the balance sheets.

   In February 2000, the Company's Board of Directors authorized a 4-for-3 reverse split of its common stock. The reverse stock split became effective on
April   , 2000. The accompanying financial statements have been adjusted retroactively to reflect the stock split. In March 2000, we signed a non-binding letter of intent with Dow Agrosciences LLC in connection with a proposed three-year research collaboration. In connection with this collaboration, Dow Agrosciences will make a $5 million equity investment in a private placement of common stock concurrent with the initial public offering and at a 25% premium to the initial public offering price.

 Concentration of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and short-term investments. The Company's cash equivalents and short-term investments are held by three financial institutions. Deposits held with financial institutions may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash and cash equivalents. See Note 3 for a discussion of notes and other receivables.

                                 EXELIXIS, INC.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company invests its excess cash in high grade short-term commercial paper and money market funds which invest in U.S. Treasury securities that are subject to minimal credit and market risk. The Company had $1.8 million and $1.0 million of high grade short-term commercial paper which was included in cash and cash equivalents at December 31, 1998 and 1999, respectively. These investments are carried at cost, which approximates fair market value.

 Short-term Investments

   The Company classifies all short-term investments as available-for-sale in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company's short-term investments consist of high grade corporate securities maturing one year or less from the date of purchase. Available-for-sale securities are carried at fair value with unrealized gains or losses, when material, reported in stockholders' deficit and included in other comprehensive loss. The cost of securities sold is based on the specific identification method.

 Property and Equipment

   Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives, generally four to ten years. Leasehold improvements are amortized over the shorter of the estimated useful life or the remaining term of the lease. Equipment held under capital leases is stated at the lower of the fair market value of the related asset or the present value of the minimum lease payments and is amortized on a straight-line basis over the shorter of the estimated useful life of the related asset or the term of the lease. Repair and maintenance costs are charged to expense as incurred.

 Long-lived Assets

   The Company accounts for its long-lived assets under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Consistent with SFAS 121, the Company identifies and records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. None of these events have occurred with respect to the Company's long-lived assets, which consist primarily of machinery and equipment and leasehold improvements.

 Income Taxes

   The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined on the basis of the difference between the income tax bases of assets and liabilities and their respective financial reporting amounts at enacted tax rates in effect for the periods in which the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

                                 EXELIXIS, INC.

 Fair Value of Financial Instruments

   Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its debt obligations approximates fair value.

 Revenue Recognition

   License, research commitment and other non-refundable payments received in connection with research collaboration agreements are deferred and recognized on a straight-line basis over the relevant periods specified in the agreements, generally the research term. The Company recognizes contract research revenues as services are performed, pursuant to the terms of the agreements. Any amounts received in advance of performance are recorded as deferred revenue.

 Research and Development Expenses

   Research and development costs are expensed as incurred and include costs associated with research performed pursuant to collaborative agreements. Research and development costs consist of direct and indirect internal costs related to specific projects as well as fees paid to other entities which conduct certain research activities on behalf of the Company. Research and development expenses incurred in connection with collaborative agreements approximated contract revenues for the years ended December 31, 1998 and 1999, respectively.

 Net Loss per Share

   The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin No. 98. Basic and diluted net loss per share are computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share excludes potential common stock if their effect is antidilutive. Potential common stock consists of common stock subject to repurchase, incremental common shares issuable upon the exercise of stock options and warrants and shares issuable upon conversion of the preferred stock and note payable.

   The following table sets forth potential shares of common stock that are not included in the diluted net loss per share because to do so would be anti-dilutive for the periods indicated:

                                                    Year Ended December 31,
                                                --------------------------------
                                                   1997       1998       1999
                                                ---------- ---------- ----------
   Preferred stock............................. 17,405,007 19,723,780 22,607,614
   Options to purchase common stock............  2,867,709  2,834,619  3,649,611
   Common stock subject to repurchase..........    326,392  1,653,066    994,657
   Conversion of note payable..................        --         --   1,718,750
   Warrants....................................    497,255    542,411    612,724
                                                ---------- ---------- ----------
                                                21,096,363 24,753,876 29,583,356
                                                ========== ========== ==========

 Pro Forma Net Loss per Share (Unaudited)

   Pro forma net loss per share for the year ended December 31, 1999 was computed using the weighted average number of shares of common stock outstanding, including the pro forma effect of

                                 EXELIXIS, INC.

the automatic conversion of all of the Company's preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred on January 1, 1999, or at the date of original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute pro forma basic net loss per share for the year ended December 31, 1999. The calculation of pro forma diluted net loss per share excludes potential common stock as their effect would be anti-dilutive.

 Stock-based Compensation

   The Company has adopted the pro forma disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). As permitted, the Company continues to recognize employee stock-based compensation under the intrinsic value method of accounting as prescribed by Accounting Principles Board Opinion No. 25. The pro forma effects of applying SFAS 123 are shown in
Note 9 to the financial statements. The Company accounts for stock options issued to non-employees in accordance with the provisions of SFAS 123 and EITF 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with, Selling Goods or Services."

 Comprehensive Income

   The Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." This statement requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from accumulated deficit and additional paid-in capital in the equity section of the balance sheet. For all periods presented, there were no material differences between comprehensive loss and net loss.

 Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. To date, the Company has not engaged in derivative or hedging activities.

Note 2 Research and Collaboration Agreements

 Bayer

   In May 1998, the Company entered into a six-year research collaboration agreement with Bayer AG (including its affiliates, "Bayer") to identify novel screening targets for the development of new pesticides for use in crop protection. The Company will provide research services directed towards identifying and investigating molecular targets in insects and nematodes that may be useful in developing and commercializing pesticide products. The Company received a $1.2 million license fee upon execution of the agreement which has been deferred and will be recognized as revenue over the term of the agreement. The Company will also receive annual research funding of approximately

                                 EXELIXIS, INC.

$2.8 million. The Company can earn additional payments under the agreement upon the achievement of certain milestones. The Company can also earn royalties on the future sale by Bayer of pesticide products incorporating compounds developed under the agreement. The agreement also provides Bayer an exclusive royalty free option to use certain technology developed under the agreement in the development of fungicides and herbicides.

   In December 1999, the Company significantly expanded its relationship with Bayer by forming a joint venture in the form of a new limited liability company, GenOptera LLC ("GenOptera"). Under the terms of the GenOptera operating agreement, Bayer will provide 100% of the capital necessary to fund the operations of GenOptera and will control the entity with a 60% ownership interest. The Company will own the other 40% interest in GenOptera without making any capital contribution and will report its investment in GenOptera using the equity method of accounting. Bayer's initial capital contribution to GenOptera will be $10 million in January 2000 and another $10 million on January 1, 2001. Bayer will also contribute cash to GenOptera in amounts necessary to fund its ongoing operating expenses.

   On January 1, 2000, the Company, Bayer and GenOptera entered into an exclusive eight-year research collaboration agreement which superceded the 1998 agreement discussed above. The Company will provide GenOptera with significantly expanded research services focused on developing insecticides and nematicides for crop protection. Under the terms of the collaboration agreement, GenOptera will pay the Company a $10 million license fee and a $10 million research commitment fee. One-half of these fees was received in January 2000, with the remaining amounts to be received in January 2001. Additionally, GenOptera will also pay the Company approximately $10 million in annual research funding. The Company can earn additional payments under the collaboration agreement upon the achievement of certain milestones. The Company can also earn royalties on the future sale by Bayer of pesticide products incorporating compounds developed under the agreement. The agreement also provides Bayer an exclusive royalty-free option to use certain technology developed under the agreement in the development of fungicides and herbicides. To the extent permitted under the collaboration agreement, if the Company were to develop and sell certain human health or agrochemical products which incorporate compounds developed under the agreement, it would be obligated to pay royalties to GenOptera. No such activities are expected for the foreseeable future.

   Revenues recognized under these agreements approximated $2.3 million and $4.3 million during the years ended December 31, 1998 and 1999, respectively.

   During 2000 and beyond, the Company will recognize license, contract research and milestone payments received from GenOptera as revenues over the term of the agreement and also record research and development expenses under this collaboration, all as described in Note 1.

 Artemis Pharmaceuticals

   In June 1998, the Company purchased a minority interest in Artemis Pharmaceuticals GmbH, a genetics company located in Cologne, Germany. The Company also entered into certain non-exclusive license agreements providing Artemis with access to the Company's technologies. In September 1998, the Company entered into a five-year cooperation agreement with Artemis under which the Company agreed to share technology and business opportunities as they arise. While either party may terminate this agreement at any time, the Company believes that it provides a

                                 EXELIXIS, INC.

significant opportunity to access complementary genetic research. The Company has no financial obligation or current intention to fund Artemis. As of December 31, 1999, the Company owns 24% of the outstanding equity of Artemis. As a result of recording our portion of the 1998 Artemis loss, the carrying value of this investment was zero at December 31, 1998 and 1999.

 Pharmacia & Upjohn

   In February 1999, the Company entered into a five-year research collaboration agreement with Pharmacia & Upjohn AB ("Pharmacia & Upjohn") focused on the identification of novel targets that may be useful in the development of pharmaceutical products in the areas of Alzheimer's disease and metabolic syndrome. Pharmacia & Upjohn agreed to pay the Company a $5 million non-refundable license fee which is being recognized as revenue over the term of the agreement. Under the terms of the agreement, as expanded and amended in October 1999, the Company will also receive future research funding during the first three years of the agreement. The Company can also earn additional amounts under the agreement upon the achievement of certain milestones. The Company can also earn royalties on the future sales by Pharmacia & Upjohn of human therapeutic products incorporating compounds developed under the agreement. Revenues recognized under this agreement approximated $5.6 million during the year ended December 31, 1999.

   In connection with entering into this agreement, Pharmacia & Upjohn also purchased 2,500,000 shares of Series D Preferred Stock at $3.00 per share, resulting in net cash proceeds to the Company of $7.5 million. Further, Pharmacia & Upjohn loaned the Company $7.5 million in exchange for a non-interest bearing convertible promissory note (see Note 6).

 Bristol-Myers Squibb

   In September 1999, the Company entered into a three-year research and technology transfer agreement with Bristol-Myers Squibb Company ("Bristol-Myers Squibb") to identify the mechanisms of action of compounds delivered to the Company by Bristol-Myers Squibb. Bristol-Myers Squibb agreed to pay the Company a $250,000 technology access fee which is being recognized as revenue over the term of the agreement. Under the terms of the agreement, the Company will receive research funding ranging from $1.3 million in the first year to as much as $2.5 million in later years. The Company can also earn additional amounts under the agreement upon the achievement of certain milestones. The Company can also earn royalties on the future sale by Bristol-Myers Squibb of human products incorporating compounds developed under the agreement. The agreement also includes technology transfer and licensing terms which call for Bristol-Myers Squibb and the Company to license and share certain core technologies in genomics and lead optimization. Revenues recognized under this agreement approximated $372,000 during the year ended December 31, 1999.

Note 3 Related Party Receivables

   The Company had outstanding loans aggregating $458,000 and $619,000 to certain officers and employees of the Company at December 31, 1998 and 1999, respectively. The notes are collateralized and bear interest at rates ranging from 3.77% to 6.13% and have maturities through March 2003. The principal plus accrued interest will be forgiven annually over three to four years from the employees' date of employment with the Company. If an employee leaves the Company, all unpaid and unforgiven principal and interest will be due and payable within 60 days.

                                 EXELIXIS, INC.

Note 4 Property and Equipment

   Property and equipment consists of the following (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
   Laboratory equipment....................................... $ 1,588  $ 4,301
   Computer equipment and software............................   1,667    2,837
   Furniture and fixtures.....................................     525    1,018
   Leasehold improvements.....................................   1,820    2,537
   Equipment under capital leases.............................   2,773    2,773
   Construction in-progress...................................     --       827
                                                               -------  -------
                                                                 8,373   14,293
   Less accumulated depreciation and amortization.............  (2,629)  (4,795)
                                                               -------  -------
                                                               $ 5,744  $ 9,498
                                                               =======  =======

   Depreciation and amortization expense for the years ended December 31, 1997, 1998 and 1999 included $460,000, $704,000 and $652,000, respectively, related to equipment under capital leases. Accumulated depreciation and amortization for equipment under capital leases was $1.5 million and $2.2 million at December 31, 1998 and 1999, respectively. The equipment under capital leases collateralizes the related lease obligations.

Note 5 Notes Payable

   In July 1998, the Company entered into a $5.0 million equipment and tenant improvements lending agreement. As of December 31, 1999, there was approximately $3.9 million outstanding under the lending agreement. The Company's ability to borrow additional amounts expired in January 2000. Borrowings under the lending agreement bear interest at 7.0% per annum and are collateralized by the financed equipment. Principal and interest are payable monthly over 42 months, and the Company is required to make a final balloon payment equal to 10% of the original principal amount of each drawdown.

   In connection with the acquisition of MetaXen (see Note 12), the Company assumed a loan agreement which provided for the financing of equipment purchases. Borrowings under the agreement are collateralized by the assets financed and are subject to repayment over thirty-six to forty-eight months, depending on the type of asset financed. Borrowings under the agreement bear interest at the U.S. Treasury note rate plus a number of basis points determined by the type of asset financed (6.80% to 7.44% at December 31, 1999). As of December 31, 1999, there was approximately $937,000 outstanding under this loan agreement.

   Future principal payments of notes payable at December 31, 1999 are as follows (in thousands):

   Year ending December 31,
   ------------------------
   2000.............................................................. $ 1,554
   2001..............................................................   1,664
   2002..............................................................   1,209
   2003..............................................................     426
                                                                      -------
                                                                        4,853
   Less current portion..............................................  (1,554)
                                                                      -------
                                                                      $ 3,299
                                                                      =======

                                 EXELIXIS, INC.

Note 6 Convertible Promissory Note

   In February 1999, the Company issued a $7.5 million convertible promissory note to Pharmacia & Upjohn in connection with a collaboration agreement (see
Note 2). The non-interest bearing note automatically converts in March 2002, unless converted earlier at the option of Pharmacia & Upjohn. The note must be converted into shares of the Company's common stock during the two-year period following the Company's initial public offering at a price per share equal to 120% of the price of common stock sold in the initial public offering, the time of such conversion to be determined by Pharmacia & Upjohn. If the Company has not completed an initial public offering by March 2002, the note will be converted into a number of shares of convertible preferred stock equal to $7.5 million divided by the most recent price per share of such convertible preferred stock. The note contains certain covenants including restrictions on mergers and disposition of assets.

Note 7 Mandatorily Redeemable Convertible Preferred Stock

   The Company has authorized 35,000,000 shares of preferred stock, designated in series. A summary of mandatorily redeemable convertible preferred stock ("preferred stock") is as follows:

                                                              December 31,
                                                         -----------------------
                                                            1998        1999
                                                         ----------- -----------
                                             Liquidation
                                    Shares   Preference  Issued and  Issued and
                                  Designated  Per Share  Outstanding Outstanding
                                  ---------- ----------- ----------- -----------
Series A.........................  5,817,464   $  0.70    5,328,571   5,328,571
Series B......................... 13,000,000      1.00   12,300,000  12,300,000
Series C.........................  7,875,000      2.00    7,875,000   7,875,000
Series D.........................  7,500,000      3.00    2,119,539   5,000,000
                                  ----------             ----------  ----------
                                  34,192,464             27,623,110  30,503,571
                                  ==========             ==========  ==========

   The preferred stock has the following characteristics:

 Conversion

   Each share of Series A, B, C and D preferred stock is convertible at any time at the option of the holder into shares of common stock based upon a one to 0.75 conversion ratio. All Series A, B, C and D preferred stock will automatically convert to common stock upon the earlier of (1) the closing of an initial public offering of the Company's common stock resulting in net proceeds of at least $15 million and a per share price of not less than $5.00, or (2) the consent of the holders of at least 66 2/3% in voting power of the then outstanding shares of Series A, B, C and D preferred stock.

 Dividends

   Holders of the Series D preferred stock are entitled to receive dividends when and if declared by the Board of Directors.

   Holders of the Series B and C preferred stock are entitled to receive dividends when and if declared by the Board of Directors, provided however, that no dividend shall be declared on the Series B or C preferred stock unless the holders of the Series D preferred stock shall have first received, or the Company shall simultaneously declare and pay, an equal dividend on each outstanding share of Series D preferred stock.

                                 EXELIXIS, INC.

   Holders of the Series A preferred stock are entitled to receive dividends when and if declared by the Board of Directors, provided however that with the exception of the declaration and payment of the Special Series A Dividend (as defined below), no dividend shall be declared or paid on the Series A preferred stock unless the Company shall simultaneously declare and pay an equal dividend on each outstanding share of Series B, C and D preferred stock. Through December 31, 1999, no dividends have been declared or paid by the Company.

   Holders of Series A preferred stock are entitled to receive a dividend of one twentieth ( 1/20th) of one share of common stock (the "Special Series A Dividend") under certain circumstances. If the consummation of either (1) the consolidation, merger, liquidation or sale of all or substantially all of the assets of the Company, or (2) the closing of an initial public offering of the Company's common stock at a price at or above the Per Share Threshold Amount ($3.00 at December 31, 1999), as defined, occurs on or before March 31, 2000, then the Special Series A Dividend shall be payable to holders of Series A preferred stock immediately prior to such event.

 Mandatory Redemption

   On March 31, 2002, 2003 and 2004, each holder of Series A, B and C preferred stock and on March 13, 2002, 2003 and 2004 each holder of Series D preferred stock shall have the right to require the Company to redeem up to the number of shares of such preferred stock held by each shareholder multiplied by a percentage (33-1/3%, 50% and 100% at each respective redemption date) at a per share price of $3.00 for Series D preferred stock, $2.00 for Series C preferred stock, $1.00 for Series B preferred stock and $0.70 for Series A preferred stock, plus all declared but unpaid dividends.

 Liquidation Preference

   In the event of any liquidation, dissolution, or winding up of the affairs of the Company, the holders of Series D preferred stock will be entitled to receive in preference to the holders of the Series C, B and A preferred stock and all classes of common stock an amount equal to $3.00 per share, subject to certain adjustments, plus any accrued but unpaid dividends. The holders of Series C preferred stock shall receive in preference to the holders of the Series B and A preferred stock and all classes of common stock an amount equal to $2.00 per share, subject to certain adjustments, plus any accrued and unpaid dividends. The holders of Series B preferred stock shall receive, in preference to the holders of the Series A preferred stock and all classes of common stock an amount equal to $1.00 per share, subject to certain adjustments, plus any accrued but unpaid dividends. The holders of Series A preferred stock shall receive, prior and in preference to any other series of preferred stock (other than the Series D, C and B preferred stock) and all classes of common stock, an amount equal to $0.70 per share, subject to certain adjustments, plus any accrued but unpaid dividends.

 Voting Rights

   Each holder of Series A, B, C and D preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such holder's shares are convertible.

 Amended and Restated Securityholders' Agreement

   In January 1999, the Company and the Series A, Series B, Series C and Series D preferred stockholders entered into an amended and restated securityholders' agreement. The agreement

                                 EXELIXIS, INC.

provides that in the event of an underwritten public offering, the Company will use its best efforts to cause the underwriters to reserve up to 10% of the shares included in the public offering for purchase by individuals who hold Series C preferred stock and do not hold shares of any other class of our capital stock.

Note 8 Common Stock and Warrants

 Stock Repurchase Agreements

   In January 1995, the Company sold to certain founders and members of its Scientific Advisory Board (the "SAB") and to a consultant 1,327,500 shares of common stock at a price of $0.001 per share. In June 1995, 1,200,000 of these shares held by three founders of the Company were converted into 526,819 shares of Class B common stock. Simultaneously, these founders entered into Restated Stock Purchase and Repurchase Agreements (the "Restated Agreements"). In April 1999, 526,819 shares of Class B common stock were converted into 1,200,000 shares of common stock pursuant to the terms of the Restated Agreements.

   Under the terms of the 1997 Equity Incentive Plan (the "1997 Plan"), options are exercisable when granted and such shares are subject to repurchase upon termination of employment. Repurchase rights lapse over the vesting periods which are generally three to four years. Should the employment of the holders of common stock subject to repurchase terminate prior to full vesting of the outstanding shares, the Company may repurchase all unvested shares at a price per share equal to the original exercise price. At December 31, 1999, 1,629,785 shares were subject to such repurchase terms.

 Warrants

   During 1995, the Company issued warrants to purchase 69,644 shares of the Company's common stock at an exercise price of $0.93 per share to two shareholders of the Company. During January 2000, warrants to purchase 16,071 shares were exercised. The warrants expire in January 2005. The fair value of these warrants was determined using the Black-Scholes option pricing model and was not material, accordingly, no value was ascribed to them for financial reporting purposes.

   In 1995, the Company also issued warrants to purchase 188,214 shares of the Company's Series A preferred stock at an exercise price of $0.70 per share in connection with a line of credit agreement. The warrants were immediately exercisable upon issuance and expire ten years from the date of issuance or five years from the date of an initial public offering, whichever is longer. The fair value of these warrants was determined using the Black-Scholes option pricing model and was not material, accordingly, no value has been ascribed to them for financial reporting purposes.

   In January 1996, the Company issued warrants to purchase 357,143 shares of Series B preferred stock, at an exercise price of $0.85 per share, to a lender. The warrants expire ten years from the date of issue or five years from the effective date of an initial public offering, whichever is longer. The fair value of these warrants was determined using the Black-Scholes option pricing model and was not material, accordingly, no value was ascribed to them for financial reporting purposes.

   In September 1997, the Company issued warrants to purchase 63,750 shares of common stock at an exercise price of $2.67 per share as part of a $2 million equipment lease financing arrangement. These warrants expire upon the earlier of September 2007 or five years from the

                                 EXELIXIS, INC.

effective date of an initial public offering. The fair value of these warrants was determined using the Black-Scholes option pricing model and was not material, accordingly, no value has been ascribed to them for financial reporting purposes.

   In May 1999, the Company issued warrants to purchase 112,500 shares of common stock at an exercise price of $4.00 per share in connection with a building lease. The Company determined the fair value of these warrants using the Black-Scholes option pricing model with the following assumptions: expected life of five years; a weighted average risk-free rate of 6.1%; expected dividend yield of zero; volatility of 70% and a deemed value of the common stock of $5.71 per share. The fair value of the warrants of 391,000 has been capitalized and will be amortized as rent expense over the term of the lease.

   All such warrants are currently exercisable.

 Reserved Shares

   At December 31, 1999, the Company has reserved 30,295,798 shares of common stock for future issuance upon the conversion of its preferred stock, and the convertible promissory note, as well as for use in the Company's stock plans and exercise of outstanding warrants.

Note 9 Employee Benefit Plans

   In January 1995, the Company adopted the 1994 Employee, Director and Consultant Stock Option Plan (the "1994 Plan"). The 1994 Plan provides for the issuance of incentive stock options, non-qualified stock options and stock purchase rights to key employees, directors, consultants and members of the SAB. In September 1997, the Company adopted the 1997 Plan. The 1997 Plan amends and supercedes the 1994 Plan. At December 31, 1999, the total number of shares which may be issued under the 1997 Plan, as amended, was 9,142,000. During January 2000, the Company approved a 2,000,000 share increase to the authorized shares available for issuance under the 1997 Plan. The Board of Directors is responsible for administration of the Company's stock plans and determines the term of each option, exercise price and the vesting terms. The Company may not grant an employee incentive stock options that are exercisable during any one year with an estimated fair value in excess of $100,000. Incentive stock options may be granted at an exercise price per share at least equal to the estimated fair value per underlying common share on the date of grant (not less than 110% of the estimated fair value in the case of holders of more than 10% of the Company's voting stock). Options granted under the 1997 Plan are exercisable when granted and generally expire ten years from the date of grant (five years for incentive stock options granted to holders of more than 10% of the Company's voting stock).

                                 EXELIXIS, INC.

   A summary of all option activity is presented below:

                                                                       Weighted-
                                                                        Average
                                                                       Exercise
                                                             Shares      Price
                                                           ----------  ---------
   Options outstanding at December 31, 1996...............  1,924,365  $   0.06
     Granted..............................................  2,092,215      0.21
     Exercised............................................   (246,695)     0.03
     Cancelled............................................    (48,363)     0.03
                                                           ----------
   Options outstanding at December 31, 1997...............  3,721,522      0.12
     Granted..............................................  1,949,255      0.27
     Exercised............................................ (2,514,898)     0.13
     Cancelled............................................   (354,702)     0.26
                                                           ----------
   Options outstanding at December 31, 1998...............  2,801,177      0.25
     Granted..............................................  2,892,202      0.32
     Exercised............................................ (1,057,300)     0.26
     Cancelled............................................   (169,552)     0.27
                                                           ----------
   Options outstanding at December 31, 1999...............  4,466,527      0.29
                                                           ==========

   The following table summarizes information about stock options outstanding at December 31, 1999:

                                   Options Outstanding and Exercisable
                              -----------------------------------------------------------
                                                       Weighted-
                                                        Average
                                                       Remaining                Weighted-
                                                      Contractual                Average
            Exercise                                     Life                   Exercise
             Prices            Number                   (Years)                   Price
            --------          ---------               -----------               ---------
             $ 0.01              29,625                  6.34                   $   0.01
               0.13             107,261                  7.02                       0.13
               0.27           3,776,256                  8.81                       0.27
               0.40             473,150                  9.81                       0.40
               0.80              42,735                  9.94                       0.80
               1.33              37,500                  9.96                       1.33
                              ---------
                              4,466,527                  8.95                       0.29
                              =========

   At December 31, 1999, 1,629,785 shares of common stock purchased under the 1994 and 1997 Plans were subject to repurchase by the Company at a weighted average price of $0.27 per share.

                                 EXELIXIS, INC.

   Had compensation cost been determined based on the fair value of the options at the grant date consistent with the provisions of SFAS No. 123, the Company's pro forma net loss would have been as follows:

                                                   Year Ended December 31,
                                                  ----------------------------
                                                    1997      1998      1999
                                                  --------  --------  --------
   Net loss:
     As reported................................. $(11,496) $(15,666) $(18,721)
     Pro forma...................................  (11,505)  (15,701)  (18,776)
   Net loss per share (basic and diluted):
     As reported................................. $  (8.76) $  (3.83) $  (3.47)
     Pro forma...................................    (8.77)    (3.84)    (3.48)

   Since options vest over several years and additional option grants are expected to be made in future years, the pro forma impact on the results of operations for the three years ended December 31, 1999 is not representative of the pro forma effects on the results of operations for future periods.

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for grants in 1997, 1998 and 1999: 0% dividend yield for all years; volatility of 0% for 1997, 0% for 1998 and 0% for 1999; risk-free interest rates of 6.18% for 1997, 5.82% for 1998 and 5.59% for 1999 and expected lives of 5 years for all years presented.

 Deferred Stock Compensation

   During the period from January 1, 1997 through December 31, 1999, the Company recorded $18.4 million of deferred stock compensation in accordance with APB 25, SFAS 123 and Emerging Issues Task Force 96-18, related to stock options granted to consultants and employees. For options granted to consultants, the Company determined the fair value of the options using the Black-Scholes option pricing model with the following assumptions: expected lives of four years; a weighted average risk-free rate of 5.75%; expected dividend yield of zero percent; volatility of 70% and deemed values of common stock between $0.40 and $8.35 per share. Stock compensation expense is being recognized in accordance with FIN 28 over the vesting periods of the related options, generally four years. The Company recognized stock compensation expense of $25,000, $725,000 and $3.5 million for the years ended December 31, 1997, 1998 and 1999, respectively.

 2000 Equity Incentive Plan

   In January 2000, the Company adopted, subject to stockholder approval, the 2000 Equity Incentive Plan. A total of 3,000,000 shares of common stock have been reserved for future issuance under this plan.

 2000 Non-Employee Directors' Stock Option Plan

   In January 2000, the Company adopted, subject to stockholder approval, the 2000 Non-Employees Directors' Stock Option Plan. This plan provides for the automatic grant of options to purchase shares of common stock to non-employee directors. A total of 500,000 shares of common stock were initially authorized for issuance under this plan.

 2000 Employee Stock Purchase Plan

   In January 2000, the Company adopted, subject to stockholder approval, the 2000 Employee Stock Purchase Plan. A total of 300,000 shares of common stock were initially authorized for issuance under this plan.

                                 EXELIXIS, INC.

Note 10 Income Taxes

   The Company's deferred tax assets consist of the following (in thousands):

                                                                December 31
                                                             ------------------
                                                               1998      1999
                                                             --------  --------
   Net operating loss carryforwards......................... $  8,248  $ 12,430
   Capitalized start-up and organizational costs............    2,546     2,154
   Tax credit carryforwards.................................    1,483     2,071
   Capitalized research and development costs...............    2,239     1,966
   Other....................................................     (842)     (240)
                                                             --------  --------
   Total deferred tax assets................................  (13,674)  (18,381)
   Valuation allowance......................................   13,674    18,381
                                                             --------  --------
   Net deferred tax assets.................................. $    --   $    --
                                                             ========  ========

   The valuation allowance increased by $4.7 million and $5.7 million during the years ended December 31, 1999 and 1998, respectively.

   The Company has not recorded any provision or benefit for income taxes as it continues to record operating losses. The Company has provided a full valuation allowance for the deferred tax assets at December 31, 1999 since the realization of these amounts is not considered more likely than not by management.

   At December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $33.9 million and $25.6 million, respectively, which expire at various dates beginning in the year 2005. Under the Internal Revenue Code, certain substantial changes in the Company's ownership could result in an annual limitation on the amount of net operating loss carryforwards which can be utilized in future years to offset future taxable income.

Note 11 Commitments

 Leases

   The Company leases office and research space and certain equipment under operating and capital leases that expire at various dates through the year 2017. Certain operating leases contain renewal provisions and require the Company to pay other expenses. Future minimum lease payments under operating and capital leases are as follows (in thousands):

                                                               Operating Capital
   Year ending December 31,                                     Leases   Leases
   ------------------------                                    --------- -------
   2000.......................................................  $ 3,061   $ 793
   2001.......................................................    2,531     235
   2002.......................................................    2,489     --
   2003.......................................................    2,566     --
   2004.......................................................    2,621     --
   Thereafter.................................................   23,778     --
                                                                -------   -----
                                                                 37,046   1,028
   Less amount representing interest..........................      --      (64)
                                                                -------   -----
   Present value of minimum lease payments....................  $37,046     964
                                                                =======   -----
   Less current portion.......................................             (735)
                                                                          -----
   Long-term portion..........................................            $ 229
                                                                          =====

                                 EXELIXIS, INC.

   Rent expense under noncancellable operating leases was $882,000, $920,000 and $1.5 million for the years ended December 31, 1997, 1998 and 1999, respectively.

   The Company entered into a line of credit agreement (the "Agreement") during 1995. The term of each borrowing under the Agreement ranges from thirty-six to forty-eight months and bears interest at rates ranging from 9.5% to 11.0% depending on the type of equipment purchased under the Agreement. At December 31, 1999, $125,000 was outstanding under the Agreement. In connection with the Agreement, the Company issued warrants to purchase 188,214 shares of the Company's Series A preferred stock at an exercise price of $0.70 per share (see
Note 8).

   In September 1997, the Company entered into a lease line of credit arrangement (the "Arrangement") which allows the Company to purchase $2.0 million of equipment. The term of each borrowing under the Arrangement is 42 months and each bears interest at a minimum of 9.0%. At December 31, 1999, $839,000 was outstanding under the Arrangement. In connection with the Arrangement, the Company granted warrants to purchase 63,750 shares of its common stock (see Note 8).

 Licensing Agreements

   The Company has entered into several licensing agreements with various universities and institutions under which it obtained exclusive rights to certain patent, patent applications, and other technology. Future payments pursuant to these agreements are as follows (in thousands):

   Year ending December 31,
   ------------------------
   2000................................................................ $1,573
   2001................................................................    665
   2002................................................................    657
   2003................................................................    657
   2004................................................................    441
                                                                        ------
                                                                        $3,993
                                                                        ======

   In addition to the payments summarized above, the Company is required to make royalty payments based upon a percentage of net sales of any products or services developed from certain of the licensed technologies and milestone payments upon the occurrence of certain events as defined by the related agreements. No such royalties or milestones have been paid through December 31, 1999.

 Consulting agreements

   The Company has entered into consulting agreements with certain members of the SAB. Total consulting expense incurred under these agreements during the years ended December 31, 1997, 1998 and 1999 was $236,000, $345,000 and
$352,000, respectively.

                                 EXELIXIS, INC.

Note 12 Acquisition

   In July 1999, the Company acquired substantially all the assets of MetaXen, LLC ("MetaXen"), a biotechnology company focusing on molecular genetics. In addition to paying cash consideration of $870,000, the Company assumed a note payable relating to certain acquired assets with a principal balance due of $1.1 million (see Note 5). The Company also assumed responsibility for a facility sub-lease relating to the office and laboratory space occupied by MetaXen.

   This transaction was recorded using the purchase method of accounting. The fair value of the assets purchased, and debt assumed, was determined by management to equal their respective historical net book values on the transaction date, as follows (in thousands):

   Laboratory and computer equipment................................... $ 1,645
   Leasehold improvements..............................................     175
   Other tangible assets...............................................     155
   Note payable........................................................  (1,105)
                                                                        -------
                                                                        $   870
                                                                        =======

   The following unaudited pro forma financial information presents the consolidated results of the Company as if the acquisition had occurred at the beginning of each period presented (in thousands, except per share data). This pro forma financial information is not intended to be indicative of future operating results.

                                                               Year Ended
                                                              December 31,
                                                            ------------------
                                                              1998      1999
                                                            --------  --------
                                                               (unaudited)
Total revenues............................................. $  7,022  $ 12,807
Net loss...................................................  (19,129)  (20,328)
Net loss per share, basic and diluted......................    (4.68)    (3.77)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Members of MetaXen, LLC

   In our opinion, the accompanying balance sheets and the related statements of operations, of members' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of MetaXen, LLC (a majority owned subsidiary of Xenova UK Limited) at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred net losses since inception which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

San Jose, California
February 10, 1999

                                  METAXEN, LLC
               (A MAJORITY OWNED SUBSIDIARY OF XENOVA UK LIMITED)

                                 BALANCE SHEETS

                                            December 31,          June 30,
                                       ----------------------  ----------------
                                          1997       1998         1999
                                       ---------- -----------  -----------
                                                               (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents........... $  124,000 $   216,000  $    30,000
  Other current assets................    130,000     121,000      135,000
                                       ---------- -----------  -----------
Total current assets..................    254,000     337,000      165,000
Property and equipment, net...........  1,487,000   3,132,000    2,837,000
Other assets..........................    160,000     320,000      320,000
                                       ---------- -----------  -----------
                                       $1,901,000 $ 3,789,000  $ 3,322,000
                                       ========== ===========  ===========
LIABILITIES AND MEMBERS' EQUITY
(DEFICIT)
Current liabilities:
  Accounts payable.................... $  306,000 $   369,000  $   263,000
  Accrued expenses....................    244,000   1,415,000    1,227,000
  Deferred revenue....................        --      502,000      379,000
  Intercompany payable................      3,000     227,000    1,965,000
  Intercompany loan...................        --    3,035,000    3,084,000
  Current portion of long-term
   liabilities........................    250,000     380,000      417,000
                                       ---------- -----------  -----------
Total current liabilities.............    803,000   5,928,000    7,335,000
Long-term liabilities.................    707,000     788,000      548,000
                                       ---------- -----------  -----------
Total liabilities.....................  1,510,000   6,716,000    7,883,000
                                       ---------- -----------  -----------
Commitments (Note 9)
Members' equity (deficit):
  Preferred stock--Class A; 1,766,000
   shares issued and outstanding at
   December 31, 1997 and 1998.........    391,000  (3,068,000)  (4,675,000)
  Preferred stock--Class B; 120,000
   shares issued and outstanding at
   December 31, 1997 and 1998.........        --          --           --
  Preferred stock--Class C; 300,000
   and 345,000 shares issued and
   outstanding at December 31, 1997
   and 1998, respectively.............        --      141,000      114,000
                                       ---------- -----------  -----------
Total members' equity (deficit).......    391,000  (2,927,000)  (4,561,000)
                                       ---------- -----------  -----------
                                       $1,901,000 $ 3,789,000  $ 3,322,000
                                       ========== ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                                  METAXEN, LLC
               (A MAJORITY OWNED SUBSIDIARY OF XENOVA UK LIMITED)

                            STATEMENTS OF OPERATIONS

                                                       Six Months Ended June
                            Year Ended December 31,             30,
                            ------------------------  ------------------------
                               1997         1998         1998         1999
                            -----------  -----------  -----------  -----------
                                                            (unaudited)
Contract revenues.......... $       --   $ 4,750,000  $ 2,364,000  $ 2,297,000
                            -----------  -----------  -----------  -----------
Operating expenses:
  General and
   administrative..........   1,268,000    1,348,000      583,000      513,000
  Research and
   development.............   2,937,000    6,626,000    2,774,000    3,328,000
                            -----------  -----------  -----------  -----------
Total operating expenses...   4,205,000    7,974,000    3,357,000    3,841,000
                            -----------  -----------  -----------  -----------
Loss from operations.......  (4,205,000)  (3,224,000)    (993,000)  (1,544,000)
Interest income............      46,000       35,000       16,000        9,000
Interest expense...........     (30,000)    (274,000)     (70,000)     (72,000)
                            -----------  -----------  -----------  -----------
Net loss................... $(4,189,000) $(3,463,000) $(1,047,000) $(1,607,000)
                            ===========  ===========  ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                                  METAXEN, LLC
               (A MAJORITY OWNED SUBSIDIARY OF XENOVA UK LIMITED)

                    STATEMENTS OF MEMBERS' EQUITY (DEFICIT)
     FOR THE PERIOD FROM INCEPTION (AUGUST 1996) THROUGH DECEMBER 31, 1998

                                Series A             Series B          Series C
                             Preferred Stock     Preferred Stock   Preferred Stock
                          ---------------------  ----------------  -----------------
                           Shares     Amount     Shares   Amount   Shares    Amount      Total
                          --------- -----------  ------- --------  -------  --------  -----------
Balance at December 31,
 1996...................    280,000 $   364,000  120,000 $216,000  320,000  $  2,000  $   582,000
Issuance of Class A
 Preferred Stock at
 $2.50 per share........  1,200,000   3,000,000      --       --       --        --     3,000,000
Issuance of Class A
 Preferred Stock at
 $3.50 per share........    286,000   1,000,000      --       --       --        --     1,000,000
Repurchase of Class C
 Preferred Stock at
 $0.10 per share........        --          --       --       --   (20,000)   (2,000)      (2,000)
Net loss................        --   (3,973,000)     --  (216,000)     --        --    (4,189,000)
                          --------- -----------  ------- --------  -------  --------  -----------
Balance at December 31,
 1997...................  1,766,000     391,000  120,000      --   300,000       --       391,000
Issuance of Class C
 Preferred Stock at
 $0.005 per share.......        --          --       --       --    20,000       --           --
Issuance of Class C
 Preferred Stock at
 $0.10 per share........        --          --       --       --    45,000     5,000        5,000
Stock compensation
 expense................        --          --       --       --       --    141,000      141,000
Repurchase of Class C
 Preferred Stock at
 $0.005 per share.......        --          --       --       --   (10,000)      --           --
Repurchase of Class C
 Preferred Stock at
 $0.10 per share........        --          --       --       --   (10,000)   (1,000)      (1,000)
Net loss................        --   (3,459,000)     --       --       --     (4,000)  (3,463,000)
                          --------- -----------  ------- --------  -------  --------  -----------
Balance at December 31,
 1998...................  1,766,000  (3,068,000) 120,000      --   345,000   141,000   (2,927,000)
Stock compensation
 expense (unaudited)....        --          --       --       --       --    (27,000)     (27,000)
Net loss (unaudited)....        --   (1,607,000)     --       --       --        --    (1,607,000)
                          --------- -----------  ------- --------  -------  --------  -----------
Balance at June 30, 1999
 (unaudited)............  1,766,000 $(4,675,000) 120,000 $    --   345,000  $114,000  $(4,561,000)
                          ========= ===========  ======= ========  =======  ========  ===========


   The accompanying notes are an integral part of these financial statements.

                                  METAXEN, LLC
               (A MAJORITY OWNED SUBSIDIARY OF XENOVA UK LIMITED)

                            STATEMENTS OF CASH FLOWS

                                                            Six Months
                            Year Ended December 31,       Ended June 30,
                            ------------------------  ------------------------
                               1997         1998         1998         1999
                            -----------  -----------  -----------  -----------
                                                            (unaudited)
Cash flow used in
 operating activities:
  Net loss................  $(4,189,000) $(3,463,000) $(1,047,000) $(1,607,000)
  Adjustments to reconcile
   net loss to net cash
   used in operating
   activities:
    Depreciation and
     amortization.........      314,000      659,000      266,000      317,000
    Loss on disposal of
     property and
     equipment............          --       104,000          --           --
    Stock compensation....          --       141,000          --       (27,000)
  Changes in assets and
   liabilities:
    Other current assets..      (95,000)       9,000      (47,000)     (14,000)
    Other assets..........     (160,000)    (160,000)    (160,000)         --
    Accounts payable......      236,000       63,000     (182,000)    (106,000)
    Accrued expenses......      212,000    1,171,000          --      (188,000)
    Deferred revenue......          --       502,000      366,000     (123,000)
    Intercompany payable..          --       224,000          --     1,738,000
                            -----------  -----------  -----------  -----------
      Net cash used in
       operating
       activities.........   (3,682,000)    (750,000)    (804,000)     (10,000)
                            -----------  -----------  -----------  -----------
Cash flow used in
 investing activities:
  Purchases of property
   and equipment..........   (1,731,000)  (2,408,000)    (376,000)     (22,000)
                            -----------  -----------  -----------  -----------
Cash flow provided by
 financing activities:
  Proceeds from issuance
   of Class A Preferred
   Stock..................    4,000,000          --       (1,000)          --
  Proceeds from issuance
   of Class C Preferred
   Stock..................          --         5,000          --           --
  Repurchase of Class C
   Preferred Stock........       (2,000)      (1,000)         --           --
  Proceeds from equipment
   line of credit.........    1,000,000      254,000          --           --
  Repayments under
   equipment line of
   credit.................     (43,000)      (43,000)    (110,000)    (203,000)
  Increase in intercompany
   loan...................          --     3,035,000    2,100,000       49,000
                            -----------  -----------  -----------  -----------
      Net cash provided by
       (used in) financing
       activities.........    4,955,000    3,250,000    1,989,000     (154,000)
                            -----------  -----------  -----------  -----------
Net increase (decrease) in
 cash and cash
 equivalents..............     (458,000)      92,000      809,000     (186,000)
Cash and cash equivalents
 at beginning of period...      582,000      124,000      124,000      216,000
                            -----------  -----------  -----------  -----------
Cash and cash equivalents
 at end of period.........  $   124,000  $   216,000  $   933,000  $    30,000
                            ===========  ===========  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                                  METAXEN, LLC
               (A MAJORITY OWNED SUBSIDIARY OF XENOVA UK LIMITED)

                         NOTES TO FINANCIAL STATEMENTS

Note 1--The Company and Significant Accounting Policies:

 Nature of business

   MetaXen, LLC (the "Company") was incorporated in Delaware in August 1996 for the purpose of performing research and development in the fields of biotechnology and molecular genetics and to develop pharmaceutical products and procedures on its own account and in collaboration with Xenova UK Limited, a wholly owned subsidiary of Xenova Group plc (collectively referred to as "Xenova" or the "Parent Company"). The Company is a majority owned subsidiary of Xenova. The Company emerged from the development stage during 1997.

   The Company was formed as a result of a merger in September 1996 between RGH Founders, LLC, a Delaware corporation incorporated in August 1996, and MetaXen, LLC, a Delaware corporation incorporated in September 1996 ("Merger Corp."). At that time, Xenova exchanged its premerger interests in Merger Corp. for 280,000 shares of Class A Preferred Stock in the Company; MJR Holdings, Inc. exchanged its premerger interests in Merger Corp. for 100,000 shares of Class B Preferred Stock in the Company. Also at this time, Ross Holdings, Inc., Giebel Holdings, Inc. and Hartmanis Holdings, Inc. exchanged their interests in RGH Founders, LLC for 200,000, 100,000 and 20,000 shares of the Company's Class C Preferred Stock, respectively. Upon the merger, the Company assumed the assets and liabilities of Merger Corp. and RGH Founders, LLC. Merger Corp. and RGH Founders, LLC were both nominally capitalized at that time and there was no gain or loss arising from the merger. These financial statements include the results of RGH Founders, LLC and Merger Corp. since their inception.

 Need for additional financing

   The Company has incurred a cumulative net loss of $8,072,000 since inception and expects to incur additional losses in the future which raise substantial doubt about the Company's ability to continue as a going concern. Xenova has committed to provide sufficient funds to support the operations of MetaXen until the earlier of 1) such time as Xenova Group plc has less then a 50% controlling interest in MetaXen or 2) March 31, 1999. Therefore, in order to continue operating and fully implement its business plan, the Company will need to raise additional debt or equity financing. There can be no assurance that such additional funds will be available to the Company, or if available, that it will be on reasonable terms. The inability of the Company to obtain additional financing beyond March 1999 will have a material adverse impact on the Company's operations.

   The Company funded its operations through June 1999 by amounts received under a research and license agreement and additional amounts received from Xenova.

 Cash and cash equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Property and equipment

   Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the lesser of the estimated useful lives of the assets, which range from three to seven years, or the lease terms.

                                  METAXEN, LLC
                 A MAJORITY OWNED SUBSIDIARY OF XENOVA LIMITED

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

 Revenue recognition

   Revenue recognized under research and development contracts is recorded as earned pursuant to the terms of the contracts. Nonrefundable contract fees for which no further performance obligations exist are recognized when the payments are received or when collection is assured. In return for such payments, contract partners may receive certain marketing and manufacturing rights, products for clinical use and testing, and/or research and development services.

 Research and development expenses

   Research and development costs are expensed as incurred.

 Stock-based compensation

   The Company has adopted the pro forma disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). As permitted, the Company continues to recognize employee stock-based compensation under the intrinsic value method of accounting pursuant to Accounting Principles Board Opinion No. 25.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could subsequently differ from those estimates.

Note 2--Property and Equipment:

   Property and equipment consists of the following:

                                                            December 31,
                                                       ------------------------
                                                          1997         1998
                                                       -----------  -----------
   Lab equipment...................................... $   818,000  $ 1,305,000
   Computer equipment.................................     449,000      676,000
   Furniture and equipment............................     184,000      357,000
   Leasehold improvements.............................     353,000    1,366,000
                                                       -----------  -----------
                                                         1,804,000    3,704,000
   Less accumulated depreciation and amortization.....    (317,000)    (572,000)
                                                       -----------  -----------
                                                       $ 1,487,000  $ 3,132,000
                                                       ===========  ===========

   Depreciation and amortization expense was $659,000 and $314,000 for the years ended December 31, 1998 and 1997, respectively.

Note 3--Other Assets:

   At December 31, 1998, other assets of $320,000 consisted of a certificate of deposit restricted as to withdrawal to secure an irrevocable letter of credit issued in connection with the Company's non-cancellable facility operating lease.

                                  METAXEN, LLC
                 A MAJORITY OWNED SUBSIDIARY OF XENOVA LIMITED

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


Note 4--Income Taxes:

   No provision or benefit for federal income taxes is reported in the financial statements because, as a limited liability company, the tax effects of the Company's results accrue to its Members.

Note 5--Debt:

   In July 1997, the Company entered into a loan agreement which provides for the financing of up to $1,500,000 of equipment purchases made through December 31, 1998. Borrowings under this agreement are secured by the assets financed and are to be repaid over thirty-six to forty-eight months, depending on the type of asset financed. Borrowings under this agreement bear interest at the U.S. Treasury note rate plus a number of basis points determined by the type of asset financed (9.22% to 11.09% at December 31, 1998).

   Future payments under this loan are as follows:

   Year Ending December 31,
   ------------------------
   1999............................................................ $ 500,000
   2000............................................................   500,000
   2001............................................................   367,000
   2002............................................................   148,000
                                                                    ---------
                                                                    1,515,000
   Less interest...................................................  (347,000)
                                                                    ---------
                                                                    1,168,000
   Less current portion............................................  (380,000)
                                                                    ---------
   Long-term portion............................................... $ 788,000
                                                                    =========

Note 6--Members' Equity:

   The rights and preferences of the preferred stock are described below.

 Allocations and distributions

   In the event of cash distributions, amounts will first be distributed to the holders of Class A and Class B Preferred Stock pro rata in accordance with the balances in their respective Member equity accounts. Any amounts in excess of the amounts in their Member equity accounts will be distributed (i) 80% to the holders of Class A Preferred Stock; and (ii) 20% to the holders of Class B and Class C Preferred Stock, pro rata in accordance with the number of such shares held by such holders. No distributions have been made from inception through December 31, 1998.

   Net losses of the Company are first allocated (i) 80% to the holders of Class A Preferred Stock; and (ii) 20% to the holders of the Class B and C Preferred Stock, to the extent that cumulative net profits (if any) allocated to the holders of Class B and C Preferred Stock in prior years exceeds the cumulative net losses allocated to such holders in prior years. Any remaining net losses of the Company are then allocated (i) to the holders of Class B Preferred Stock to the extent that this would not cause such holders to have a deficit in their Member equity at the end of the year; then (ii) to the holders of Class A Preferred Stock to the extent that this would not cause such holders to have a

                                  METAXEN, LLC
                 A MAJORITY OWNED SUBSIDIARY OF XENOVA LIMITED

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

deficit in their Members equity account at the end of the year; and then (a) 80% to the holders of Class A Preferred Stock; and (b) 20% to the holders of Class B and C Preferred Stock. However, in the event of the members having received a distribution of the type described below in connection with a winding up of the Company, the Member equity accounts of the holders of Class B and C Preferred Stock and Common Stock shall be adjusted to reflect the aggregate net loss that would have been allocated to such holders if the holders of Common Stock had participated with the holders of Class B and C Preferred Stock under (b) above from the date of the acquisition of such Common Stock.

   Net profits of the Company are first allocated to the holders of Class A, B and C Preferred Stock to the extent that cumulative net losses allocated to such holders in prior years exceed the cumulative net profits allocated to such holders in prior years. Any remaining net profits are then allocated (i) to the holders of Class A Preferred Stock to the extent that cumulative net losses allocated to such holders in provision (ii) on the allocation of losses above exceed cumulative net profits allocated under this provision; then (ii) to the holders of Class B Preferred Stock to the extent that cumulative net losses allocated to such holders in provision (i) on the allocation of losses above exceed cumulative net profits allocated under this provision; and then (a) 80% to the holders of Class A Preferred Stock; and (b) 20% to the holders of Class B and C Preferred Stock. However, in the event of the members having received a distribution of the type described below in connection with a winding up of the Company, the Member equity accounts of the holders of Class B and C Preferred Stock and Common Stock shall be adjusted to reflect the aggregate net profit that would have been allocated to such holders if the holders of Common Stock had participated with the holders of Class B and C Preferred Stock under (b) above from the date of the acquisition of such Common Stock. Furthermore, in the event of the Members receiving a distribution of the type described below describing distributions upon the winding up of the Company, the holders of Common Stock shall be allocated the portion of net profit associated with the remaining distributable assets distributed to the holders of such Common Stock.

   In the event of there being distributable assets upon the winding up of the Company, these assets will be distributed (i) to the holders of Class A and B Preferred Stock pro rata in accordance with the balances in their respective Member equity accounts for the return of their respective contributions; (ii) to all members of the Company pro rata in accordance with their respective Member equity accounts after giving effect to (i) above but without allocating any net profit resulting from the liquidation of the Company's assets and the dissolution of the Company; (iii) to the holders of Class A Preferred Stock to the extent of 80% of the remaining distributable assets; and (iv) to the holders of Class B and C Preferred Stock and Common Stock pro rata in accordance with the number of such shares then held by such holders.

 Class A Preferred Stock

   Holders of Class A Preferred Stock are entitled to one vote per share and are entitled to elect two-thirds of the members of the Board of Directors.

 Class B Preferred Stock

   Holders of Class B Preferred Stock are entitled to one vote per share and are entitled to elect one-third of the number of members constituting the Board of Directors subject to certain approvals from the holders of the Class A Preferred Stock.

                                  METAXEN, LLC
                 A MAJORITY OWNED SUBSIDIARY OF XENOVA LIMITED

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   At any time following September 4, 2000 and prior to the close of business on the 30th day thereafter, the holders of Class B Preferred Stock may exchange their shares for ordinary shares of Xenova Group plc. The applicable exchange ratio depends upon the Company and Xenova having achieved various milestones.

   At any time prior to the close of business on the 60th day following September 4, 2000, Xenova Group plc may exchange all of the then outstanding Class B Preferred Stock for ordinary shares of Xenova Group plc. The applicable exchange ratio depends upon the Company and Xenova having achieved various milestones.

   At any time prior to September 4, 2000, subject to the achievement of specified milestones, the holders (other than Xenova Group plc and its affiliates) of not less than one-third of the then outstanding shares and options and warrants to purchase any class of stock may exchange the portion requested for shares and options, respectively, of Xenova Group plc at the then applicable exchange ratio. The applicable exchange ratio depends upon the Company and Xenova having achieved various milestones.

 Class C Preferred Stock

   The holders of Class C Preferred Stock do not have any voting rights but have the same exchange rights and obligations as the holders of Class B Preferred Stock.

   In the event that a holder of Class C Preferred Stock (i) terminates his or her employment with the Company in certain circumstances; or (ii) in the case of any person acquiring Class C Preferred Stock prior to commencing employment with the Company, where the person failed to execute an employment agreement and commence employment with the Company prior to September 4, 1997, the Company has the option to repurchase all or a portion of that person's Class C Preferred Stock. The portion of the person's Class C Preferred Stock that the Company may purchase depends upon the length of time that has passed since the September 1996 merger.

   During 1998, the Company recorded $141,000 of stock compensation expense for the excess deemed fair value over the issuance price of stock sold to employees.

 Class D Preferred Stock

   At December 31, 1998, the Company had not designated or issued any Class D Preferred Stock. The holders of Class D Preferred Stock would be entitled to a percentage, prorata and in accordance with the number of shares then held by such holders, of all cash profit or loss distributions which is equal to the product of 0.000015 and the number of Class D Preferred Shares outstanding at such time.

 Class E Preferred Stock

   At December 31, 1998, the Company had not designated or issued any shares of Class E Preferred Stock. The holders of Class E Preferred Stock would be entitled to a percentage, prorata and in accordance with the number of shares then held by such holders, of all cash profit or loss distributions which is equal to the product of 0.0000775 and the number of Class E Preferred Shares outstanding at such time.

                                  METAXEN, LLC

                 A MAJORITY OWNED SUBSIDIARY OF XENOVA LIMITED

                   NOTES TO FINANCIAL STATEMENTS (Continued)

 Stock Warrants

   In May 1997, the Company entered into a building lease agreement (the "Lease Agreement"). As part of the Lease Agreement, the Company granted the lessor warrants on November 5, 1997 to purchase 100,000 shares of the Company's Class D Preferred Stock with an exercise price of $6.38 per share, which equalled the fair market value of the Xenova common stock plus $2.00 per share, as of the date of the issuance of such warrants. The warrants are exercisable from the date of issuance through October 2002.

   In July 1997, the Company entered into a loan agreement which provides for the financing of certain equipment purchases (see Note 5). As part of the agreement, the Company granted the lender warrants on July 31, 1997 to purchase 14,516 shares of the Company's Class E Preferred Stock with an exercise price of $7.75 per share. The exercise price of $7.75 is based on the sum of the Common Stock price of Xenova Group plc as of June 17, 1997 plus $2.00 per share. The warrants are exercisable from the date of issuance through June 2002.

   A nominal value was ascribed to the warrants outlined above.

 Common Stock

   At December 31, 1998, the Company had not issued any shares of Common Stock. The Common Stock does not have any voting rights. The shares of Common Stock are subject to the same exchange rights and obligations as the Class B Preferred Stock but such shares will be exchanged for Xenova Group plc shares on a one-for-one basis.

Note 7--Stock Option Plan:

   In December 1996 the Company adopted the 1996 Equity Incentive Plan (the "1996 Plan"). The Company has reserved 300,000 shares of Common Stock for issuance under the 1996 Plan relating to nonqualified options to be granted to officers and employees. The exercise price, vesting requirements and maximum term of each option issued under the 1996 Plan are determined by the Company's Board of Directors.

   Activity under the 1996 Plan is summarized as follows:

                                              Options
                                             Available    Options    Exercise
                                             for Grant  Outstanding    Price
                                             ---------  ----------- -----------
   Balance at December 31, 1996.............  300,000         --            --
     Granted................................ (216,000)    216,000   $2.88-$5.81
                                             --------     -------
   Balance at December 31, 1997.............   84,000     216,000     2.88-5.81
     Granted................................  (94,000)     94,000     2.69-2.75
     Cancelled..............................   92,500     (92,500)    2.88-5.81
                                             --------     -------
   Balance at December 31, 1998.............   82,500     217,500     2.69-5.81
                                             ========     =======

                                  METAXEN, LLC
                 A MAJORITY OWNED SUBSIDIARY OF XENOVA LIMITED

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   The following table summarizes information about options outstanding under the 1996 Plan as of December 31, 1998:

                                           Options Outstanding
                             ----------------------------------------------------------------
                                                          Weighted
                                                           Average                   Weighted
          Range of                                        Remaining                  Average
          Exercise             Number                    Contractual                 Exercise
           Prices            Outstanding                    Life                      Price
         ----------          -----------                 -----------                 --------
         $2.69-2.88            166,500                    4.2 years                   $2.80
               3.63             20,000                    3.0 years                    3.63
               4.38             16,000                    3.6 years                    4.38
               5.81             15,000                    3.3 years                    5.81
                               -------
                               217,500                                                 3.20
                               =======

   The Company believes that had employee stock-based compensation for options granted under the 1996 Plan been determined based on the fair value at the grant date using the minimum value model as prescribed by SFAS 123, there would have been no material difference between the Company's pro forma net loss for the years ended December 31, 1998 and 1997 and the actual net loss recorded in the accompanying statement of operations. The fair value of each option was estimated on the grant date using the minimum value method with the following assumptions: annual dividend yield of 0.0%, risk-free annual interest rate of 5.82% to 6.57% and an expected option term of four years.

Note 8--Research and License Agreement:

   The Company and Xenova signed a research and license agreement with Eli Lilly and Company ("Eli Lilly") on February 16, 1998. The Company and Xenova are providing research services to Eli Lilly in the form of screening certain compounds for accelerated drug discovery and development. Eli Lilly will have certain license rights to any compounds resulting from efforts completed under the agreement. The Company and Xenova receive amounts quarterly under the agreement which approximate cost reimbursement for amounts incurred pursuant to the agreement. Milestone payments can also be earned by the Company and Xenova, as defined in the agreement. For the year ended December 31, 1998, the Company recorded total contract revenues of $4,750,000, consisting of a $1,000,000 non-refundable license fee and $3,750,000 of research fees. Costs incurred by the Company under the agreement in 1998 approximated $4,409,000.

                                  METAXEN, LLC
                 A MAJORITY OWNED SUBSIDIARY OF XENOVA LIMITED

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


Note 9--Commitments:

   The Company leases its facility under a non-cancellable operating lease which expires in September 2002. The Company subleases certain space in its current facility to other tenants.

   Rent expense for the years ended December 31, 1998 and 1997 was $762,000 and $377,000, respectively. The Company recognizes rent expense on a straight line basis over the lease period.

   Future minimum lease payments under the non-cancellable operating lease and minimum sublease rental receipts under non-cancellable operating sub-leases are as follows:

                                                        Operating   Sublease
   Year Ending December 31,                               Lease      Income
   ------------------------                            ----------- -----------
   1999............................................... $ 1,966,000 $   633,000
   2000...............................................   1,997,000     429,000
   2001...............................................   1,843,000         --
   2002...............................................   1,814,000         --
   2003...............................................   1,783,000         --
                                                       ----------- -----------
                                                       $ 9,403,000 $ 1,062,000
                                                       =========== ===========

Note 10--Related Party Transactions:

   On September 4, 1996, the Company entered into a research and development collaboration agreement with Xenova. The agreement specifies the rights of both parties to intellectual property developed under the agreement. The agreement will continue to be in force until the earlier of (i) the date that Xenova provides the Company with notice that it will cease to provide funding for the operations of the Company; (ii) the dissolution of the Company; or (iii) the date of exchange of all shares of Class B and C Preferred Stock and Common Stock of the Company for shares of Xenova common stock.

   On December 17, 1997, the Company entered into a loan agreement with Xenova. Under this agreement, Xenova agreed to make available to the Company a loan facility of $1.1 million or such other amounts as the parties may agree to in writing from time to time. The loan bears interest at the UK LIBOR plus 1%, compounded quarterly. The loan will mature one year from the date on which Xenova advances amounts to the Company or such other date as the parties hereto may agree to in writing from time to time. On January 2, 1998, Xenova advanced $1.1 million to the Company under this loan agreement.

   During 1998 the loan agreement was amended and the total amount available was increased to $2.92 million, all of which was borrowed and outstanding at December 31, 1998. Interest due on the loan as of December 31, 1998 amounted to $115,000.

                                 EXELIXIS, INC.

                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENT

   On July 11, 1999, the Company acquired substantially all of the assets of MetaXen, LLC ("MetaXen"), a biotechnology company focused on molecular genetics, in a transaction accounted for using the purchase method of accounting. Under the purchase method of accounting, the aggregate purchase price is allocated to the tangible and identifiable intangible assets acquired and debt assumed on the basis of their fair values on the acquisition date. The fair value of the assets purchased, and debt assumed, was determined by management to equal their respective historical net book values on the transaction date. The unaudited pro forma combined statement of operations is based on the individual statements of operations of the Company and MetaXen for the year ended December 31, 1999. The operations of MetaXen have been included in the unaudited pro forma combined statement of operations as though the acquisition had been consummated on January 1, 1999.

   The pro forma information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and is provided for illustrative purposes only. The pro forma information does not purport to be indicative of the results that actually would have occurred had the combination been effected on the date indicated above. The unaudited pro forma financial statement, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and notes thereto, which are included elsewhere herein.

                                 EXELIXIS, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     (in thousands, except per share data)

                                                    Year Ended December 31,
                                                             1999
                                                   ---------------------------
                                                      As                Pro
                                                   Reported  MetaXen   Forma
                                                   --------  -------  --------
Revenues:
  License......................................... $  1,046  $   --   $  1,046
  Contract........................................    9,464    2,297    11,761
                                                   --------  -------  --------
    Total revenues................................   10,510    2,297    12,807
                                                   --------  -------  --------
Operating expenses:
  Research and development........................   21,653    3,328    24,981
  General and administrative......................    7,624      513     8,137
                                                   --------  -------  --------
    Total operating expenses......................   29,277    3,841    33,118
                                                   --------  -------  --------
Loss from operations..............................  (18,767)  (1,544)  (20,311)
Interest and other income.........................      571        9       580
Interest expense..................................     (525)     (72)     (597)
                                                   --------  -------  --------
Net loss.......................................... $(18,721) $(1,607) $(20,328)
                                                   ========  =======  ========
Basic and diluted net loss per share.............. $  (3.47)          $  (3.77)
Shares used in computing basic and diluted net
 loss per share...................................    5,389              5,389

                                 EXELIXIS, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENT
                                  (UNAUDITED)

Note 1 Basis of Presentation:

   On July 11, 1999, the Company acquired substantially all the assets of MetaXen, LLC ("MetaXen"), a biotechnology company focused on molecular genetics. In addition to paying cash consideration of $870,000, the Company assumed a note payable relating to certain acquired assets with a principle balance due of $1.1 million. The Company also assumed responsibility for a facility sub-lease relating to the office and laboratory space occupied by MetaXen.

   This transaction was recorded using the purchase method of accounting. The allocation of the aggregate purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed in connection with this acquisition was based on estimated fair values as determined by management. The purchase price allocation is summarized below (in thousands):

   Laboratory and computer equipment................................... $ 1,645
   Leasehold improvements..............................................     175
   Other tangible assets...............................................     155
   Note payable........................................................  (1,105)
                                                                        -------
                                                                        $   870
                                                                        =======

   Pro forma adjustments relating to interest income and interest expense were not material to the unaudited pro forma combined financial statement.

Note 2 Net Loss Per Share:

   Basic and diluted net loss per share and shares used in computing basic and diluted net loss per share for the year ended December 31, 1999 are based upon the Company's historical weighted average common shares outstanding. Common stock issuable upon the exercise of the stock options and warrants, and shares issuable upon the conversion of preferred stock and note payable have been excluded from the computation of basic and diluted net loss per share as their effect would be anti-dilutive.

                                  UNDERWRITING

   Exelixis and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Credit Suisse First Boston Corporation and SG Cowen Securities Corporation are the representatives of the underwriters:

                                                                       Number of
                              Underwriters                              Shares
                              ------------                             ---------
   Goldman, Sachs & Co................................................
   Credit Suisse First Boston Corporation.............................
   SG Cowen Securities Corporation....................................
                                                                       ---------
     Total............................................................ 9,100,000
                                                                       =========

   If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,365,000 shares from Exelixis to cover such sales. They may exercise that option for 30 days. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

   The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Exelixis. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

   The following table summarizes the compensation and expenses we will pay.

                                                                  No      Full
                        Paid by Exelixis                       Exercise Exercise
                        ----------------                       -------- --------
   Per share..................................................  $        $
   Total......................................................  $        $

   Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $      per share from the initial public offering price. Any
of these securities dealers may resell any shares purchased from the
underwriters to other brokers or dealers at a discount of up to $     per share
from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

   Exelixis has agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This restriction does not apply to any existing employee benefit plans or securities issued in connection with acquisition transactions, provided that the recipients of such securities agree not to dispose of or hedge any of such securities for the same 180 day period. See "Shares Eligible for Future Sale" for a discussion of transfer restrictions.

   Exelixis currently anticipates that it will undertake a directed shares program, pursuant to which it will direct the underwriters to reserve up to 637,000 shares of common stock for certain directors, employees and friends of Exelixis. In addition, at the request of Exelixis and in accordance with contractual rights granted in April 1997 to the holders of Exelixis Series C preferred stock who do not hold shares of any other class of capital stock, the underwriters have reserved for sale, at the initial public offering price, 10% of the shares included in this offering for those individuals. There can be no assurance that any of the reserved shares will be so purchased. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase any reserved shares. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares offered hereby.

   Prior to this offering, there has been no public market for the common stock. The initial public offering price for the common stock will be negotiated among Exelixis and the representatives of the underwriters. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Exelixis' historical performance, estimates of Exelixis' business potential and earnings prospects, an assessment of Exelixis' management and the consideration of the above factors in relation to market valuation of companies in related businesses.

   Exelixis' has filed an application for its common stock to be approved for quotation on the Nasdaq National Market under the symbol "EXEL."

   In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

   The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

   These activities by the underwriters may stabilize, maintain or affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on The Nasdaq National Market, in the over-the-counter market or otherwise.

   A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters or securities dealers. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

   The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

   Exelixis estimates that its share of the total expenses of the offering,
excluding underwriting discounts and commissions, will be approximately $    .

   Exelixis has agreed to indemnify the several underwriters against liabilities, including liabilities under the Securities Act of 1933.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   No dealer, salesperson or other person is authorized to give any informa-tion or to represent anything not contained in this Prospectus. You must not rely on any unauthorized information or representations. This Prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................    6
Use of Proceeds...........................................................   15
Dividend Policy...........................................................   15
Capitalization............................................................   16
Dilution..................................................................   17
Selected Financial Data...................................................   19
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   20
Business..................................................................   25
Management................................................................   42
Certain Transactions......................................................   56
Principal Stockholders....................................................   58
Description of Capital Stock..............................................   60
Shares Eligible for Future Sale...........................................   63
Validity of the Common Stock..............................................   65
Experts...................................................................   65
Where You Can Find More Information.......................................   65
Index to Financial Statements.............................................  F-1
Underwriting..............................................................  U-1

                               ----------------

   Through and including     , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             9,100,000 Shares

                                Exelixis, Inc.

                                 Common Stock

                               ----------------

                              [LOGO OF EXELIXIS]

                               ----------------

                             Goldman, Sachs & Co.

                          Credit Suisse First Boston

                                   SG Cowen

                      Representatives of the Underwriters

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than the underwriting discounts payable by us, in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASDAQ filing fee and the Nasdaq National Market listing fee.

   SEC registration fee............................................. $   29,040
   NASDAQ filing fee................................................     10,500
   Nasdaq National Market listing fee...............................     95,000
   Blue Sky Fees and expenses.......................................      5,000
   Transfer Agent and registrar fees................................     10,000
   Accounting fees and expenses.....................................    350,000
   Legal fees and expenses..........................................    500,000
   Printing and engraving costs.....................................    270,000
   Miscellaneous expenses...........................................     30,460
                                                                     ----------
     Total.......................................................... $1,300,000
                                                                     ==========

--------
*To be filed by amendment.

Item 14. Indemnification of Directors and Officers

   As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director of ours will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of duty of loyalty to us or to our stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derived an improper personal benefit.

   Our amended and restated certificate of incorporation further provides that we must indemnify our directors and executive officers and may indemnify our other officers and employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our amended and restated certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

   We have entered into indemnification agreements with each of our directors and certain officers. These agreements, among other things, require us to indemnify each director and officer for certain expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Exelixis, Inc., arising out of the person's services as our director or officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

   The underwriting agreement (see Exhibit 1.1) will provide for indemnification by the underwriters of Exelixis, Inc., our directors, our officers who sign the registration statement, and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

   Since January 1, 1997, Exelixis, Inc. has sold and issued the following unregistered securities:

     (1) From January 1997 through January 2000, Exelixis has granted stock options to purchase 7,726,983 shares of common stock, at a weighted average exercise price of $0.39, to employees, consultants and directors. Of these stock options, 669,106 shares have been cancelled or have lapsed without being exercised, 5,548,531 shares have been exercised for common stock and 3,469,711 shares remain outstanding.

     (2) In April 1997, Exelixis issued an aggregate of 7,875,000 shares of Series C preferred stock to 41 accredited investors at $2.00 per share, for an aggregate purchase price of $15,750,000. Shares of Series C preferred stock are convertible into shares of common stock at the rate of 0.75 of a share of common stock for each share of Series C preferred stock outstanding.

     (3) In September 1997, Exelixis issued one warrant to purchase 63,750 shares of common stock to one purchaser at an exercise price of $2.67 per share.

     (4) From August 1998 to June 1999, Exelixis issued an aggregate of 2,500,000 shares of Series D preferred stock to 11 accredited investors at $3.00 per share, for an aggregate purchase price of $7.5 million. In this period, Exelixis issued an additional 2,500,000 shares of Series D preferred stock to Pharmacia & Upjohn, Inc. at $3.00 per share, for an aggregate purchase price of $7.5 million pursuant to the terms of a development agreement dated February 26, 1999. Shares of Series D preferred stock are convertible at the rate of 0.75 of a share of common stock for each share of Series D preferred stock outstanding.

     (5) In November 1999 Exelixis issued three warrants to purchase an aggregate of 112,500 shares of common stock to three purchasers at an exercise price of $4.00 per share.

Item 16. (A) Exhibits and Financial Statement Schedules

     1.1+  Form of Underwriting Agreement.
     3.1+  Certificate of Amendment of the Restated Certificate of
           Incorporation of Exelixis Pharmaceuticals, Inc., dated February 2,
           2000.
     3.2** Form of Amended and Restated Certificate of Incorporation of
           Registrant to be filed upon the closing of the offering made in connection with this Registration Statement.
     3.3** Amended and Restated Bylaws of Registrant to be filed upon the closing of the offering made in connection with this Registration
           Statement.
     4.1*  Specimen Common Stock Certificate.
     4.2+  Fourth Amended and Restated Registration Rights Agreement, dated
           February 26, 1999 among Exelixis and Certain Stockholders of
           Exelixis.
     4.3+  Warrant, dated August 17, 1998, to Purchase 167,728 shares of Series
           A Preferred Stock in favor of Comdisco, Inc. (125,796 post-split shares).
     4.4+  Warrant, dated August 17, 1998, to Purchase 20,486 shares of Series
           A Preferred Stock in favor of Greg Stento (15,365 post-split shares).
     4.5+  Warrant, dated January 24, 1996, to Purchase 357,143 shares of
           Series B Convertible Stock in favor of MMC/GATX Partnership No. 1
           (267,857 post-split shares).
     4.6+  Warrant, dated September 25, 1997, to Purchase 85,000 shares of
           Common Stock in favor of MMC/GATX Partnership No. 1 (63,750 post-split shares).
     4.7+  Warrant, dated November 15, 1999, to Purchase 12,000 shares of
           Common Stock in favor of Bristow Investments, L.P. (9000 post-split shares).

      4.8+  Warrant, dated November 15,1999, to Purchase 135,000 shares of
            Common Stock in favor of Slough Estates USA, Inc. (101,250 post-split shares).
      4.9+  Warrant, dated November 15, 1999, to Purchase 3,000 shares of
            Common Stock in favor of Laurence and Magdalena Shushan FamilyTrust
            (2,250 post-split shares).
      5.1*  Opinion of Cooley Godward LLP.
     10.1** Form of Indemnity Agreement.
     10.2** 1994 Employee, Director and Consultant Stock Plan.
     10.3** 1997 Equity Incentive Plan.
     10.4** 2000 Equity Incentive Plan.
     10.5** 2000 Non-Employee Directors' Stock Option Plan.
     10.6** 2000 Employee Stock Purchase Plan.
     10.7+  Collaboration Agreement, dated December 16, 1999, between
            Registrant, Bayer Corporation and GenOptera LLC.
     10.8+  Operating Agreement, dated December 15, 1999, between Registrant,
            Bayer Corporation and GenOptera LLC.
     10.9+ Cooperation Agreement, dated September 15, 1998, between Registrant and Artemis Pharmaceuticals, GmbH.
     10.10+ Sublease Agreement, dated June 1, 1997, between Arris
            Pharmaceutical Corporation and Registrant.
     10.11+ Lease, dated May 12, 1999, between Registrant and Britannia Pointe
            Grand Limited Partnership.
     10.12+ Master Services Agreement, dated November 15, 1999, between
            Registrant and Artemis Pharmaceuticals GmbH.
     10.13+ Research Collaboration and Technological Transfer Agreement, dated
            September 14, 1999, between Registrant and Bristol-Myers Squibb.
     10.14+ Corporate Collaboration Agreement, dated February 26, 1999, between
            Registrant and Pharmacia & Upjohn AB.
     10.15+ Amendment to Corporate Collaboration Agreement, dated October,
            1999, between Registrant and Pharmacia & Upjohn AB.
     10.16+ Asset Purchase Agreement, dated July 11, 1999, between Registrant and MetaXen/Xenova.
     10.17+ Employment Agreement, dated September 13, 1996, between Registrant and George Scangos, Ph.D.
     10.18+ Employment Agreement, dated April 14, 1997, between Registrant and
            Geoffrey Duyk, M.D., Ph.D.
     10.19+ Employment Agreement, dated October 19, 1999, between Registrant and Glen Y. Sato, Chief Financial Officer and Vice President of
            Legal Affairs.
     23.1** Consent of Independent Accountants (Exelixis).
     23.2** Consent of Independent Accountants (MetaXen).
     23.3*  Consent of Cooley Godward LLP (included in Exhibit 5.1).
     24.1+  Power of Attorney (contained on signature page).
     27.1+  Financial Data Schedule.

-------
 +  Previously filed.
 * To be filed by amendment.
**  Filed herewith.
 + Confidential treatment requested for certain portions of this exhibit.

   (b) Financial Statement Schedules

   All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings

   The registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1993, as amended, the Registrant has caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of South San Francisco, State of California on the 17th day of March, 2000.

                                          Exelixis, Inc.

                                               /s/ George A. Scangos, Ph.D
                                          By: _________________________________
                                                  George A. Scangos, Ph.D
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                          Title                 Date
              ---------                          -----                 ----

    /s/ George A. Scangos, Ph.D.       President, Chief Executive March 17, 2000
______________________________________  Officer and Director
       George A. Scangos, Ph.D.         (principal executive
                                        officer)

          /s/ Glen Y. Sato             Chief Financial Officer    March 17, 2000
______________________________________  (principal financial and
             Glen Y. Sato               accounting officer)

                  *                    Chairman of the Board of   March 17, 2000
______________________________________  Directors
     Stelios Papadopoulos, Ph.D.

                  *                    Director                   March 17, 2000
______________________________________
         Charles Cohen, Ph.D.

                  *                    Director                   March 17, 2000
______________________________________
          Jurgen Drews, M.D.

                  *                    Director                   March 17, 2000
______________________________________
      Geoffrey Duyk, M.D., Ph.D.

                  *                    Director                   March 17, 2000
______________________________________
       Jason S. Fisherman, M.D.

                  *                    Director                   March 17, 2000
______________________________________
     Jean-Francois Formela, M.D.

              Signature                          Title                 Date
              ---------                          -----                 ----

                  *                    Director                   March 17, 2000
______________________________________
            Edmund Olivier

                  *                    Director                   March 17, 2000
______________________________________
         Lance Willsey, M. D.

                  *                    Director                   March 17, 2000
______________________________________
         Peter Stadler, Ph.D.

          /s/ Glen Y. Sato
*By: _________________________________
           Attorney-in-fact

                                 Exhibit Index

 Exhibit
 Number                                Description
 -------                               -----------
  1.1+   Form of Underwriting Agreement.
  3.1+   Certificate of Amendment of the Restarted Certificate of Incorporation
         of Exelixis Pharmaceuticals, Inc., dated February 2, 2000.
  3.2**  Form Amended and Restated Certificate of Incorporation of Registrant
         to be filed upon the closing of the offering made in connection with this Registration Statement.
  3.3**  Amended and Restated Bylaws of Registrant to be filed upon the closing of the offering made in connection with this Registration Statement.
  4.1*   Specimen Common Stock Certificate.
  4.2+   Fourth Amended and Restated Registration Rights Agreement, dated
         February 26, 1999 among Exelixis and Certain Stockholders of Exelixis.
  4.3+   Warrant, dated August 17, 1998, to Purchase 167,728 shares of Series A
         Preferred Stock in favor of Comdisco, Inc. (125,796 post-split shares).
  4.4+   Warrant, dated August 17, 1998, to Purchase 20,486 shares of Series A
         Preferred Stock in favor of Greg Stento (15,365 post-split shares).
  4.5+   Warrant, dated January 24, 1996, to Purchase 357,143 shares of Series
         B Convertible Stock in favor of MMC/GATX Partnership No. 1 (267,857 post-split shares).
  4.6+   Warrant, dated September 25, 1997, to Purchase 85,000 shares of Common
         Stock in favor of MMC/GATX Partnership No. 1 (63,750 post-split shares).
  4.7+   Warrant, dated November 15, 1999, to Purchase 12,000 shares of Common
         Stock in favor of Bristow Investments, L.P. (9,000 post-split shares).
  4.8+   Warrant, dated November 15, 1999, to Purchase 135,000 shares of Common
         Stock in favor of Slough Estates USA, Inc. (101,250 post-split shares).
  4.9+   Warrant, dated November 15, 1999, to Purchase 3,000 shares of Common
         Stock in favor of Laurence and Magdalena Shushan FamilyTrust (2,250 post-split shares).
  5.1*   Opinion of Cooley Godward LLP.
 10.1**  Form of Indemnity Agreement.
 10.2**  1994 Employee, Director and Consultant Stock Plan.
 10.3**  1997 Equity Incentive Plan.
 10.4**  2000 Equity Incentive Plan.
 10.5**  2000 Non-Employee Directors' Stock Option Plan.
 10.6**  2000 Employee Stock Purchase Plan.
 10.7+   Collaboration Agreement, dated December 16, 1999, between Registrant,
         Bayer Corporation and GenOptera LLC.
 10.8+   Operating Agreement, dated December 15, 1999, between Registrant,
         Bayer Corporation and GenOptera LLC.
 10.9+   Cooperation Agreement, dated September 15, 1998, between Registrant and Artemis Pharmaceuticals GmbH.
 10.10+  Sublease Agreement, dated June 1, 1997, between Arris Pharmaceutical
         Corporation and Registrant.
 10.11+  Lease, dated May 12, 1999, between Registrant and Britannia Pointe
         Grand Limited Partnership.

 10.12+ Master Services Agreement, dated November 15, 1999, between Registrant and Artemis Pharmaceuticals GmbH.
 10.13+ Research Collaboration and Technological Transfer Agreement, dated
        September 14, 1999, between Registrant and Bristol-Myers Squibb.
 10.14+ Corporate Collaboration Agreement, dated February 26, 1999, between
        Registrant and Pharmacia & Upjohn AB.
 10.15+ Amendment to Corporate Collaboration Agreement, dated October, 1999, between Registrant and Pharmacia & Upjohn AB.
 10.16+ Asset Purchase Agreement, dated July 11, 1999, between Registrant and
        MetaXen/Xenova.
 10.17+ Employment Agreement, dated September 13, 1996, between Registrant and
        George Scangos, Ph.D.
 10.18+ Employment Agreement, dated April 14, 1997, between Registrant and
        Geoffrey Duyk, M.D., Ph.D.
 10.19+ Employment Agreement, dated October 19, 1999, between Registrant and
        Glen Y. Sato, Chief Financial Officer and Vice President of Legal
        Affairs.
 23.1** Consent of Independent Accountants (Exelixis).
 23.2** Consent of Independent Accountants (MetaXen).
 23.3*  Consent of Cooley Godward LLP (included in Exhibit 5.1).
 24.1+  Power of Attorney (contained on signature page).
 27.1+  Financial Data Schedule.

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 +  Previously filed.
 * To be filed by amendment.
**  Filed herewith.
 + Confidential treatment requested for certain portions of this exhibit.